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Filed pursuant to Rule 424(b)(3)
Registration No. 333-161112

Prospectus

Offer to Exchange

Up to $255,000,000 aggregate principal amount
of our 11 1/2% Senior Secured Notes due 2014
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for $255,000,000 of our outstanding
11 1/2% Senior Secured Notes due 2014
and the guarantees thereof.

The new notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

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  Maturity: The new notes will mature on June 1, 2014.

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  Interest Payments: The new notes will pay interest semi-annually in cash, in arrears, on June 1 and December 1 of each year, starting on December 1, 2009.

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  Guarantees: Our existing subsidiaries and all of our future restricted subsidiaries, other than our future foreign subsidiaries that do not guarantee any of our indebtedness other than indebtedness of a foreign subsidiary, will guarantee the new notes on a senior secured basis.

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  Ranking: The new notes will be our senior secured obligations. The guarantees will be senior secured obligations of the guarantors. The new notes and the guarantees will rank equally with our and the guarantors' existing and future senior debt, and senior to our and the guarantors' existing and future subordinated debt.

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  Optional Redemption: The new notes will be redeemable on or after June 1, 2011. In addition, we may redeem up to 35% of the new notes before June 1, 2011 with the net cash proceeds from certain equity offerings.

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  The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

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  The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2009, unless extended.

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  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission.

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  Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

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  We will not receive any proceeds from the exchange offer.

        The exchange offer involves risks. See "Risk factors" beginning on page 14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is August 17, 2009.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of distribution."

        In order to obtain timely delivery, you must request the information no later than September 8, 2009, which is five business days before the expiration date of the exchange offer.

        Cellu Tissue Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, and our telephone number at that address is (678) 393-2651. Our website is located at www.cellutissue.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in the new notes.

        Unless indicated otherwise or the context otherwise requires in this prospectus, "we," "us", "our" and "Cellu Tissue" refer to Cellu Tissue Holdings, Inc. and its subsidiaries as a combined entity.

i

 Industry and market data

        Some of the data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on internal studies, public filings or other independent published industry sources. We believe these internal data, public filings and independent sources are reliable as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of such information in this prospectus.

Cautionary statement regarding forward-looking statements

        This prospectus contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." We have generally identified such forward-looking statements with typical conditional words such as "anticipate," "intend," "believe," "estimate," "plan," "seek," "project" or "expect," or by the words "may," "will" or "should."

        While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many uncertainties and other variable circumstances, including those discussed in this prospectus under the headings "Risk factors" and "Management's discussion and analysis of financial condition and results of operations," many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

        The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

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  the fluctuating demand of the paper industry;

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  changes in the cost and availability of raw materials, including future demand for pulp in domestic and export markets;

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  the effects on us from competition;

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  increases in our energy costs;

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  operational problems at our facilities causing significant lost production;

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  the maintenance of relationships with customers;

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  our ability to realize operating improvements and anticipated cost savings;

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  changes in our regulatory environment, including environmental regulations;

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  a change in control relating to us;

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  increases in interest rates;

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  fluctuations in foreign currency related to our Canadian subsidiary;

ii

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  loss of key management;

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  assessment of market and industry conditions;

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  general economic conditions and their effects on our business;

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  our ability to service our debt obligations and fund our working capital requirements;

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  our ability to establish and maintain effective control over financial reporting; and

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  those factors listed in the "Risk factors" section of this prospectus.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

iii

Summary

        This summary highlights certain information contained elsewhere in this prospectus that we believe is especially important concerning our business and this exchange offer. It does not contain all of the information that may be important to you. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in the section entitled "Risk factors" before deciding to invest in the new notes. In this prospectus, unless indicated otherwise or the context otherwise requires, "we," "us," "our" and "Cellu Tissue" refer to Cellu Tissue Holdings, Inc., the issuer of the new notes, and its subsidiaries. Unless otherwise noted, the term "tons" refers to short tons.

Our company

        We produce converted tissue products, tissue hard rolls and machine-glazed paper, with a significant and growing portion of our sales going into the value retail converted tissue product market. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments. We service a diverse group of high-quality customers. For the fiscal year ended February 28, 2009, we sold 332,555 tons of tissue, machine-glazed paper and foam products, generating net sales of $519.0 million and pro forma net sales of $551.0 million. For the quarter ended May 28, 2009, we sold 78,008 tons of tissue, machine-glazed paper and foam products, generating net sales of $118.9 million.

        We operate in three segments: tissue, machine-glazed paper and foam. We convert and market a variety of tissue products for retailers of branded and private label consumer tissue products and away-from-home tissue product companies. Most of the tissue products we convert are internally sourced from the tissue hard rolls that we manufacture to the specifications requested by our customers. The tissue hard rolls that we manufacture but do not convert are sold to third-party converters, after being manufactured to their requested specifications, for use in various end products, including diapers, bath and facial tissue, assorted paper towels and napkins. In addition to converted tissue products and tissue hard rolls, we also manufacture machine-glazed paper and polystyrene foam used in various end products, including food wraps and foam plates.

        We own and operate seven strategically located manufacturing facilities with an aggregate annual production capacity of approximately 332,000 tons of tissue and machine-glazed paper hard rolls, consisting of approximately 247,000 tons of tissue hard roll production capacity and approximately 85,000 tons of machine-glazed paper hard roll production capacity. We operate tissue converting equipment at three strategically located sites (located in Central Islip, New York; Neenah, Wisconsin; and Thomaston, Georgia) and machine-glazed paper converting equipment at our Menominee, Michigan site. We have an annual converting production capacity of approximately 182,000 tons of tissue and 13,000 tons of machine-glazed paper.

Our products

Tissue

        Our tissue segment consists of two product lines: (1) consumer and away-from-home converted tissue products and (2) hard roll tissue. For the fiscal year 2009, our tissue segment sold 250,073 tons of tissue, generating net sales of $400.6 million, or approximately 77.2% of our net sales, and 83.8% of our gross margin. For the quarter ended May 28, 2009, our tissue segment sold 58,655 tons of tissue, generating net sales of $93.5 million, or approximately 78.6% of our net sales, and 83.6% of our gross margin.

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  Consumer and away-from-home converted tissue.  Our converted tissue products include a variety of private label consumer and away-from-home bath and facial tissue, napkins and folded and rolled towels. We manufacture our converted tissue products according to our customers' specifications for weight, softness, size, color, prints, embossing patterns, grade, fold, package configuration and price. We offer and ship a full line of converted facial tissue, napkins, towel and bath products for the consumer and away-from-home markets with a broad range of quality levels that meet our customers' specifications.

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  Hard roll tissue.  Our hard roll tissue is sold as facial and bath tissue, special medical tissue, industrial wipers, napkin and paper towel stock and absorbent cover stock. We manufacture our hard roll tissue with a variety of pulps and recycled fibers and produce hard roll tissue to our customers' specifications by controlling brightness, absorbency, bulk, strength, porosity and color. We produce our absorbent cover stock in a variety of weights and widths for sale to consumer products companies or third-party converters. Our customers then print, cut and process our absorbent cover stock hard rolls to be used in the manufacture of a variety of disposable absorbent products in the personal and health care markets, such as diapers, adult incontinence and feminine care products, surgical waddings and other medical and sanitary disposable products. We also sell our absorbent cover stock to manufacturers of absorbent bed pads, disposable infant bibs and disposable absorbent personal products.

Machine-glazed paper

        Machine-glazed paper is tissue paper with a glazed coating and, in some cases, other moisture and grease-resistant coatings. We sell our machine-glazed paper hard rolls to third-party converters that manufacture fast food and commercial food wrap, as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. We use the balance of our machine-glazed paper hard rolls at our Menominee, Michigan facility to produce converted wax paper products, including wet and dry wax paper, sandwich bags and microwavable wax paper. The majority of our converted wax paper products manufactured at our Menominee, Michigan facility is sold as branded products to a single customer. For the fiscal year 2009, our machine-glazed paper segment sold 82,482 tons of machine-glazed paper hard rolls and converted wax paper products, generating net sales of $114.4 million, or approximately 22.0% of our net sales, and 15.2% of our gross margin. For the quarter ended May 28, 2009, our machine-glazed paper segment sold 19,353 tons of machine-glazed paper hard rolls and converted wax paper products, generating net sales of $23.6 million, or approximately 19.8% of our net sales, and 13.2% of our gross margin.

Foam

        We manufacture polystyrene foam for conversion into foam plates using polystyrene pellets that are heated with natural gas to form a sheet of polystyrene foam. We then convert the sheets into foam plates of various sizes by stamping the sheet with a plate mold. We have the capability of using different molds to manufacture different products, including foam trays and bowls. We sell our products primarily to a single value retail customer, which also purchases a variety of converted tissue products from us. From the date of acquisition through fiscal year-end 2009, our foam unit sold 344,208 cases of polystyrene foam rolls generating net sales of $4.0 million, or approximately 0.8% of our net sales and 1.0% of our gross margin. For the quarter ended May 28, 2009, our foam unit sold 165,367 cases of polystyrene foam rolls generating net sales of $1.8 million, or approximately 1.6% of our net sales, and 3.2% of our gross margin.

Our industry

        The following industry information, including market size, net sales, product mix and growth rates, is derived from our internal assessments, which are based on a variety of sources, including publicly available data and information obtained from customers, other industry sources and management estimates.

Tissue paper

        Tissue paper is used primarily in products such as bath and facial tissue, napkins and paper towels. Tissue is sold into two key market sectors: (1) the consumer sector and (2) the commercial and industrial away-from-home sector. North America is the largest regional market for tissue, with an annual production capacity of approximately 9.1 million tons, of which approximately 70% is sold to the consumer sector and 30% to the away-from-home sector.

        The consumer sector is further sub-divided into branded products and private label products, which we believe make up approximately 80% and 20% of the consumer sector, respectively. Concentration in the North American branded products sector is high, with approximately 65% of capacity concentrated among the top three producers, Kimberly-Clark Corporation, Georgia-Pacific Corporation and Proctor & Gamble.

        We compete primarily in the private label sector, where value retail chains such as Dollar General, Family Dollar and Dollar Tree represent a growing portion of the market. The remainder of products in the private label sector are sold primarily through grocery retail chains, big box retailers such as Wal-Mart and Target, and warehouse clubs such as Costco and Sam's Club. Over the last five years, the value retail market has had an annual growth rate of 6%, and we believe that the large consumer products producers have a limited presence in the value retail market.

        We also compete in the away-from-home sector, where products are generally sold to paper, food service and janitorial supply distributors, which resell these products for use in hotels, restaurants, factories, schools, office buildings and other commercial, government and industrial institutions. The top three North American branded producers in this sector are Kimberly-Clark Corporation, Georgia-Pacific Corporation and SCA.

Machine-glazed paper

        Machine-glazed paper represents a different, and much smaller, market than tissue. End markets for machine-glazed paper include fast food and commercial food wrap as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. Because of the (1) breadth of product offerings, (2) high level of service required to effectively meet customer needs, (3) significant required investments in facilities, equipment and local inventories and (4) declining market demand, there have been no substantial new domestic or international entrants in the North American machine-glazed paper market in recent years.

Our strengths

        Significant footprint in the Northeast, Southeast, South and Central United States.    The geographic location of our facilities enables us to be a provider in the consumer and away-from-home private label converted tissue paper markets in the Northeast, Southeast, South and Central United States, which serve approximately 76% of the United States population. Our Neenah, Wisconsin; Thomaston, Georgia; and Central Islip, New York converting lines have approximately 182,000 tons of annual converting capacity. The APF Acquisition described under "—Our history" below has allowed us to reach new distribution channels and expand our geographic footprint in the South, Southeast and Northeast.

        Low-cost manufacturing operations.    Our strategic manufacturing facility locations, flexible production capacity, relatively low overhead costs and branded-quality products contribute to our competitive position in the marketplace. We have established ongoing cost-saving investments and productivity improvement initiatives, including contracting for approximately 50% of our fiber requirements to ensure discounts; rebalancing tissue production to fully utilize capabilities at our Neenah, Wisconsin, Wiggins, Mississippi, and Gouverneur, New York facilities; using a third-party gasification steam project at our Wiggins, Mississippi facility to reduce natural gas consumption; and installing a heat and power system at our East Hartford, Connecticut facility.

        Diversified and high-quality customer base.    We sell to a highly diversified customer base, thereby reducing our dependence on any single customer, and no customer represented more than 10% of our net sales for fiscal year 2009. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments. Following the APF Acquisition, we have further expanded our sales of private label tissue products into the retail and value retail chains.

        Experienced and incentivized management team.    We are managed by an experienced team of executive officers that have an average of over 20 years of experience in the paper products industry. Russell C. Taylor has been our President and Chief Executive Officer since 2001 and has over 25 years of industry experience. Prior to coming to our company, he was a senior executive at Kimberly-Clark Corporation, a leading personal care consumer products company. Mr. Taylor leads a team of senior executives with expertise in the paper and paper products industry and proven management and strategic experience. Steven D. Ziessler, our Chief Operating Officer since 2005, has over 25 years of industry experience and prior to joining the company was President of Kimberly-Clark Europe Ltd.'s away-from-home business. David J. Morris, our Chief Financial Officer has spent 27 years in the paper and wood products business, including 15 years at Georgia-Pacific Corporation and seven years at Kimberly-Clark Corporation.

Our strategy

        Our overall strategy is to transition the Company from a hard roll and specialty paper manufacturer to a private label tissue converting finished product manufacturer of choice while focusing on customer satisfaction through our "customer delight" program. We intend to implement this strategy through our key initiatives set forth below:

        Expand our sales of converted tissue to both consumer product retailers and value retailers.    As a result of the APF Acquisition, we have substantially increased our sales of private label converted tissue products to both the retail and value retail chains. Since the APF Acquisition, our number one customer has been a value retail chain. We intend to focus much of our future growth in the private label converted tissue product market, which we believe represents a significant and growing portion of the U.S. tissue market and in which we believe there are opportunities to increase our market share. By tons, 20% of our total production is sold in the private label market, including both retail and value retail customers.

        Continue to grow our converting capacity.    Our Neenah, Wisconsin facility produces our full line of consumer and away-from-home converted tissue products. As part of our growth strategy, we acquired the strategically located Central Islip, New York and Thomaston, Georgia converting equipment in the APF Acquisition. We believe that we can continue to increase the utilization of the converting capacity at our three tissue converting facilities, and we are continuing to add additional retail-focused converting equipment. Approximately one-third of our recent capital spending has been and is expected to continue to be spent on additional converting capacity.

        Continue our enhanced fiber and energy cost management initiatives.    We have developed and implemented a pulp cost management strategy that has been effective in reducing our pulp costs. Our supply agreements with various pulp suppliers enable us to purchase a majority of our anticipated total pulp requirements for a given year at prices below published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices. We believe these supply agreements provide us with significant protection against the risk of fluctuating pulp costs and offer substantial savings from purchasing pulp on the spot market during periods of tight supply. Furthermore, approximately 50% of our hard roll sales are to customers with pulp price pass-through contracts, which track a published pulp benchmark price index and have various triggers and timing clauses that set forth the price customers pay for our products, as well as purchase agreements that allow us to adjust prices quarterly based on changes in market conditions. We also continue to capitalize on opportunities to establish greater fiber cost stability throughout our plants. Additionally, we have a targeted strategy in place designed to yield greater energy cost control, which includes using gas strips or hedges to minimize price volatility, deploying capital to reduce consumption and implementing alternative energy sources.

        Continue to reduce manufacturing costs.    We continually seek out opportunities to contain and reduce our costs more effectively. As part of our cost management strategy, we benchmark our machines and manufacturing operations against those of leading paper manufacturers. Our benchmarking is applied by business sector and by type of machine on a monthly and year-to-date basis. We review metrics such as total machine efficiency, fiber loss and waste percentage, tons produced per machine per person per year, fixed and variable costs per ton produced and total energy per ton produced. We use our benchmarking analyses to help us allocate our strategic capital and non-capital investments in order to reduce our manufacturing costs most effectively. In addition, our cost management strategy focuses on reducing variable costs through increased operating efficiencies and reduced energy consumption, allowing us to better manage our costs and lessen the impact of fiber price cyclicality.

        Continue to develop our "customer delight" program.    Customers are the heart of any business, and we continually strive to establish, maintain and improve our relationships with our customers by providing outstanding service, quality and value, which has allowed us to develop and maintain long-term relationships with our customers. We focus on delivering to our customers what they want, when they want it, on time and complete. Our manufacturing, sales, logistics and customer service processes are all focused on providing our customers with a high level of service and have contributed to our high levels of customer retention.

Our history

        We were incorporated in Delaware in 1984. At the time of our incorporation, we acquired the assets of our East Hartford, Connecticut facility and, in 1995, we purchased our Wiggins, Mississippi facility. Throughout 1998, we acquired the assets of each of our Menominee, Michigan; Gouverneur, New York; and St. Catharines, Ontario facilities and, in 2002, we purchased our Neenah, Wisconsin facility. In March 2007, we acquired our Ladysmith, Wisconsin facility.

Weston Presidio V, L.P.

        On June 12, 2006, Cellu Paper Holdings, Inc., our parent, entered into an Agreement and Plan of Merger with Cellu Parent Corporation ("Cellu Parent"), a corporation organized and controlled by Weston Presidio V, L.P., and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent ("Merger Sub"). Pursuant to the agreement, on June 12, 2006, Merger Sub was merged with and into our parent, with our parent surviving and becoming a wholly-owned subsidiary of Cellu Parent (the "Merger"). As of a result of the Merger, we are controlled by Weston Presidio V, L.P.

        Weston Presidio V, L.P. is a partnership managed by Weston Presidio. Weston Presidio, founded in 1991, is a private equity firm with over $3.3 billion under management to invest through growth equity investments, management buyouts and recapitalizations. With offices in Boston, San Francisco and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 300 portfolio companies in a variety of industries, including consumer products and retail, manufacturing and industrial, media, service and technology.

APF acquisition

        In July 2008, we acquired our Central Islip, New York and Thomaston, Georgia facilities in connection with our acquisition of certain assets and assumption of certain liabilities (the "APF Acquisition") from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, "APF").

The exchange offer

        The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled "The exchange offer."

The exchange offer	We are offering to exchange $1,000 principal amount of the new notes, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes, which have not been registered under the Securities Act. We issued the old notes on June 3, 2009.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Registration rights agreement

We sold the old notes on June 3, 2009 to J.P. Morgan Securities Inc. and Goldman, Sachs & Co., the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the old notes that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see the section "The exchange offer" under the heading "Procedures for tendering old notes."
Consequences of failure to exchange

If you do not exchange your old notes for new notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. See the section "Risk factors" under the heading "If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted."

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2009, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section "The exchange offer" under the heading "Expiration date; extensions; amendments."

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see "The exchange offer—Conditions to the exchange offer."
Procedures for tendering old notes

If you hold old notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See the section "The exchange offer" under the heading "Procedures for tendering old notes."

By accepting the exchange offer, you will represent to us that, among other things:
• any new notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;
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if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

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you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal rights

You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section "The exchange offer" under the heading "Withdrawal rights."

Exchange agent

The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. The address, telephone number and facsimile number of the exchange agent are provided in the section "The exchange offer" under the heading "Exchange agent," as well as in the letter of transmittal.

Use of proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section "Use of proceeds."
United States federal income tax consequences

Your participation in the exchange offer generally will not be a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section "U.S. federal income tax considerations."

 Summary description of the new notes

        The summary below describes the principal terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the same indenture. Please read the section entitled "Description of notes" in this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Cellu Tissue Holdings, Inc.
Securities offered	$255,000,000 aggregate principal amount of 11 1/2% senior secured notes due 2014.
Maturity date	June 1, 2014.
Interest rate	11 1/2% per year.
Interest payment dates	June 1 and December 1, commencing on December 1, 2009.
Guarantees

The new notes will be guaranteed on a senior basis by all of our existing subsidiaries and all of our future restricted subsidiaries, other than our future foreign subsidiaries that do not guarantee any of our indebtedness other than indebtedness of a foreign subsidiary (collectively, the "subsidiary guarantors").

Collateral

The new notes and guarantees will be secured by first-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors' assets (other than inventory, accounts receivable and proceeds therefrom), including, but not limited to, the property, plant and equipment now owned or hereafter acquired by us and our subsidiary guarantors, except as described below. The new notes and guarantees will be secured by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors' inventory, accounts receivable and proceeds therefrom.

No appraisal of the value of the collateral has been made in connection with the offering of new notes, and the value of the collateral in the event of liquidation may be materially different from the book value. In addition, the collateral will not include any capital stock of a subsidiary to the extent that the pledge of such capital stock results in our being required to file separate financial statements of such subsidiary with the SEC, and any such capital stock that triggers such a requirement to file financial statements of such subsidiary with the SEC would be automatically released from the collateral.

Some of our assets are excluded from the collateral, as described in "Description of notes—Collateral—Excluded assets." In addition, the new notes and the guarantees will be secured by a second-priority lien on certain assets of our subsidiary Cellu Tissue-CityForest LLC ("CityForest"), which are pledged in connection with the industrial revenue bonds described in "Description of other indebtedness," including our Ladysmith, Wisconsin facility.

Ranking	The new notes and the guarantees will be our and our subsidiary guarantors' senior obligations and:
	•	will rank equally in right of payment with all of our and our subsidiary guarantors' existing and future senior indebtedness; and
	•	will rank senior in right of payment to all of our and our subsidiary guarantors' existing and future subordinated indebtedness.

The new notes will be effectively subordinated to our and our subsidiary guarantors' obligations under our working capital facility to the extent of the inventory, accounts receivable and proceeds therefrom that secure those obligations on a first-priority basis.

As of June 25, 2009:
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Cellu Tissue had $256.0 million of outstanding senior indebtedness, on an unconsolidated basis (excluding intercompany liabilities and guarantees under the working capital facility), including $255.0 million of indebtedness represented by the new notes and $1.0 million outstanding under our working capital facility; and

•

our subsidiary guarantors had approximately $16.7 million of outstanding senior indebtedness (excluding intercompany liabilities and guarantees under the notes and our working capital facility), consisting of the industrial revenue bonds for the benefit of our subsidiary CityForest.

As of June 25, 2009, we had approximately $50.7 million of available capacity under our working capital facility, after giving effect to outstanding letters of credit having a face amount of approximately $5.8 million.

Optional redemption

The new notes will be redeemable at our option, in whole or in part, at any time on or after June 1, 2011, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2011, we may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of certain equity offerings at 111.5%, together with accrued and unpaid interest, if any, to the date of redemption.

Tax redemption

We may, at our option, redeem all, but not less than all, of the new notes at any time at 100% of their aggregate principal amount, plus accrued and unpaid interest, premium, if any, and additional amounts, if any, to the redemption date, as a result of certain changes in tax law. See "Description of notes—Optional tax redemption" and "Description of notes—Payment of additional amounts."

Payment of additional amounts

In certain circumstances, if we or our subsidiary guarantors are required to make any deductions or withholding for certain present or future taxes in respect of amounts to be paid by us under the new notes, the holders of the new notes will be paid such additional amounts as are necessary so that the net amounts paid to the holders of the new notes, after such deduction or withholding, will be equal to the amounts to which the indenture specifies the holders are entitled. See "Description of notes—Payment of additional amounts."

Change of control

Upon the occurrence of a change of control (as defined in this prospectus), you will have the right to require us to purchase all or a portion of your new notes at a price equal to 101% of the principal amount of the new notes plus accrued interest.

Certain covenants	The indenture contains covenants limiting our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt and guarantees;
	•	pay dividends and repurchase our stock;
	•	make other restricted payments, including without limitation, investments;
	•	create liens;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into sale and leaseback transactions;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	enter into transactions with our affiliates;
	•	merge or consolidate or sell substantially all of our assets; and
	•	enter into new lines of business.

Risk factors

        In evaluating an investment in the new notes, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk factors" on page 14 for risks involved with an investment in the notes.

Summary selected consolidated data for
Cellu Tissue Holdings, Inc.

        The following table contains our summary selected consolidated financial data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger), for the period from June 13, 2006 to February 28, 2007 (post-merger) and for the three months ended May 28, 2009 and May 29, 2008, as well as our summary pro forma statement of operations and other financial data for the fiscal year ended February 28, 2009. Our summary selected consolidated results of operations and other data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger) and for the period from June 13, 2006 to February 28, 2007 (post-merger), and our summary selected consolidated balance sheet data at February 28, 2009 and February 29, 2008 have been derived from audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated results of operations and other data for the three months ended May 28, 2009 and May 29, 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, such financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. The fiscal year 2007 information is presented separately for the periods prior to the Merger and after the Merger. For more information about the Merger, in which Weston Presidio V, L.P. gained control of the Company, see "Business."

        The summary unaudited pro forma combined statement of operations and other financial data give effect to the APF Acquisition as if it had occurred on March 1, 2008 and includes historical financial results of Cellu Tissue and APF, adjusted to exclude the income and expense items related to the non-operating assets and liabilities that were not acquired by Cellu Tissue in the APF Acquisition. The excluded income and expense items primarily relate to depreciation, aircraft-related expenses, and interest expense.

        The summary unaudited pro forma combined statement of operations data for fiscal year 2009 has been derived from the historical statement of operations data of Cellu Tissue for fiscal year 2009 appearing elsewhere in this prospectus and historical statement of operations data derived from the accounting records of APF for the period from March 1, 2008 through July 1, 2008. This historical statement of operations data of APF for the period from March 1, 2008 through July 1, 2008 was computed as the sum of (1) statement of operations data for March 2008, and (2) statement of operations data for the period from April 1, 2008 through June 30, 2008, which was derived by subtracting the data for the three months ended March 31, 2008 from statement of operations data for the six months ended June 30, 2008 included elsewhere in this prospectus.

        The summary unaudited pro forma combined statement of operations data includes the adjustments that have a continuing impact on the combined company to reflect the application of purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma combined statement of operations and other financial data contained elsewhere in this prospectus. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. These revisions, if any, are not expected to have a material effect on the statement of operations or financial position of the combined company.

        Any savings or additional costs that may be realized through the integration of the operations of APF with Cellu Tissue have not been estimated or included in the summary unaudited pro forma statement of operations.

        The summary pro forma data are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the operating results that may occur in the future or that would have occurred if the acquisition had been consummated on March 1, 2008.

        The unaudited consolidated other financial data set forth below include calculations of EBITDA. EBITDA should not be construed as an alternative to our operating results or cash flows as determined in accordance with U.S. generally accepted accounting principles. Please see footnote (1) below for further discussion of EBITDA.

        You should read the information set forth below in conjunction with "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma condensed combined financial information" and our and APF's consolidated financial statements and related notes included elsewhere in this prospectus.

			Fiscal year ended			Fiscal year ended February 28, 2009 pro forma	Three months ended
	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007
(Dollars in thousands)			February 29, 2008	February 28, 2009			May 29, 2008		May 28, 2009
	(Pre-merger)	(Post-merger)				(unaudited)
Statement of operations data:
Net sales:
Tissue segment	$68,715	$174,074	$333,342	$400,640			$85,797		$93,467
Machine-glazed paper segment	28,029	73,338	109,739	114,376			28,731		23,594
Foam segment	—	—	—	4,006			—		1,867

Total net sales	96,744	247,412	443,081	519,022		$551,109	$114,528		$118,928
Cost of goods sold	88,556	234,897	401,352	464,118		489,019	102,740		99,115

Gross profit	8,188	12,515	41,729	54,904		62,090	11,788		19,813
Income (loss) from operations	(3,330)	611	19,630	30,163		33,772	6,535		13,256
Net income (loss)	$(6,439)	$(6,660)	$3,702	$6,560		$7,344	$992		$2,311
Balance sheet data (at end of period):
Cash and cash equivalents	N/A	$16,261	$883	$361			$1,625		$1,370
Total assets	N/A	345,343	423,217	484,047			427,275		484,262
Total debt	N/A	160,356	208,647	261,653			216,622		259,339
Stockholders' equity	N/A	38,752	46,085	67,737			47,148		74,849
Other financial data:
Net cash provided by (used in) operating activities	$(6,384)	$9,785	$19,796	$24,060			$(4,627)		$13,456
Net cash (used in) investing activities	(1,938)	(7,677)	(64,141)	(80,557)			(2,475)		(6,262)
Net cash (used in) provided by financing activities	(290)	—	29,193	55,244			7,820		(6,196)
Depreciation and amortization	4,633	16,759	24,146	26,529		28,126	5,854		7,097
Capital expenditures	1,938	7,677	20,477	16,402			2,475		6,262
EBITDA(1)	895	17,605	43,996	57,235		62,390	12,402		20,013
Ratio of earnings to fixed charges(2)	—	—	—	1.23	x		1.30	x	1.94	x
Other operational data:
Shipments (tons):
Tissue segment	50,406	124,012	235,395	250,073			56,715		58,655
Machine-glazed paper segment	23,108	57,231	81,685	82,482			20,734		19,353

Ratios:	Fiscal year ended February 28, 2009
Total debt to EBITDA(3)	4.57

(1)
EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

(2)
Ratio of earnings to fixed charges includes income (loss) before income taxes, plus fixed charges, net of capitalized interest, divided by fixed charges. Fixed charges consist of interest on all indebtedness, accretion of debt discount and a portion of rental expense for operating leases that is representative of interest. Fixed charges include the 2010 Notes, which were redeemed as of July 3, 2009, and are not adjusted to give effect to the offering of the old notes. The ratio coverage for the period from March 1, 2006 to June 12, 2006, the period from June 13, 2006 to February 28, 2007 and for fiscal year 2008 was less than 1.0x. The coverage deficiencies were $8.3 million, $10.8 million and $0.2 million, respectively, for those periods.

  •
  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as comparative measures.

  Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally. The following is a reconciliation of EBITDA to net income (loss) and net cash from operating activities:

			Fiscal year ended		Fiscal year ended February 28, 2009 pro forma	Three months ended
	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007
(Dollars in thousands)			February 29, 2008	February 28, 2009		May 29, 2008	May 28, 2009
	(Pre-merger)	(Post-merger)
EBITDA	$895	$17,605	$43,996	$57,235	$62,390	$12,402	$20,013
(Add) subtract:
Interest expense	5,001	11,685	20,057	24,757	27,105	4,980	6,507
Provision for (benefit from) income taxes	(1,894)	(4,179)	(3,909)	(611)	(185)	576	4,098
Depreciation and amoritization	4,227	16,759	24,146	26,529	28,126	5,854	7,097

Net income (loss)	$(6,439)	$(6,660)	$3,702	$6,560	$7,344	$992	$2,311
Add (subtract)
Depreciation and amortization	4,633	16,759	24,146	26,529		5,854	7,097
Stock-based compensation	924	497	808	940		219	231
Provision for deferred income taxes	(396)	(6,891)	(6,964)	(2,233)		67	2,288
Other non-cash charges	85	1,700	446	2,384		275	597
Net changes in working capital	(5,191)	4,380	(2,342)	(10,120)		(12,034)	932

Net cash provided by (used in) operating activities	$(6,384)	$9,785	$19,796	$24,060		$(4,627)	$13,456

(3)
Total debt is debt as of February 28, 2009 and is not adjusted to give effect to the offering of the old notes or the use of proceeds therefrom.

Risk factors

        An investment in the new notes involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in the new notes. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and principal on the new notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary statement regarding forward-looking statements" in this prospectus.

Risks related to our business

Fluctuating demand in the tissue and specialty paper industry could have a material adverse effect on our business, financial condition and operating results.

        The market for tissue and specialty paper products is sensitive to changes in general business conditions, industry capacity, consumer preferences and other factors. Our business exhibits some of this sensitivity, particularly in the away-from-home tissue market. Demand is influenced by fluctuations in inventory levels held by customers and consumer preferences. Supply depends primarily on industry capacity and capacity utilization rates. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand, potentially causing downward price pressure. In particular, the away-from-home market has experienced a recent decline because of the slowdown in the travel and restaurant industries and an increase in lay-offs as a result of the current economic downturn. Industry participants may also, at times, add new capacity or increase capacity utilization rates, potentially causing supply to exceed demand and exerting downward price pressure. We have no control over these factors, and they can heavily influence our financial performance.

Our operating results depend upon our wood pulp costs. An increase in wood pulp costs could have a material adverse effect on our business, financial condition and operating results.

        Pulp is the principal raw material used in the manufacture of our specialty paper and tissue products. It is purchased in highly competitive, price sensitive markets. We buy a significant amount of pulp and other raw materials either through supply agreements or on the spot market. For fiscal year 2009, we purchased approximately 307,000 metric tons of pulp and recycled fiber at a cost of $189.9 million compared to 315,000 metric tons in fiscal year 2008 at a cost of $182.1 million. For the three months ended May 28, 2009, we purchased approximately 79,500 metric tons of pulp and recycled fiber at a cost of $47.4 million compared to 82,073 metric tons in the three months ended May 29, 2008 at a cost of $32.4 million. When pulp prices increase, we can generally pass most increases in the cost of pulp through to our customers, but price increases may not be passed to customers for three months or more after such increases in pulp prices occur. When pulp prices decline, we generally pass most decreases in the cost of pulp through to our tissue and machine-glazed hard roll customers. For example, net sales in our machine-glazed segment decreased 8.0% in the fourth quarter of fiscal year 2009 because of a decrease in tonnage sold and a decrease in net selling price per ton. Price decreases may not be passed to customers for three months or more after such decreases in pulp occur. In some cases, the lag may be longer or we may not be able to pass through such cost increases at all. In addition, many of our arrangements with away-from-home hard roll customers do not have price escalators relating to wood pulp prices, and consequently, in some instances, we are unable to pass along an increase in pulp costs to these customers.

        We have agreements with various pulp vendors to purchase various amounts of pulp over the next two years. These commitments require purchases of pulp up to approximately 153,000 metric tons per year at pulp prices below published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of spot market prices when such prices fall. We believe that our current commitment under these arrangements or their equivalent approximates 50% of our current budgeted pulp needs. If upon expiration of these agreements, or upon failure of our suppliers to fulfill their obligations under these agreements, we are unable to obtain wood pulp on terms as favorable as those contained therein, our cost of goods sold may increase and results of operations will be impaired. As a result, our ability to satisfy customer demands and to manufacture products in a cost-effective manner may be materially adversely affected.

        In addition, the costs and availability of wood pulp have at times fluctuated greatly because of weather, economic global buying behaviors or general industry conditions. From time to time, timber harvesting may be limited by natural events, such as fire, insect infestation, disease, ice storms, excessive rainfall and wind storms or by harvesting restrictions. Production levels within the forest products industry are also affected by such factors as currency fluctuations, duties and finished lumber prices. These factors may increase the price we have to pay to our existing or any new suppliers. In the presence of oversupply in the markets we serve, selling prices of our finished products may not increase in response to raw material price increases. If we are unable to pass any raw material price increases through to our customers, our business financial condition and operating results may be materially adversely affected.

Our energy costs may be higher than we anticipated, which could have a material adverse effect on our business, financial condition and operating results.

        We use energy—mainly natural gas, electricity and fuel oil—to operate machinery and to generate steam, which we use in our production process. In the past, energy prices, particularly for natural gas and fuel oil, have increased, with a corresponding effect on our production costs. Although energy prices have been decreasing recently, such costs may increase again in the future. During fiscal year 2009 and 2008, and the three months ended May 28, 2009 and May 28, 2008, we spent approximately $56.3 million, $50.7 million, $11.0 million and $13.3 million, respectively, on electricity, natural gas, oil and coal. If our energy costs are greater than anticipated, our business, financial condition and operating results may be materially adversely affected.

Unforeseen or recurring operational problems and maintenance outages at any of our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition and operating results.

        Our manufacturing process could be affected by operational problems that could impair our production capability. Each of our facilities contains complex and sophisticated machines that are used in our manufacturing process. Disruptions or shutdowns at any of our facilities could be caused by:

  •
  maintenance outages to conduct maintenance operations that cannot be performed safely during operations;

  •
  prolonged power failures or reductions, including the effect of lightning strikes on our electrical supply;

  •
  breakdowns, failures or substandard performance of any of our pulping machines, paper machines, recovery boilers, converting machines, de-inking facility or other equipment;

  •
  the effect of noncompliance with material environmental requirements or permits;

  •
  shortages of raw materials, a drought or lower than expected rainfall on our water supply;

  •
  disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads;

  •
  fires, floods, tornados, hurricanes, earthquakes or other catastrophic disasters;

  •
  labor difficulties; or

  •
  other operational problems.

        If our facilities are shut down, they may experience prolonged startup periods, regardless of the reason for the shutdown. Those startup periods could range from several days to several weeks, depending on the reason for the shutdown and other factors. Any prolonged disruption in operations of any of our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition and operating results.

Labor disputes or increased labor costs could disrupt our business and have a material adverse effect on our financial condition and operating results.

        As of February 28, 2009, approximately 54% of our active full-time employees were represented by either the United Steelworkers of America or the Independent Paper Workers of Canada through various collective bargaining agreements.

        The collective bargaining agreements for our facilities expire between October 2009 and June 2013. It is likely that our workers will seek an increase in wages and benefits at the expiration of each of those contracts. Any significant work stoppage in the future or any significant increase in labor costs could have a material adverse effect on our business, financial condition and operating results.

We are dependent upon continued demand from our large customers. If we lost order volumes from any of our largest customers, our business, financial condition and operating results could be materially and adversely affected.

        Our largest customers account for a significant portion of our sales. Our ten largest customers represented 54.9% of our sales for fiscal year 2007, 51.3% of our sales for fiscal year 2008 and 46.3% of our sales for the fiscal year 2009. Our largest single customer represented 13.4% of our sales in fiscal year 2008 and less than 10% of our sales in fiscal year 2009. Our ten largest customers represented 37.8% and 52.4% of our sales for the three months ended May 28, 2009 and May 29, 2008, respectively. Our single largest customer represented 8.6% and 11.4% of our sales in the three months ended May 28, 2009 and May 29, 2008, respectively. Some of our large customers (including four of our ten largest customers) have the capability of producing the products that they currently buy from us. The loss or significant reduction of orders from any of our largest customers could have a material adverse effect on our business, financial condition and operating results.

We are subject to significant environmental, health and safety laws and regulations and compliance expenditures. The cost of compliance with, and liabilities under, such laws and regulations could materially and adversely affect our business, financial condition and operating results.

        Our business is subject to a wide range of federal, state, local and foreign general and industry specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws and regulations is a significant factor in our business. From time to time, we incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations or permit requirements could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions, which could have a material adverse effect on our business, financial condition and operating results.

        Certain of our operations also require environmental permits or other approvals from governmental authorities, and certain of these permits and approvals are subject to expiration, denial, revocation or modification under various circumstances. Failure to obtain or comply with these permits and approvals, or with other environmental requirements, may subject us to civil or criminal enforcement proceedings that could lead to substantial fines and penalties being imposed against us, orders requiring us to take certain actions or temporary or permanent shutdown of our affected operations. Such enforcement proceedings could also have a material adverse effect on our business, financial condition and operating results.

        In addition, as an owner and operator of real estate, we may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability and natural resource damages, relating to past or present releases of hazardous substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of those substances on our property, may be joint and several, meaning that the entire liability may be imposed on each party without regard to contribution, and retroactive and may not be limited to the value of the property. In addition, we or others may discover new material environmental liabilities, including liabilities related to third-party owned properties that we or our predecessors formerly owned or operated, or at which we or our predecessors have disposed of, or arranged for the disposal of, certain materials. We may be involved in administrative or judicial proceedings and inquiries in the future relating to such environmental matters which could have a material adverse effect on our business, financial condition and operating results.

        New environmental laws or regulations (or changes in existing laws or regulations or their enforcement) may be enacted that require significant expenditures by us. If the resulting expenses significantly exceed our expectations, our business, financial condition and operating results could be materially and adversely affected.

        We are also subject to various federal, state, local and foreign requirements concerning safety and health conditions at our manufacturing facilities. We may also be subject to material financial penalties or liabilities for noncompliance with those safety and health requirements, as well as potential business disruption, if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any noncompliance with those requirements. Such financial penalties, liabilities or business disruptions could have a material adverse effect on our business, financial condition and operating results.

If we are unable to implement our business strategies, our business, financial condition and operating results could be materially and adversely affected.

        Our future operating results will depend in part on the extent to which we can successfully implement our business strategies on a cost-effective basis. However, our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. If we are unable to successfully implement our business strategies, our business, financial condition and operating results could be materially and adversely affected.

We may not realize the expected benefits from future acquisitions, which could have a material adverse effect on our business, financial condition and operating results.

        We have completed several acquisitions in recent years and may seek additional acquisition opportunities in the future. There can be no assurance that we will successfully be able to identify suitable acquisition candidates, complete and finance acquisitions or integrate acquired operations into our existing operations. Acquired operations may not achieve levels of revenues, profitability or productivity comparable with those of our existing operations, or otherwise perform as expected, which could have a material adverse effect on our business, financial condition and operating results.

We face many competitors, several of which have greater financial and other resources and our customers may choose their products instead of ours.

        We face competition in each of our markets from companies that produce the same type of products that we produce or that produce alternative products that customers may use instead of our products. We currently compete in the tissue, converted paper and specialty paper markets. Some of our competitors may be able to produce certain of our products at lower cost than us. Additionally, several of our competitors are large, vertically integrated companies that are more strongly capitalized than us or have more financial resources than us. Any of the foregoing factors may enable our competitors to better withstand periods of declining demand and adverse operating conditions. In addition, changes within the paper industry, including the consolidation of our competitors and consolidation of companies in the distribution channels for our products, have occurred and may continue to occur and may have a material adverse effect on our business, financial condition and operating results.

        We compete on the basis of product quality and performance, price, service, sales and distribution. Competing in our markets involves the following key risks:

  •
  our failure to anticipate and respond to changing customer preferences and demographics;

  •
  our failure to develop new and improved products;

  •
  aggressive pricing by competitors, which may force us to decrease prices in an attempt to maintain market share;

  •
  consolidation of our customer base that diminishes our negotiating leverage;

  •
  the decision by our large customers to discontinue outsourcing the production of their products to us and to produce their products themselves;

  •
  acquisition of a customer by one of our competitors, who thereafter replaces us as a supplier for that customer; and

  •
  our failure to control costs.

        These competitive factors could cause our customers to shift to other products or attempt to produce products themselves. Additional competition could result in lost market share or reduced prices for our products.

Excess supply in the markets we serve may reduce the prices we are able to charge for our products.

        Our competitors may build new machines or may activate idle machines, which would add more capacity to the tissue, specialty paper and converted paper and tissue product markets. Increased production capacity in any of these markets could cause an oversupply, resulting in lower market prices for our products and increased competition, either of which could have a material adverse effect on our business, financial condition and operating results.

We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably under declining market conditions.

        Demand for tissue, converted paper and tissue products and specialty paper products tends to be more price-sensitive during declining market conditions than during normal market conditions. When market conditions decline, our competitors are more likely to try to underbid our prices in markets where we enjoy a leading position to target some of our market share in those markets. This competitive behavior could drive market prices down and hinder our ability to pass on increases in raw material costs to our customers. Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor shifts in the balance between supply and demand. Competitors having lower operating costs than we do will have a competitive advantage over us with respect to products that are particularly price-sensitive.

The loss of our key managers could materially and adversely affect our business, financial condition and operating results.

        Our future success depends, in significant part, upon the continued services of our management personnel. Our Chief Executive Officer, Russell C. Taylor, has over 25 years experience in the paper and paper products industry. Our senior executives have an average of over 20 years experience in the paper and paper products industry. The market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise. Therefore, the loss of services of one or more of our key senior managers could materially and adversely affect our business, financial condition and operating results.

Exposure to interest rate changes and other types of capital market volatility could increase our financing costs.

        We require both short-term and long-term financing to fund our operations, including capital expenditures. We are exposed to changes in interest rates with respect to our working capital facility and any new debt offerings. Changes in the capital markets, our credit rating or prevailing interest rates can increase or decrease the cost or availability of financing which may have an adverse effect on our financial condition and operating results. In addition, because some of our operations and sales are in international markets, we could be adversely affected by unfavorable fluctuations in foreign currency exchange rates.

Changes in the political or economic conditions in the United States, Canada and, to a lesser extent, other countries in which our products are sold could materially and adversely affect our business, financial condition and operating results.

        We sell our products in the United States, Canada, Mexico and South America. The economic and political climate of each of these regions has a significant impact on costs, prices and demand for our products in these areas. Changes in regional economies or political stability (including acts of war or terrorism) and changes in trade restrictions or laws (including tax laws and regulations, increased tariffs or other trade barriers) can affect the cost of manufacturing and distributing our products and the price and sales volume of our products, which could materially and adversely affect our business, financial condition and operating results.

We may develop unexpected legal contingencies, which may have a material adverse effect on our business, financial condition and operating results.

        We are, from time to time, party to various routine legal proceedings arising out of our business. These proceedings primarily involve commercial claims, personal injury claims and workers' compensation claims. We are also a defendant in a lawsuit in which the plaintiffs are seeking $250 million in damages in connection with our purchase of American Tissue Co.'s Neenah, Wisconsin plant in 2002, as described under "Business—Legal matters—Gabayzadeh litigation." We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. In the event of unexpected future developments, it is possible that the ultimate resolutions of such matters, if unfavorable, could have a material adverse effect on our business, financial condition and operating results.

We are controlled by Weston Presidio V, L.P. whose interests may not be aligned with yours.

        As our controlling owner, Weston Presidio V, L.P. is able to elect a majority of our board of directors, select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. Weston Presidio V, L.P.'s interests may not be aligned with your interests as a holder of the notes. For example, Weston Presidio V, L.P. could cause us to make additional acquisitions that increase our indebtedness or to sell assets, which may impair our ability to make payments under the notes. In addition, subject to applicable law, Weston Presidio V, L.P. will be able to control actions to be taken by us, including amendments to our organizational documents and approval of significant corporate transactions, including mergers.

        Additionally, Weston Presidio V, L.P. is in the business of making investments in companies and it, or its affiliates, may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Weston Presidio V, L.P. or its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as Weston Presidio V, L.P. continues to own, or hold proxies with respect to, a significant amount of our common stock, even if such amount is less than 50%, Weston Presidio V, L.P. will continue to be able to strongly influence or effectively control our decisions.

If we fail to establish and maintain effective internal control over financial reporting, we may have material misstatements in our financial statements, and we may not be able to report our financial results in a timely and reliable manner.

        Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management in our Form 10-K on internal control over financial reporting, including management's assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, we may be unable to provide financial information in a timely and reliable manner. Any such difficulties or failure may have a material adverse effect on our business, financial condition and operating results.

        During fiscal year 2009, we identified a material weakness in our internal control related to the application of GAAP as it relates to complex purchase accounting issues and accounting for derivatives, specifically (i) deferred income taxes associated with purchase accounting; (ii) shipping and handling fees and costs; (iii) foreign exchange gains and losses; and (iv) derivatives. These deficiencies resulted in our restatement in February 2009 of our consolidated financial statements as of and for the fiscal years ended February 29, 2008 and February 28, 2007 and for the first two quarters of fiscal 2009. In connection with the restatement, we also corrected errors in our treatment of classification of borrowings and repayments on the working capital facility in the statement of cash flows and classification of the equity investment by Weston Presidio V, L.P. and other stockholders. In order to remediate the material weakness, we have (i) implemented formal policies and procedures to identify, review, research and document accounting and disclosure of any unusual, nonrecurring and/or complex accounting transactions on a quarterly basis, including consultation with third-party consultants, when appropriate; (ii) corrected shipping and handling fees and costs presentation by restating prior periods and applied consistent presentation prospectively; (iii) implemented monthly reconciliation processes with respect to the translation of our foreign subsidiary's accounts from the functional currency to the U.S. dollar; (iv) enhanced documentation with respect to our hedging transactions; and (v) reviewed the responsibilities within our accounting and finance department. As of February 28, 2009, management believes that the additional control procedures that have been implemented have fully remediated the material weakness; however, we cannot guarantee that we will not have additional material weaknesses in the future.

Risks relating to the notes

Our significant debt obligations could limit our flexibility in managing our business and expose us to certain risks.

        We are highly leveraged. As of June 25, 2009, we had $256.0 million of indebtedness outstanding. In addition, we are permitted under our working capital facility and the indenture governing the notes to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences to you, including the following:

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  we may have difficulty satisfying our obligations under the notes or other indebtedness and, if we fail to comply with these requirements, an event of default could result;

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  we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

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  covenants relating to our debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

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  covenants relating to our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  we may be more vulnerable than our competitors to the impact of economic downturns and adverse developments in our business; and

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  we may be placed at a competitive disadvantage against any less leveraged competitors.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may incur additional indebtedness, which could increase our risk exposure from debt.

        Subject to restrictions in the indenture governing the notes and restrictions in our working capital facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. We have the ability to borrow additional funds under our working capital facility, which borrowings will be secured by first-priority liens on our accounts receivable, inventory and the proceeds therefrom. As of June 25, 2009, we had approximately $50.7 million of availability under our working capital facility, after giving effect to outstanding letters of credit having a face amount of approximately $5.8 million. The terms of the indenture permit us to incur additional debt, including a limited amount of additional secured debt. If we incur any additional indebtedness secured by liens that rank equally with those securing the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make scheduled payments on, or to refinance, our obligations with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our working capital facility and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from the disposition. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

The notes are effectively subordinated to our and our subsidiary guarantors' indebtedness under our working capital facility to the extent of the value of the property securing such indebtedness on a basis senior to the notes.

        The notes and the guarantees are effectively subordinated to our and our subsidiary guarantors' indebtedness under our working capital facility to the extent of the value of the inventory, accounts receivable and proceeds therefrom that secure that debt on a first-priority basis. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under our working capital facility, or in the event of our, or our subsidiary guarantors', bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of such property will be available to pay obligations on the notes only after all indebtedness under our working capital facility has been paid in full.

Certain assets are excluded from the collateral.

        Certain assets are excluded from the collateral securing the notes as described under "Description of notes—Collateral—Excluded assets," including the following:

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  any capital stock of a subsidiary to the extent that the pledge of that capital stock results in our being required to file separate financial statements of such subsidiary with the SEC, as described in more detail in the next risk factor;

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  any capital stock of any foreign subsidiaries in excess of 65% of the voting stock of those foreign subsidiaries, and any assets of foreign subsidiaries, unless any such foreign subsidiary is required to become a subsidiary guarantor under the indenture;

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  leasehold interests in real property;

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  assets securing purchase money obligations or capitalized lease obligations permitted to be incurred under the indenture that governs the notes, if the documentation relating thereto prohibits those assets from being pledged to secure the notes; and

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  items as to which a security interest cannot be granted without violating contract rights or applicable law and certain licenses in which a security interest cannot be created without breach of such license or applicable law.

        The notes also do not have the benefit of a perfected security interest in vehicles and other assets subject to a certificate of title.

        In addition, the notes and the guarantees are secured by a second-priority lien on certain assets of our subsidiary CityForest, which are pledged in connection with the industrial revenue bonds described in "Description of other indebtedness," including our Ladysmith, Wisconsin facility.

        If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of other unsubordinated and unsecured indebtedness with respect to such excluded assets. To the extent the claims of note holders exceed the value of the assets securing the notes and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The pledge of the capital stock of our subsidiaries that secures the notes will automatically be released for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.

        The notes are secured by a pledge of the stock of our subsidiaries held by our company or the subsidiary guarantors. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X or another similar rule. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during that period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

There may not be sufficient collateral to pay all or any of the notes.

        No appraisal of the value of the collateral has been made in connection with the offering of the old notes or the exchange offer and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due on the notes.

        The collateral securing the notes is subject to first-priority liens in favor of the lenders under our working capital facility with respect to our inventory, accounts receivable and proceeds therefrom, although the holders of the notes will have first-priority liens in their favor with respect to substantially all of our other assets, subject to permitted liens. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under our working capital facility will be entitled to be repaid in full from the proceeds of our inventory, accounts receivable and proceeds therefrom securing the indebtedness to them before any payment is made to you from the proceeds of that collateral. On the other hand, you will be entitled to be repaid in full from the proceeds of our other property (other than property excluded from the collateral) before any payment is made to the lenders under our working capital facility from the proceeds of that collateral.

        The fair market value of this collateral is subject to fluctuations based on factors that include, among others, the condition of the paper and forest products industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this collateral will be sufficient to pay our obligations under the notes.

The rights of holders of the notes to the collateral in which they have a second-priority lien will be materially limited by the intercreditor agreement.

        The rights of the holders of the notes with respect to the inventory, accounts receivable and proceeds therefrom securing the notes on a second-priority basis are limited pursuant to the terms of an intercreditor agreement with the lenders under our working capital facility.

        Under the intercreditor agreement, any actions that may be taken in respect of that collateral (including the ability to commence enforcement proceedings against that collateral and to control the conduct of such proceedings, and to approve amendments to, releases of that collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders under our working capital facility. Under those circumstances, the collateral agent on behalf of the holders of the notes, with limited exceptions, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Any release by the lenders under the working capital facility of their lien upon our inventory, accounts receivable and proceeds therefrom will also release the second-priority lien securing the notes on the same collateral (subject to the interest of the holders of the notes in the proceeds of that collateral), and holders of the notes will have no control over such release.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the collateral agent.

        Under various circumstances, collateral securing the notes will be released automatically, including:

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  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

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  with respect to collateral held by a guarantor, upon the release of the guarantor from its guarantee;

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  with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture; and

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  with respect to any collateral constituting inventory, receivables and proceeds therefrom in which the notes have a second-priority lien, upon any release by the lenders under our working capital facility of their first-priority lien in that collateral (subject to the interest of the holders of the notes in the proceeds of that collateral), as described in the preceding risk factor.

        In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of that subsidiary guarantor if the sale is in accordance with the indenture and the obligations of the subsidiary guarantor under our working capital facility and any of our other indebtedness also terminate upon that sale.

        The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the notes by that subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our working capital facility.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

        The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended generally to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, any diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the collateral agent and the indenture trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

Restrictive covenants in our working capital facility and the indenture governing the notes may restrict our ability to pursue our business strategies.

        Our working capital facility and the indenture governing the notes limit our ability, among other things, to:

  •
  incur additional debt and guarantees;

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  pay dividends and repurchase our stock;

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  make other restricted payments, including without limitation, investments;

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  create liens;

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  sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

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  enter into sale and leaseback transactions;

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  enter into agreements that restrict dividends from subsidiaries;

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  enter into transactions with our affiliates;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

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  enter into new lines of business.

        In addition, our working capital facility includes other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes, while indebtedness under our working capital facility is outstanding. The agreement governing our working capital facility also requires us, under certain circumstances, to maintain compliance with a fixed charge coverage ratio. Our ability to comply with this ratio may be affected by events beyond our control.

        The restrictions contained in the indenture and the agreement governing our working capital facility could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these restrictive covenants or our inability to comply with the fixed charge coverage ratio requirement in our working capital facility could result in a default under the agreement governing that facility. If a default occurs, the lenders under our working capital facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our working capital facility will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If our obligations to repay the indebtedness under our working capital facility and the notes were accelerated, we cannot assure you that our assets would be sufficient to repay in full such indebtedness. See "Description of notes—Ranking," "Description of notes—Certain covenants" and "Description of other indebtedness."

Canadian withholding tax could be imposed on certain payments made by our Canadian subsidiary under its subsidiary guarantee.

        Our Canadian subsidiary has guaranteed the notes. In the event that our Canadian subsidiary is required to make payments under its subsidiary guarantee that relate to interest or deemed interest on the notes, then such payments would be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced by the provisions of an applicable income tax convention. Although the terms of the indenture provide for a gross-up for any such Canadian withholding taxes, such withholding requirements could reduce the funds available to make payments to you under the subsidiary guarantee of our Canadian subsidiary.

We may not be able to repurchase the notes upon a change of control.

        If a change of control (as defined in the indenture) occurs in the future, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under any such offer. In addition, our working capital facility may prohibit us from purchasing the notes upon a change of control. If a significant amount of notes is tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under our working capital facility and agreements governing any future indebtedness and may result in the acceleration of such indebtedness.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.

        Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either:

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  the subsidiary guarantor incurred the subsidiary guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

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  the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary guarantor:

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  was insolvent or became insolvent as a result of issuing the subsidiary guarantee;

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  was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor's other obligations.

        Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of the issuance of the notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary guarantor or its assets which secure that subsidiary guarantee and would be creditors solely of us and any other subsidiary guarantors whose subsidiary guarantees are not held unenforceable.

The notes will be structurally subordinated to all indebtedness of any future subsidiaries that do not become guarantors of the notes.

        You will not have any claim as a creditor against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. In addition, the indenture governing the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Risks related to the exchange offer

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable.

After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

        There is no established public market for the new notes. We cannot assure you that an active market for the new notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your new notes

The old notes were issued with original issue discount for U.S. federal income tax purposes and consequently the exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

        The old notes were issued with original issue discount equal to the excess of the stated principal amount of the notes over the issue price. Consequently, the exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. holders will be required to include original issue discount in gross income on a constant yield to maturity basis in advance of receipt of cash payment thereof.

The exchange offer

Purpose and effect of the exchange offer

        We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause a registration statement to become effective under the Securities Act. In addition, we agreed to use our reasonable best efforts to cause the exchange offer to be consummated on or before June 4, 2010. However, if the exchange offer is not consummated on or before June 4, 2010, we will incur additional interest expense. The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by June 4, 2010. Old notes in an aggregate principal amount of $255,000,000 were issued on June 3, 2009.

        Under the circumstances set forth below, we will cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and we will use our reasonable best efforts to keep the shelf registration statement effective for up to 180 days after the consummation of the exchange offer. These circumstances include:

  •
  if we determine, upon the advice of outside counsel, that, the exchange offer is not permitted due to a change in applicable law or SEC policy;

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  if for any reason the registered exchange offer is not consummated by June 4, 2010;

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  if the initial purchasers so requests after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the new notes and held by it following the consummation of the exchange offer;

  •
  if any holder (other than the initial purchasers) is not eligible to participate in the exchange offer; or

  •
  if the initial purchasers participate in the exchange offer and does not receive freely tradeable new notes in exchange for tendered old notes.

        Each holder of old notes that wishes to exchange such old notes for transferable new notes in the exchange offer will be required to make the following representations:

  •
  any new notes to be received by it will be acquired in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes;

  •
  it is not our "affiliate," as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

  •
  if such holder is a broker-dealer, that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

        In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the SEC staff set forth in Exxon Capital Holdings

Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters. See "Plan of distribution."

Resale of new notes

        Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such new notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such new notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  •
  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of distribution" for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 principal amount of new notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of new notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $255,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain conditions to the exchange offer."

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; extensions; amendments

        The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on September 15, 2009, unless we extend it in our sole discretion.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "—Conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the exchange offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

  •
  the representations described under "—Purpose and effect of the exchange offer," "—Procedures for tendering old notes" and "Plan of distribution;" and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

        In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering old notes

        Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC's nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

        If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

  •
  You must comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below;

  •
  The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent's message, before the expiration date.

        Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the exchange agent. With respect to the exchange of the old notes, the term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct.

        In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of distribution."

Guaranteed delivery procedures

        If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution;"

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

  •
  a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-entry transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

Withdrawal rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of old notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under "—Exchange agent" before the time indicated above. Any notice of withdrawal must:

  •
  specify the name of the person who deposited the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility, and

  •
  specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

        We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer of old notes.

        You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

  The Bank of New York Mellon Trust Company, N.A.
  Bank of New York Mellon Corporation
  Corporate Trust Operations
  Reorganization Unit
  101 Barclay Street—7 East
  New York, N.Y. 10286
  Attn: Ms. Diane Amoroso
  Telephone: (212)-815-2742
  Fax: (212)-298-1915

Fees and expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with the exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

        Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

  •
  as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

        In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

  •
  could not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

 Use of proceeds

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

Unaudited pro forma condensed combined financial information

        The following table contains our pro forma statement of operations data for the fiscal year ended February 28, 2009. The unaudited pro forma combined statement of operations data for the fiscal year ended February 28, 2009 gives effect to the APF Acquisition as if it had occurred on March 1, 2008 and includes historical financial results of Cellu Tissue, including APF from the date of acquisition (July 2, 2008 through February 28, 2009) and APF (adjusted to exclude the income and expense items related to the non-operating assets and liabilities that were not acquired by Cellu Tissue in the APF Acquisition) for the period from March 1, 2008 through July 1, 2008. The excluded income and expense items primarily relate to depreciation, aircraft-related expenses and interest expense.

        Our unaudited pro forma combined statement of operations data for fiscal year 2009 has been derived from the historical statement of operations data of Cellu Tissue for fiscal year 2009 appearing elsewhere in this prospectus and historical statement of operations data derived from the accounting records of APF for the period from March 1, 2008 through July 1, 2008. This historical statement of operations data of APF for the period from March 1, 2008 through July 1, 2008 was computed as the sum of (1) statement of operations data for March 2008, and (2) statement of operations data for the period from April 1, 2008 through June 30, 2008, which was derived by subtracting the data for the three months ended March 31, 2008 from statement of operations data for the six months ended June 30, 2008 included elsewhere in this prospectus.

        The unaudited pro forma combined statement of operations data includes the adjustments that have a continuing impact on the combined company and reflect the application of purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma combined statement of operations data. The adjustments are based upon available information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which may be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of operations or financial position of the combined company.

        Any savings or additional costs that may be realized through the integration of the operations of APF with Cellu Tissue have not been estimated or included in the unaudited pro forma combined statement of operations.

        The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the operating results that may occur in the future or that would have occurred if the acquisition had been consummated on March 1, 2008. A number of factors may affect our actual results. See "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and "Cautionary statements regarding forward-looking statements." The unaudited pro forma financial information set forth below should be read in conjunction with "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," Cellu Tissue's audited consolidated financial statements and notes thereto for the fiscal year ended February 28, 2009 included elsewhere in this prospectus and APF's audited combined financial statements and notes thereto as of and for the year ended December 31, 2007, APF's audited combined financial statements and notes thereto as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and APF's unaudited combined financial statements and notes thereto as of June 30, 2008 and for the three months ended June 30, 2007 and 2008, all included elsewhere in this prospectus.

 Unaudited pro forma combined statement of operations for the fiscal year February 28, 2009 (in thousands)

	Cellu Tissue Holdings, Inc.
			Excluded results		Acquired results	Pro forma adjustments		Pro forma combined
		APF
	Fiscal year ended February 28, 2009
(Dollars in thousands)		Period from March 1, 2008- July 1, 2008	Period from March 1, 2008- July 1, 2008		Period from March 1, 2008- July 1, 2008	February 28, 2009		February 28, 2009
Net Sales	$519,022	$32,087	$—		$32,087	$—		$551,109
Cost of goods sold	464,118	24,211	(824)	(1A)	23,387	1,514	(1)(4)	489,019

Gross profit	54,904	7,876	824		8,700	(1,514)		62,090
Selling, general and administrative expenses	20,729	4,548	(1,054)	(1A)	3,494	(1,377)	(4)	22,846
Stock and related compensation expense	200	—	—		—	—		200
Vesting of stock option/restricted stock grants	940	—	—		—	—		940
Amortization expense	2,872	—	—		—	1,460	(1)	4,332

Income from operations	30,163	3,328	1,878		5,206	(1,597)		33,772
Interest expense, net	(24,709)	(650)	650	(1A)	—	(2,396)	(2)	(27,105)
Foreign currency gain	562	—	—		—	—		562
Other expense	(67)	(3)	—		(3)	—		(70)

Income before income tax (benefit) expense	5,949	2,675	2,528		5,203	(3,993)		7,159
Income tax (benefit) expense	(611)	—	—			426	(3)	(185)

Net income	$6,560	$2,675	$2,528		$5,203	$(4,419)		$7,344

Notes to unaudited pro forma combined financial statements (in thousands)

In July 2008, we acquired certain assets and assumed certain liabilities from APF. We paid total cash for the acquisition of $70,455, representing a purchase price of $68,000 less a working capital adjustment of $63 and acquisition costs of $2,518. We financed the acquisition in part through the issuance of additional 9 3/4% Senior Secured Notes due 2010 in an aggregate principal amount of $40,000 at a discount of $3,100 (for net proceeds of $36,900), borrowings under our working capital facility of $11,368, contribution by our ultimate parent company from the proceeds of an issuance of its preferred stock in the amount of $15,001,the issuance of a promissory note by the Company to the sellers in an aggregate principal amount equal to $6,300 and available cash on hand. In addition, we incurred $886 of costs for the working capital facility and bond financing.

(1)
We considered outside third-party appraisals of the acquired business' tangible and intangible assets to determine the applicable fair market values, which are as follows:

Tangible fixed assets	$5,306
Trademarks	56
Customer lists	12,319
Noncompete agreements	12,770
Goodwill	29,685

  Depreciation of the fair market value assigned to tangible fixed assets based on the remaining useful lives is $137 for the period from March 1, 2008 through July 1, 2008 and has been recorded within cost of goods sold. Intangible assets identified are being amortized over the following periods:

Trademarks	3 years
Noncompete Agreements	5 years
Customer Lists	7 years

  Goodwill is not being amortized, and amortization expense is $1,460 for the period from March 1, 2008 through July 1, 2008.

(1A)
Depreciation expense and airplane expenses recorded in the historical results of APF for the period from March 1, 2008 through July 1, 2008 have been excluded and consisted of the following:

Depreciation expense (cost of goods sold)	$824

Depreciation expense (selling, general and administrative expenses)	$429
Aircraft expenses (selling, general and administrative expenses)	625

Total selling, general and administrative expenses	$1,054

  Historically, depreciation expense was computed using both straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Land improvements	15 years
Buildings and improvements	7-39 years
Machinery and equipment	3-7 years
Office furniture and fixtures	3-7 years
Automobiles	5 years
Aircraft	20 years

  Furthermore, depreciation expense related to the aircraft, office furniture and fixtures and a storage facility historically was recorded to selling, general and administrative expenses. All other deprecation expense was recorded to cost of goods sold. As not all fixed assets were acquired and those that were acquired are valued at fair value, all historical deprecation has been excluded for purposes of the pro forma combined statement of operations and depreciation has been recorded based on the fair value of the acquired assets over the remaining estimated useful lives (ranging from 4-28 years, depending on the equipment) on a straight-line basis.

  Interest expense net of $650 for the period from March 1, 2008 to July 1, 2008 has been excluded as the existing debt was not assumed.

(2)
Interest recorded historically by APF has been excluded. Interest on new debt, financing and capitalized costs has been included for the period March 1, 2008 through July 1, 2008 and consists of the following:

Debt and bond issuance costs	$132
Discount on notes	512
Notes	1,314
Seller note	255
Working capital facility	183

Total Interest	$2,396

  The interest rate on the Senior Secured Notes is 9 3/4%, and the weighted average interest rate on the revolving line of credit is 4.6%. If the interest rate on the revolving line of credit were to change by 0.25%, interest expense would have changed by $10.

  We incurred debt and bond issuance costs of $886 in connection with financing the transaction. These costs are being amortized over the remaining term of the working capital facility (June 12, 2011), and bond issuance costs are being amortized over the term of the 9 3/4% Senior Secured Notes (March 15, 2010), without giving effect to any redemption of the 9 3/4% Senior Secured Notes with the net proceeds of the offering of the old notes.

(3)
Prior to the acquisition, APF operated as an S Corporation. The pro forma tax rate assumes that APF was taxed as a C Corporation and was part of the consolidated tax return of Cellu Tissue. The statutory tax rate of 35% was applied to tax effect the pro forma adjustments.

(4)
Shipping and handling costs of $1,377 have been reclassified from selling, general and administrative expenses to cost of goods sold as APF historically classified such costs as operating expenses and Cellu Tissue classifies such costs as cost of goods sold.

Selected consolidated financial data

        The following table contains our selected consolidated financial data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger), for the period from June 13, 2006 to February 28, 2007 (post-merger), for fiscal year 2006 and for fiscal year 2005 and for the three months ended May 28, 2009 and May 29, 2008. Our selected consolidated results of operations and other data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger) and for the period from June 13, 2006 to February 28, 2007 (post-merger), and our summary consolidated balance sheet data at February 28, 2009 and February 29, 2008 have been derived from audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated results of operations and other data for fiscal years 2006 and 2005 and our selected consolidated balance sheet data at February 28, 2007, February 28, 2006 and February 28, 2005 have been derived from audited consolidated financial statements not included elsewhere in this prospectus. Our selected consolidated results of operations and other data for the three months ended May 29, 2008 and May 28, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, such financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. The fiscal year 2007 information is presented separately for the periods prior to the Merger and after the Merger. For more information about the Merger, in which Weston Presidio V, L.P. gained control of the Company, see "Business."

        You should read the information set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

									Three months ended
	Fiscal year			March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Fiscal year
									May 29, 2008		May 28, 2009
(Dollars in thousands)	2005		2006			2008	2009
	(Pre-merger)					(Post-merger)
Statement of operations data:
Net sales:
Tissue segment	$233,710		$237,998	$68,715	$174,074	$333,342	$400,640		$85,797		$93,467
Machine-glazed paper segment	106,023		99,365	28,029	73,338	109,739	114,376		28,731		23,594
Foam segment	—		—	—	—	—	4,006		—		1,867

Total net sales	339,733		337,363	96,744	247,412	443,081	519,022		114,528		118,928
Cost of goods sold	298,891		309,641	88,556	234,897	401,352	464,118		102,740		99,115
Gross profit	40,842		27,722	8,188	12,515	41,729	54,904		11,788		19,813

Income (loss) from operations	21,955		11,433	(3,330)	611	19,630	30,163		6,535		13,256
Net income (loss)	$3,096		$(2,569)	$(6,439)	$(6,660)	$3,702	$6,560		$992		$2,311
Balance sheet data (at end of period):
Cash and cash equivalents	$26,959		$22,824	N/A	$16,261	$883	$361		$1,625		$1,370
Total assets	210,843		210,232	N/A	345,343	423,217	484,047		427,275		484,262
Total debt	161,060		161,080	N/A	160,356	208,647	261,653		216,622		259,339
Stockholders' equity	(7,586)		(6,906)	N/A	38,752	46,085	67,737		47,148		74,849
Other financial data:
Net cash provided by (used in) operating activities	$32,235		$8,600	$(6,384)	$9,785	$19,796	$24,060		$(4,627)		$13,456
Net cash (used in) investing activities	(7,416)		(13,050)	(1,938)	(7,677)	(64,141)	(80,557)		(2,475)		(6,262)
Net cash (used in) provided by financing activities	1,437		(282)	(290)	—	29,193	55,244		7,820		(6,196)
Depreciation and amortization	16,264		16,277	4,633	16,759	24,146	26,529		5,854		7,097
Capital expenditures	11,419		13,050	1,938	7,677	20,477	16,402		2,475		6,262
Ratio of earnings to fixed charges(1)	1.16	x	—	—	—	—	1.23	x	1.30	x	1.94	x

(1)
Ratio of earnings to fixed charges includes income (loss) before income taxes, plus fixed charges, net of capitalized interest, divided by fixed charges. Fixed charges consist of interest on all indebtedness, accretion of debt discount and a portion of rental expense for operating leases that is representative of interest. Fixed charges include the 2010 Notes, which were redeemed as of July 3, 2009, and are not adjusted to give effect to the offering of the old notes. The ratio coverage for the period from March 1, 2006 to June 12, 2006, the period from June 13, 2006 to February 28, 2007 and for fiscal year 2008 was less than 1.0x. The coverage deficiencies were $8.3 million, $10.8 million and $0.2 million, respectively, for those periods.

Management's discussion and analysis of financial condition and results of operations

        The financial and business analysis below provides information which we believe is relevant to an assessment and understanding of our consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

Overview

        We produce converted tissue products, tissue hard rolls and machine-glazed paper, and we believe we are one of the leaders in the value retail converted tissue product market. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments. Most of the tissue products we convert are internally sourced from the tissue hard rolls that we manufacture to the specifications requested by our customers. The tissue hard rolls that we manufacture but do not convert are marketed to customers for use in various end products, including diapers, bath and facial tissue, assorted paper towels and napkins. In addition to converted tissue products and tissue hard rolls, we also manufacture machine-glazed paper and polystyrene foam used in various end products, including food wraps and foam plates.

        We own and operate six facilities in the United States, located in East Hartford, Connecticut; Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; Neenah, Wisconsin; and Ladysmith, Wisconsin and one facility located in St. Catharines, Ontario, Canada. We also lease and operate facilities in Central Islip, New York and Thomaston, Georgia.

        Our fiscal year ends on the last day of February. We refer to our fiscal year ended February 28, 2009 as "fiscal year 2009," to our fiscal year ended February 29, 2008 as "fiscal year 2008" and to our fiscal year ended February 28, 2007 as "fiscal year 2007."

Our segments

        We operate in three segments: tissue, machine-glazed paper and foam. In our tissue segment, we derive our revenues from the sale of:

  •
  converted tissue products, including a variety of private label consumer and away-from-home bath and facial tissue, napkins and folded and rolled towels; and

  •
  tissue hard rolls sold as facial and bath tissue, special medical tissue, industrial wipers, napkin and paper towel stock, as well as absorbent cover stock.

        We derive our revenues in our machine-glazed paper segment from the sale of:

  •
  machine-glazed paper hard rolls to third-party converters that manufacture fast food and commercial food wrap, as well as niche market products such as gum wrappers, coffee filters, paper used to line packs of cigarettes, wax paper and butter wraps; and

  •
  converted wax paper products, including wet and dry wax paper, sandwich bags and wax paper.

        We derive our revenues in our foam segment, which was added in fiscal year 2009 with the APF Acquisition, primarily from the sale of foam plates as a private branded product to a single customer.

        For fiscal year 2009, our tissue segment generated net sales of $400.6 million, or approximately 77.2% of our net sales, our machine-glazed segment generated net sales of $114.4 million, or approximately 22.0% of our net sales, and our foam segment generated net sales of $4.0 million, or approximately 0.8% of our net sales. For fiscal year 2008, our tissue segment generated net sales of $333.4 million or approximately 75.2% of our net sales, and our machine-glazed paper segment generated net sales of $109.7 million or approximately 24.8% of our net sales. For fiscal year 2007, our tissue segment generated $242.8 million, or approximately 70.5% of our net sales and our machine-glazed paper segment generated $101.4 million, or approximately 29.5% of our net sales.

        We entered the consumer and away-from-home converted tissue products market following our August 2002 acquisition of our Neenah, Wisconsin manufacturing and converting facility. Over the last seven years, our Neenah, Wisconsin facility has added approximately 85,000 tons of annual hard roll tissue production capacity and 14 converting lines with approximately 90,000 tons of annual converting production capacity. Sales of our converted tissue products in the consumer and away-from-home converted tissue products market generate significantly greater revenue per ton than sales of hard roll tissue. Our Neenah, Wisconsin facility produces our full line of consumer and away-from-home converted tissue products.

        In July 2008, we completed the APF Acquisition, which is described below, adding the strategic geographic converting operations and increasing our capacity to convert tissue hard rolls into finished cases for sale to private label consumer retailers.

Acquisition by Weston Presidio V, L.P.

        On June 12, 2006, our parent entered into a merger agreement with Cellu Parent, a corporation organized and controlled by Weston Presidio V, L.P., and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent. Pursuant to the agreement, Cellu Acquisition Corporation was merged with and into our parent, with our parent surviving and becoming a wholly-owned subsidiary of Cellu Parent. As a result, we have been controlled by Weston Presidio V, L.P. since June 12, 2006.

        The merger consideration included $35.0 million of contingent earn-out consideration based upon the achievement of certain financial targets. We have the option to settle this contingent consideration in preferred stock of Cellu Parent in lieu of cash if the recipients are no longer employed by us at the time of payout. If these individuals are not employed at the time of the payout, it is at our discretion if the individual receives cash or preferred stock. If we are unable to make any portion of the earned contingent payments, then Weston Presidio V, L.P. has agreed to provide the necessary funds to former holders of our parent's capital stock, options and warrants through an equity investment in our parent or otherwise. In accordance with SFAS 141, the $35.0 million has been recognized as a liability at the date of the merger. For the fiscal year ended February 28, 2007, no payment was required. For fiscal year 2008, a $15.0 million payment was required and made in fiscal year 2009. Of the remaining $20.0 million, $15.0 million is expected to be paid in fiscal year 2010 and $5.0 million is expected to be paid in fiscal year 2011.

        The following discussion of our fiscal year 2007 combines our operating results for the period March 1, 2006 to June 12, 2006 (pre-merger) and June 13, 2006 to February 28, 2007 (post-merger).

APF acquisition

        On July 2, 2008, we consummated the APF Acquisition. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by Cellu Tissue to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the "Seller Note"), plus the assumption of certain liabilities. We also incurred $2.5 million of transaction-related costs. The purchase price, which was subject to post-closing working capital adjustments, was adjusted downward by approximately $63,000 by the working capital adjustment settlement that was finalized in the third quarter of fiscal year 2009.

        The results of operations of the APF entities from the July 2, 2008 date of acquisition are primarily included in our tissue segment. Part of the acquisition related to the foam business, which we show as a separate segment. Unaudited pro forma results of operations for the fiscal year ended

February 28, 2009, as if we and APF had been combined at the beginning of the period presented, are presented in "Unaudited pro forma condensed combined financial information" elsewhere in this prospectus.

CityForest acquisition

        On March 21, 2007, we acquired CityForest Corporation ("CityForest"), which is now our wholly-owned subsidiary (the "CityForest Acquisition"). The results of CityForest's operations from the date of acquisition, March 21, 2007, are included in our tissue segment.

Business drivers and measures

        Our business is driven by several factors affecting our revenues, costs and results of operations. In managing our business, we closely monitor these factors as well as the industry trends described in "Business—Our industry."

  Revenue factors

  •
  Price and volume dynamics.  Our business is highly dependent on the timing and magnitude of price increases in our industry, the sensitivity of those prices to subsequent changes in our costs and the volumes we are able to sell to our customers. Because we manufacture consumer products or products that are converted into consumer products and sold in a competitive market, a small increase in price can have a significant effect on our revenues, and any inability to increase prices can require a disproportionate increase in volumes to achieve the same revenues. We manage these dynamics differently depending on the type of product.

  •
  Value retail and retail converted tissue products.  Our value retail and retail customers generally award contracts for delivery of products to specified distribution centers annually with committed volumes and prices. These contracts can generally be terminated by our customers but typically provide that they will continue to take deliveries for a specified period following termination. Although prices are fixed in the contracts, if major increases in cost occur in the industry, we generally have the ability to negotiate increases in price with these customers so long as we remain market competitive.

  •
  Away-from-home converted tissue products.  Approximately three-fourths of our away-from-home business is subject to contracts with a duration of six months to one year. We sell the remainder of our away-from-home products on the spot market, which we believe increases our flexibility in reacting to cost increases.

  •
  Tissue hard rolls.  We generally sell our unconverted tissue hard rolls under contracts with six-month to three-year terms and price escalators and de-escalators designed to pass through the majority of increases in pulp and energy costs to our customers. We have recently experienced downward price pressures in this sector due to decreases in pulp prices and general market conditions.

        Given our product mix, approximately one-half of our hard roll business is protected by pulp price escalators or specific customer agreements that allow us to pass through cost increases to our customers. Under these provisions, a price escalation generally becomes effective within a period of one month to three months.

  •
  Product mix.  Our product mix is also an essential driver of our revenues and margins. Converted products generate our highest gross margins, followed by tissue hard rolls and machine-glazed paper, respectively. While we expect to continue to be active in all three of these sectors, the higher margins in the converted tissue business have influenced our strategic decision to expand our production of private label products for value retail and retail customers.

  Cost factors

  •
  Pulp.  The primary component of cost of goods sold for each of our segments is pulp, which represented approximately 46%, 45% and 43% of our cost of goods sold in fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. We have supply agreements with various pulp suppliers over the next two to three years. We believe under these agreements or their equivalents, we will purchase approximately 50% of our total annual pulp requirements. The balance of our pulp requirements are purchased on the open market. These supply agreements permit us to purchase pulp at prices that are discounted from published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. In addition, our Ladysmith, Wisconsin facility processes over 98% of the fiber used in its product, which provides us with a lower cost alternative to purchasing fiber from a third-party supplier.

  •
  Energy.  Energy costs are also a significant cost of our business, representing approximately 12% for fiscal year 2009, and 13% for each of fiscal year 2008 and fiscal year 2007. We satisfy all of our energy requirements through purchases of natural gas (other than for our Menominee, Michigan facility) and electricity from local utility companies. At our Menominee, Michigan facility, our power boilers generate most of our energy requirements through the use of coal, with the balance being supplied through the purchase of natural gas by contract. In recent years, we have increasingly managed our energy costs by entering into forward swap contracts for natural gas. We have also developed other initiatives to reduce our energy costs, including (1) a third-party gasification steam project at our Wiggins, Mississippi plant to replace a portion of our natural gas consumption with steam, (2) a cogeneration project at our East Hartford, Connecticut facility to reduce electrical consumption, which generates an annual benefit of $2.0 million and (3) a third-party gasification steam project at our Neenah, Wisconsin facility to replace a portion of our natural gas consumption with steam.

  •
  Manufacturing overhead.  Manufacturing overhead represented approximately 18%, 17% and 19% for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. These are comprised of mill salary overhead, maintenance labor and materials and other facility costs.

  •
  Labor.  Wages and benefits made up approximately 9% for fiscal year 2009 and 10% for each of fiscal year 2008 and fiscal year 2007. We have collective bargaining agreements with the United Steelworkers of America in each of our Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; and Neenah, Wisconsin facilities covering 551 of our hourly employees. In addition, we have a collective bargaining agreement with Independent Paper Workers of Canada covering 81 hourly employees in our St. Catharines, Ontario facility. Our agreements expire between October 2009 and June 2013. We are currently preparing for collective bargaining negotiations at our Menominee, Michigan and Gouverneur, New York facilities. Historically, we have not experienced any significant labor disputes or work stoppages.

  •
  Other materials.  Our costs for other materials, including chemicals, wax, dye and packaging, represented approximately 10%, 9% and 10%, for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively.

  •
  Depreciation and amortization.  Depreciation and amortization expense represented approximately 5%, 6% and 6%, for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively.

  Other factors

  •
  Effect of APF Acquisition on our production processes.  The APF Acquisition has significantly increased the capacity of our converted tissue business and expanded our footprint, particularly in the Northeast, South and Southeast. The equipment of the APF entities is comparable to that at the facilities we already owned and is currently operating below full capacity, representing an opportunity for growth and production flexibility. We expect that an important aspect of managing our business in the near future will be the flexible and efficient allocation of production among all our facilities and the optimization of production at the APF facilities.

Results of operations

        We compare fiscal year 2009 to fiscal year 2008 (post-merger) and the combined periods from March 1, 2006 to June 12, 2006 (pre- merger) and from June 13, 2006 to February 28, 2007 (post- merger) for purposes of management's discussion and analysis of the results of operations. Any references below to fiscal year 2007 refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

        The following table sets forth certain sales and operating data for our business segments for the periods indicated:

						Three months ended
			Combined fiscal year ended February 28, 2007	Fiscal year ended
	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007
(Dollars in millions)				February 29, 2008	February 28, 2009	May 29, 2008	May 28, 2009
	(Pre-merger)			(Post-merger)
Statement of operations data:
Net Sales:
Tissue segment	$68.7	$174.1	$242.8	$333.4	$400.6	$85.8	$93.5
Machine-glazed paper segment	28.0	73.3	101.4	109.7	114.4	28.7	23.6
Foam segment	—	—	—	—	4.0	—	1.8

Total	$96.7	$247.4	$344.2	$443.1	$519.0	114.5	118.9
Gross Profit:
Tissue segment	$6.4	$9.8	$16.2	$35.0	$46.0	$10.1	$16.6
Machine-glazed paper segment	1.8	2.7	4.5	6.7	8.4	1.7	2.6
Foam segment	—	—	—	—	0.5	—	0.6

Total	$8.2	$12.5	$20.7	$41.7	$54.9	$11.8	$19.8
Percentage of Net Sales:
Tissue segment	71.0%	70.4%	70.5%	75.2%	77.2%	74.9%	78.6%
Machine-glazed paper segment	29.0%	29.6%	29.5%	24.8%	22.0%	25.1%	19.8%
Foam segment	—	—	—	—	0.8%	—	1.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross margin:
Tissue segment	9.3%	5.6%	6.7%	10.5%	11.5%	11.8%	17.7%
Machine-glazed paper segment	6.4%	3.7%	4.5%	6.1%	7.4%	5.9%	11.0%
Foam segment	—	—	—	—	13.0%	—	31.6%

Total	8.5%	5.1%	6.0%	9.4%	10.5%	10.3%	16.7%
Shipments (tons):
Tissue segment	50,406	124,012	174,418	235,395	250,073	56,715	58,655
Machine-glazed paper segment	23,108	57,231	80,339	81,685	82,482	20,734	19,353

Total	73,514	181,243	254,757	317,080	332,555	77,449	78,008

Three Months Ended May 28, 2009 (the fiscal 2010 three-month period) compared to the Three Months Ended May 29, 2008 (the fiscal 2009 three-month period)

        Net sales for the fiscal 2010 three-month period increased $4.4 million, or 3.8%, to $118.9 million from $114.5 million for the comparable period in the prior year. For the fiscal 2010 three-month period, we sold 78,008 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products. This is an increase of 559 tons, or approximately 1%, from the comparable period in the prior year. During the quarter, we in-sourced approximately 6,500 tons of hardrolls for our converting operations that we had previously purchased on the hardroll market, which served to reduce external shipments by a similar amount. This is consistent with our strategy to increase the vertical integration of the acquired operations, supporting improved quality control and profitability. Net selling price per ton increased from $1,479 for the fiscal 2009 three-month period to $1,501 for the fiscal 2010 three-month period. This slight increase in price primarily reflects significant improvements in product mix associated with the APF Acquisition. The impact of mix improvements is partially offset by downward pricing pressure associated with declines in pulp prices, particularly in machine-glazed and tissue hardrolls.

        Net sales for our tissue segment for the fiscal 2010 three-month period were $93.5 million, an increase of $7.7 million, or 8.9%, from the comparable period in the prior year. This increase is the result of the APF Acquisition partially offset by downward pressure on prices as noted above.

        Net sales for our machine-glazed segment for the fiscal 2010 three-month period were $23.6 million, a decrease of $5.1 million, or 17.9%, from the comparable period in the prior year. This decrease is attributable to a decrease in tonnage sold and a decrease in net selling price per ton over the comparable period in the prior year.

        Net sales for our foam segment for the fiscal 2010 three-month period were $1.8 million. We started reporting with respect to the foam segment following the APF Acquisition and therefore, do not have comparable period information.

        Gross profit for the fiscal 2010 three-month period increased to $19.8 million from $11.8 million, an increase of $8.0 million, or 68.1%, from the comparable period in the prior year. As a percentage of net sales, gross profit increased to 16.7% in the fiscal 2010 three-month period from 10.2% in the fiscal 2009 three-month period. The increase in gross profit in the fiscal 2010 three-month period is primarily attributable to the improvements in product mix, decreases in net pulp cost and net energy cost per ton, partially offset by the downward pressure on prices noted above.

        Gross profit for our tissue segment for the fiscal 2010 three-month period increased to $16.6 million from $10.1 million, an increase of $6.5 million, or 65.1%, from the comparable period in the prior year. Gross profit for our machine-glazed segment for the fiscal 2010 three-month period increased to $2.6 million, an increase of $0.9 million, or 49.5%, from the comparable period in the prior year. Gross profit for our foam segment for the fiscal 2010 three-month period was $0.6 million. As a percentage of net sales, gross profit for the tissue segment increased to 17.8% in the fiscal 2010 three-month period from 11.7% in the fiscal 2009 three-month period. As a percentage of net sales, gross profit for the machine-glazed segment increased to 11.1% in the fiscal 2010 three-month period from 6.1% in the fiscal 2009 three-month period. As a percentage of net sales, gross profit for the foam segment was 33.5%.

        Selling, general and administrative expenses in the fiscal 2010 three-month period increased $0.3 million, or 6.3%, to $5.3 million from $5.0 million in the fiscal 2009 three-month period. As a percentage of net sales, selling general and administrative expenses increased slightly to 4.4% for the fiscal 2010 three-month period from 4.3% for the comparable period in the prior year.

        Terminated acquisition-related transaction costs in the fiscal 2009 three-month period of less than $0.1 million related to costs incurred related to an acquisition that did not transpire.

        Stock and related compensation expense in the fiscal 2010 and 2009 three-month periods of $0.2 million relates primarily to the accounting for restricted stock and stock option grants.

        Amortization expense in the fiscal 2010 three-month period of $1.1 million relates to the amortization of the intangible assets recorded in connection with the APF Acquisition.

        Interest expense, net in the fiscal 2010 three-month period was $6.5 million compared to $5.0 million in the fiscal 2009 three-month period. This increase is due to the additional debt incurred in connection with the APF Acquisition.

        Foreign currency loss (gain) in the fiscal 2010 three-month period was a loss of $0.4 million compared to a gain of less than $0.1 million in the fiscal 2009 three-month period. The fluctuation relates to the change in the Canadian currency exchange rate period over period.

        Income tax expense for the fiscal 2010 three-month period was $4.1 million or an effective tax rate of 63.9% compared to income tax expense of $0.6 million or an effective tax rate 36.7% benefit for the fiscal 2009 three-month period. Included in the income tax expense for the fiscal 2010 three-month period is discrete tax expense of $1.8 million associated with a change in our effective federal tax rate from 34% to 35% which is expected to be incurred in the current fiscal year based on projected taxable income.

        Net income for the fiscal 2010 three-month period was $2.3 million compared to $1.0 million for the comparable period in the prior year.

Fiscal year ended February 28, 2009 (fiscal year 2009) compared to fiscal year ended February 29, 2008 (fiscal year 2008)

        Net sales for fiscal year 2009 increased $75.9 million, or 17.1%, to $519.0 million from $443.1 million for fiscal year 2008. On a consolidated basis, tons sold increased for fiscal year 2009 compared to fiscal year 2008. For fiscal year 2009, we sold 332,555 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products, an increase of 15,475, or 4.9%, compared to fiscal year 2008. The net selling price per ton increased from $1,397 for fiscal year 2008 to $1,549 for fiscal year 2009.

  •
  Tissue.  Net sales for our tissue segment for fiscal year 2009 increased $67.2 million, or 20.2%, to $400.6 million from $333.4 for fiscal year 2008. The majority of this increase was the result of the APF Acquisition; sales were also favorably impacted by improvements in price and mix. Net selling price per ton increased from $1,416 for fiscal year 2008 to $1,602 for fiscal year 2009. This increase was primarily the result of improvements in product mix derived both from the APF Acquisition and organic growth in converted sales and, to a lesser extent, increases in prices. For fiscal year 2009, we sold 250,073 tons of tissue, compared to 235,395 tons sold in fiscal year 2008.

  •
  Machine-glazed paper.  Net sales for our machine-glazed segment for fiscal year 2009 increased $4.7 million, or 4.2%, to $114.4 million from $109.7 million for fiscal year 2008. This increase is primarily as a result of increases in prices. Net selling price per ton increased from $1,343 for fiscal year 2008 to $1,387 for fiscal year 2009. For fiscal year 2009, we sold 82,482 tons of machine-glazed products, compared to 81,685 tons sold in fiscal year 2008.

  •
  Foam.  Net sales for our foam segment for fiscal year 2009 from the date of acquisition, July 2, 2008, were $4.0 million. We started reporting with respect to the foam segment following the APF Acquisition.

        Gross profit for fiscal year 2009 increased to $54.9 million from $41.7 million for fiscal year 2008, an increase of $13.3 million, or 31.9%, from fiscal year 2008. The increase reflects both the 17.1% increase in sales noted above and an increase in gross profit as a percentage of sales from 9.4% in fiscal year 2008 to 10.5% in fiscal year 2009. The increase in gross profit as a percentage of sales reflects improvements in product mix and prices, partially offset by increases in pulp and energy costs.

        Gross profit for our tissue segment for fiscal year 2009 was $46.0 million, an increase of $11.0 million, or 31.7%, from fiscal year 2008. Gross profit for our machine-glazed segment for fiscal year 2009 was $8.4 million, an increase of $1.7 million, or 25.7%, from fiscal year 2008. As a percentage of net sales, gross profit for the tissue segment increased to 11.5% for fiscal year 2009 from 10.5% in fiscal year 2008. As a percentage of net sales, gross profit for the machine-glazed segment increased to 7.4% for fiscal year 2009 from 6.1% in fiscal year 2008. Gross profit for our foam segment for fiscal year 2009 from the date of acquisition, July 2, 2008, was $0.5 million.

        Selling, general and administrative expenses for fiscal year 2009 increased $2.1 million, or 11.1%, to $20.7 million from $18.6 million for fiscal year 2008. As a percentage of net sales, selling, general and administrative expenses decreased to 4.0% in fiscal year 2009 from 4.2% for fiscal year 2008. Included in fiscal year 2009 are $0.3 million of ongoing APF administrative expenses and $0.4 million of transition expenses related thereto. Also, included in fiscal year 2009 are increases in workers compensation expense, bad debt expense due to two customer bankruptcies and an increase in incentive compensation expense associated with strong business performance.

        Terminated acquisition related transaction costs for fiscal year 2008 were $2.1 million and consisted of costs incurred related to an acquisition that did not transpire.

        Stock and related compensation expense for fiscal year 2009 was $0.2 million compared to $0.6 million for fiscal year 2008. These amounts relate to compensation expense associated with the payment of taxes associated with restricted stock award grants in each year.

        Vesting of stock option/restricted stock grants for fiscal year 2009 was $0.9 million compared to $0.8 million for fiscal year 2008. The increase is associated with a restricted stock award grant in the third quarter of fiscal year 2009.

        Amortization expense for fiscal year 2009 of $2.9 million relates to the amortization of the intangible assets recorded in connection with the APF Acquisition.

        Interest expense, net for fiscal year 2009 was $24.7 million compared to $19.9 million for fiscal year 2008. This increase is due to the additional debt incurred in connection with the APF Acquisition.

        Foreign currency gain (loss) for fiscal year 2009 was a gain of $0.6 million and for fiscal year 2008 was a loss of $0.1 million. This fluctuation relates to the change in the Canadian currency year over year.

        Income tax benefit for fiscal year 2009 was $0.6 million compared to a benefit for fiscal year 2008 of $3.9 million. Included in the income tax benefit for fiscal year 2009 is a $1.1 million benefit related to foreign tax credits generated in the current year and a $2.9 million benefit associated with changes in our effective state tax rates, which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008, is $1.5 million and $1.4 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in our effective state tax rates, which are expected to be realized in the future.

        Net income for fiscal year 2009 was $6.6 million compared to $3.7 million for fiscal year 2008. Included in fiscal year 2008 net income is $2.1 million of terminated acquisition-related costs and $1.4 million of cash and non-cash stock compensation charges. Also, included in fiscal year 2008 net income is a tax benefit of $3.9 million.

Fiscal year ended February 29, 2008 (fiscal year 2008) compared to fiscal year ended February 28, 2007 (fiscal year 2007)

        Net sales for fiscal year 2008 increased $98.9 million, or 28.7%, to $443.1 million from $344.1 for fiscal year 2007. On a company-wide basis, tons sold increased for fiscal year 2008 compared to fiscal year 2007. For fiscal year 2008, we sold 317,080 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products, an increase of 62,323 tons, or 24.5%, compared to fiscal year 2007.

Furthermore, net selling price per ton increased from $1,351 for fiscal year 2007 to $1,397 for fiscal year 2008.

  •
  Tissue.  Net sales for our tissue segment for fiscal year 2008 increased $90.6 million, or 37.3%, to $333.4 million from $242.8 for fiscal year 2007. This increase is attributable to the CityForest Acquisition, an increase in net selling price per ton and an increase in tonnage sold. Net selling price per ton increased from $1,392 for fiscal year 2007 to $1,416 for fiscal year 2008. For fiscal year 2008, we sold 235,395 tons of tissue, compared to 174,418 tons sold in fiscal year 2007.

  •
  Machine-glazed paper.  Net sales for our machine-glazed segment for fiscal year 2008 increased $8.4 million, or 8.3%, to $109.7 million from $101.4 million for fiscal year 2007. This increase is also attributable to an increase in net selling price per ton and an increase in tonnage sold. Net selling price per ton increased from $1,262 for fiscal year 2007 to $1,343 for fiscal year 2008. For fiscal year 2008, we sold 81,685 tons of machine-glazed products, compared to 80,339 tons sold in fiscal year 2007.

        Gross profit for fiscal year 2008 increased to $41.7 million from $20.7 million for fiscal year 2007, an increase of $21.0 million, or 101.6%, from fiscal year 2007. As a percentage of net sales, gross profit increased to 9.4% for fiscal year 2008, compared to 6.0% for fiscal year 2007. The increases in gross profit are attributable to the CityForest Acquisition, continued improvement in product mix and the strong market for tissue hard rolls, compared to the comparable period in the prior year.

        Gross profit for our tissue segment for fiscal year 2008 was $35.0 million, an increase of $18.8 million, or 117.0%, from fiscal year 2007. Gross profit for our machine-glazed segment for fiscal year 2008 was $6.7 million, an increase of $2.0 million, or 46.7%, from fiscal year 2007. As a percentage of net sales, gross profit for the tissue segment increased to 10.5% for fiscal year 2008 from 6.7% in fiscal year 2007. As a percentage of net sales, gross profit for the machine-glazed segment increased to 6.1% for fiscal year 2008 from 4.5% in fiscal year 2007.

        Selling, general and administrative expenses for fiscal year 2008 increased $6.8 million, or 57.2%, to $18.7 million from $11.9 million for fiscal year 2007. As a percentage of net sales, selling, general and administrative expenses increased to 4.2% in fiscal year 2008 from 3.4% for fiscal year 2007. Included in fiscal year 2008 are $1.6 million of ongoing CityForest administrative expenses. Also, included in fiscal year 2008 are additional costs incurred in connection with Sarbanes-Oxley compliance and increases in incentive compensation expense associated with strong business performance.

        Restructuring costs for fiscal year 2007 were $0.2 million related to severance costs associated with the elimination of a corporate position.

        Merger-related transaction costs for fiscal year 2007 were $6.1 million.

        Terminated acquisition related transaction costs for fiscal year 2008 were $2.1 million related to costs incurred related to an acquisition that did not transpire.

        Stock and related compensation expense for fiscal year 2008 were $0.6 million compared to $3.3 million for fiscal year 2007. The $0.6 million for fiscal year 2008 was primarily related to compensation expense related to the payment of taxes associated with a restricted stock award grant. The $3.3 million for fiscal year 2007 was related to non-cash compensation expense related to the vesting of restricted stock awards, payment of taxes associated with such awards and other compensation expense related to the Merger.

        Vesting of stock option/restricted stock grants for fiscal year 2008 was $0.8 million compared to $1.4 million for fiscal year 2007.

        Impairment of property, plant and equipment for fiscal year 2007 resulted in a charge of $0.5 million related to our decision in the fourth quarter of fiscal year 2007 to shut down permanently the paper machine at our St. Catharines, Ontario facility, which we had idled in the third quarter of fiscal year 2006.

        Foreign currency gain (loss) for fiscal year 2008 and 2007 were both a loss of $0.1 million.

        Income tax benefit for fiscal year 2008 was $3.9 million compared to $6.1 million for fiscal year 2007. Included in the income tax benefit for fiscal year 2008 is $1.5 million and $1.4 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in our effective state tax rates which are expected to be realized in the future. The effective income tax rate for fiscal year 2007 was 31.7%, which differs from the federal statutory rate primarily due to non-deductible transaction costs expensed for book purposes.

        Net income for fiscal year 2008 was $3.7 million compared to a net loss of $13.1 million for fiscal year 2007. Included in fiscal year 2008 net income is $2.1 million of terminated acquisition-related costs and $1.4 million of cash and non-cash stock compensation charges. Also, included in fiscal year 2008 net income is a tax benefit of $3.9 million. Included in fiscal year 2007 net loss is $0.2 million of restructuring costs, $6.1 million of merger-related transaction costs, $3.8 million of merger- related and other compensation charges and $0.5 million related to an impairment charge for our paper machine at our St. Catharines, Ontario facility.

Results of operations of APF

        As described above under "—Overview—APF Acquisition," we acquired certain assets and assumed certain liabilities of APF on July 2, 2008. The assets and liabilities of APF are reflected in our consolidated balance sheet as of February 28, 2009. The results of operations of APF from the date of acquisition (July 2, 2008) through February 28, 2009 are included in our consolidated statement of operations for the fiscal year ended February 28, 2009.

        We have included the audited combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260G Ventures LLC (the "APF entities") as of and for the years ended December 31, 2007, 2006 and 2005 in this prospectus. Blue Skies EL 600, LLC and 260G Ventures LLC became part of the combined group during fiscal year 2007. In reviewing these financial statements, you should bear in mind the following:

  •
  We did not acquire the assets or assume the liabilities of Consumer Licensing Corporation, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC or 260G Ventures LLC, four entities included in the audited combined financial statements for the APF entities as of and for the year ended December 31, 2007. Consumer Licensing Corporation was formed for the purpose of obtaining design licenses for tissue boxes and reselling them and had no activity since 2001. Atlantic Lakeside Properties, LLC owned certain of the real property. Blue Skies EL 600 was engaged in the charter of an airplane for the benefit of certain of the other entities and outside charters. 260G Ventures LLC was an investment company that had invested funds in a brokerage account with an investment bank.

  •
  We did not assume the existing indebtedness of the APF entities.

  •
  The year end of the APF entities previously was December 31, whereas our fiscal year ends on the last day of February.

        See "Unaudited pro forma combined financial information."

Net sales

        The APF assets we purchased consisted of equipment used to produce converted tissue products and other current assets, primarily accounts receivable and inventory. We include the operating results of APF primarily in our tissue segment. Part of the acquisition related to the foam business, which we now show as a separate segment.

        The price and volume dynamics that influence net sales of APF are generally similar to those that affect our company as a whole.

        For the year ended December 31, 2007, sales to the three major customers of APF accounted for approximately 51% of net sales. One of those customers was an existing customer of ours and has now become our largest customer. APF's other major customers were generally not significant customers of ours, which has enabled us to expand our customer base in the retail sector.

Gross profit

        Gross profit of the APF entities was historically higher than that of our company due to higher margin product mix in the retail converting sector, customer mix and other factors. Furthermore, APF historically classified shipping and handling costs as selling and delivery expenses, as described below, as opposed to classifying shipping and handling costs as a component of cost of goods sold, which is our company policy. Our accounting policies and procedures have been applied to APF's operations since the date of acquisition.

Operating income

        Operating income and expenses of the APF entities consisted of selling and delivery expenses, general and administrative expenses and, in 2007, a gain on the sale of an aircraft. The largest single component of selling and delivery expenses was shipping and handling costs, which as noted above, were classified as operating expenses, historically. We have substantially completed the integration of the APF business into our operations, and we expect that prospectively, operating expenses of APF will generally be in line with our overall company's operating expenses.

Tax expense

        Prior to the acquisition, APF operated as an S Corporation. Accordingly, those entities' shareholders included their share of taxable income in their individual income tax returns and paid the majority of the income taxes related to the APF business, other than certain New York State corporate-level income taxes that were paid by the APF entities.

Liquidity and capital resources

        Our principal liquidity requirements are to service debt and meet working capital, tax and capital expenditure needs. Our total debt at May 28, 2009 was $259.3 million. We fund our working capital requirements, capital expenditure needs and tax liabilities from net cash provided by operating activities and borrowings under our working capital facility. Additionally, in the past we have issued additional 2010 Notes to fund acquisitions.

        The following is a summary of our outstanding indebtedness. For additional information regarding our indebtedness, see "Description of other indebtedness" beginning on page 97 of this prospectus.

Working Capital Facility

        We have a $60.0 million working capital facility that matures June 12, 2011. As of May 28, 2009, $16.0 million of borrowings remained outstanding under the working capital facility and excess availability was $36.0 million, including letters of credit of $5.8 million in aggregate principal amount.

2010 Notes

        On June 3, 2009 we issued $255.0 million of 11 3/4% Senior Secured Notes due 2014. We used the net cash proceeds from the offering of these notes to pre-fund the redemption of our $222,255,572 in aggregate principal amount outstanding of our 9 3/4% senior secured notes due 2010 and satisfy and discharge our obligations under the indenture in connection therewith.

Seller Note

        As part of the financing of the APF Acquisition, we entered into the Seller Note, a subordinated, unsecured promissory note in the amount of $6.3 million that bears interest at 12% per year, payable in quarterly installments with the principal due July 2, 2011.

CityForest industrial revenue bonds

        Our subsidiary, CityForest, has approximately $16.7 million in aggregate principal amount of industrial revenue bonds outstanding. We have guaranteed all of the obligations of CityForest. We are required to repay annually $760,000 of principal of the bonds in semi-annual payments.

Cash flows

        The table that follows presents cash flows information for the three months ended May 28, 2009 and May 29, 2008, fiscal year 2009, fiscal year 2008, and combined fiscal year 2007.

			Combined	Post-merger
	Pre-merger	Post-merger
			Fiscal year ended February 28, 2007	Fiscal year ended February 29, 2008	Fiscal year ended February 28, 2009
	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007				Three months ended May 29, 2008	Three months ended May 28, 2009
Net cash provided by (used in) operating activities
Net (loss) income	$(6,439,231)	$(6,659,606)	$(13,098,837)	$3,701,756	$6,560,188	$992,470	$2,310,865
Non-cash items	5,245,238	12,064,306	17,309,544	18,435,763	27,619,677	6,414,492	10,212,977
Changes in working capital	(5,190,415)	4,380,317	(810,098)	(2,341,640)	(10,120,022)	(12,033,594)	932,216

Net cash provided by (used in) operating activities	$(6,384,408)	$9,785,017	$3,400,609	$19,795,879	$24,059,843	$(4,626,632)	$13,456,058

Net cash (used in) provided by investing activities	$(1,937,610)	$(7,677,141)	$(9,614,751)	$(64,140,696)	$(80,556,754)	$(2,474,891)	$(6,262,050)

Net cash (used in) provided by financing activities	$(290,000)	$—	$(290,000)	$29,193,000	$55,244,403	$7,820,000	$(6,196,244)

Effect of foreign currency	$206,800	$(266,119)	$(59,319)	$(225,396)	$730,155	$23,559	$11,186

Net increase (decrease) in cash	$(8,405,218)	$1,841,757	$(6,563,461)	$(15,377,213)	$(522, 353)	$742,036	$1,008,950

Cash flows for the Three Months Ended May 28, 2009 (the fiscal 2010 three-month period) compared to the Three Months Ended May 29, 2008 (the fiscal 2009 three-month period)

        Net cash provided by operations was $13.5 million for the fiscal 2010 three-month period, compared to net cash used in operations of $4.6 million for the fiscal 2009 three-month period.

Non-cash items, consisting primarily of depreciation, stock-based compensation and amortization for the fiscal 2010 three-month period totaled $10.2 million compared to $6.4 million for the 2009 fiscal three-month period. Cash flows provided by changes in working capital totaled $0.9 million for the fiscal 2010 three-month period compared to cash flows used by changes in working capital of $12.0 million in the fiscal 2009 three-month period. With respect to the changes in accounts receivable and inventory, cash provided by these items was $4.9 million for the fiscal 2010 three-month period, compared to cash used by these items of $8.5 million for the comparable period in the prior fiscal year. Cash used by changes in prepaid expenses and other current assets was $0.6 million for the 2010 fiscal three-month period compared to cash provided of $0.6 million for the comparable period in the prior fiscal year. Cash used in changes in accounts payable, accrued expenses and accrued interest for the fiscal 2010 three-month period was $3.4 million, compared to cash used of $4.1 million for the comparable period in the prior year.

        Net cash used in investing activities for the fiscal 2010 three-month period was $6.3 million compared to $2.5 million used in the fiscal 2009 three-month period, which is reflective of the level of capital spending period over period.

        Net cash used in financing activities for the fiscal 2010 three-month period was $6.2 million compared to net cash provided of $7.8 million for the fiscal 2009 three-month period. Net cash used for the fiscal 2010 three-month period relates primarily to net payments on our working capital facility and payments on CityForest's industrial revenue bonds. Net cash provided for the fiscal 2009 three-month period relates to net borrowings on our working capital facility offset by payment on CityForest's industrial revenue bond.

Balance Sheet

        Cash as of May 28, 2009 increased to $1.4 million from $0.4 million as of the end of fiscal year 2009.

        Receivables, net as of May 28, 2009 decreased to $49.4 million from $54.1 million as of the end of fiscal year 2009 primarily as a result of declines in price levels of some products in the quarter compared to the fourth quarter of fiscal year 2009.

        Property, plant and equipment, net as of May 28, 2009 increased to $305.3 million from $302.0 million as of the end of fiscal year 2009. This increase relates to capital expenditures for the period offset partially by depreciation expense for the period.

        Other intangibles, net as of May 28, 2009 decreased to $30.6 million from $31.7 million as of the end of fiscal year 2009 due to amortization expense for the fiscal 2010 three-month period.

        Bank overdrafts as of May 28, 2009 were zero compared to $3.3 million as of the end of fiscal year 2009. As of the end of the prior fiscal year—end checks outstanding exceeded cash balances in our lockbox account by this amount due to timing of payments.

        Revolving line of credit amount outstanding as of May 28, 2009 decreased to $16.0 million from $18.5 million as of the end of fiscal year 2009 as cash generated during the period was used to pay down the revolver.

        Accrued interest as of May 28, 2009 decreased to $4.6 million from $10.2 million as of the end of fiscal year 2009 due primarily to the timing of semi-annual interest payments on the Notes.

        Stockholders' equity as of May 28, 2009 was $74.8 million compared to $67.7 million as of the end of fiscal year 2009. The increase is primarily attributable to the net income generated for the three-month period and the change in accumulated other comprehensive income due to the change in the Canadian foreign currency in the fiscal 2010 three-month period.

Cash flows for fiscal year 2009, fiscal year 2008, and combined fiscal year 2007

        Net cash provided by (used in) operations was $24.1 million for fiscal year 2009, $19.8 million for fiscal year 2008 and $3.4 million for fiscal year 2007. Non-cash items for fiscal year 2009, fiscal year 2008 and fiscal year 2007 totaled $27.6 million, $18.4 million and $17.3 million, respectively, and consisted primarily of amortization, derivative gain (loss), depreciation, stock compensation and deferred income taxes. Cash flows used by changes in working capital totaled $10.1 million, $2.4 million and $0.8 million for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. With respect to changes in accounts receivable and inventory, cash used by these items was $9.7 million for fiscal year 2009, cash used by these items was $8.5 million for fiscal year 2008 and cash provided by these items was $0.1 million for fiscal year 2007. Cash provided by changes in prepaid expenses, income tax receivable and other assets was $1.6 million for fiscal year 2009, $1.9 million for fiscal year 2008 and $0.9 million for fiscal year 2007. Cash used by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $2.0 million for fiscal year 2009, cash provided by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $4.3 million for fiscal year 2008 and cash used by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $1.8 million for fiscal year 2007.

        Net cash provided by (used in) investing activities was cash used in investing activities of $80.6 million for fiscal year 2009, cash used in investing activities of $64.2 million for fiscal year 2008 and cash used in investing activities of $9.6 million in fiscal year 2007. Included in fiscal year 2009 is the cash paid for the APF Acquisition, net of cash received of $64.2 million. Included in fiscal year 2008 is the cash paid for the CityForest Acquisition, net of cash received, of $43.7 million. Investing activities in 2007 related to the level of capital spending year over year.

        Net cash (used in) provided by financing was cash provided by financing activities of $55.2 million for fiscal year 2009, which includes proceeds from the issuance of the additional 2010 Notes of $36.9 million on July 2, 2008, $8.7 million of net borrowings on the working capital facility, $15.0 equity investment and $7.0 cash portion of earn-out payment. Cash provided by financing activities of $29.2 million for fiscal year 2008 includes proceeds from the issuance of the additional 2010 Notes of $20.0 million on March 21, 2007, $9.8 million of net borrowings on the working capital facility and $0.6 million payment on the industrial revenue bonds assumed in the CityForest Acquisition. The remaining $0.3 million for fiscal year 2007 relates to payments on our industrial revenue bond. Our final payment was made in the first quarter of fiscal year 2007.

Balance sheet

  Assets

        Cash as of February 28, 2009 decreased to $0.4 million from $0.9 million as of the end of the prior fiscal year as a result of the items described above.

        Receivables, net as of February 28, 2009 increased to $54.1 million from $44.5 million as of the end of the prior fiscal year. Included in the $54.1 million is $9.4 million of receivables related to APF. Without the effect of the acquisition, receivables increased $0.2 million.

        Inventories as of February 28, 2009 increased to $47.2 million from $34.0 million as of the end of the prior fiscal year. Included in the $47.2 million is $8.9 million of inventories related to APF. Without the effect of the acquisition, inventories increased $4.3 million in support of increased net sales.

        Deferred income taxes as of February 28, 2009 decreased to $3.5 million from $7.2 million as of the end of the prior fiscal year. This decrease is primarily attributable to the utilization of net operating loss carryforwards, or NOLs, for federal and state tax purposes.

        Property, plant and equipment, net as of February 28, 2009 decreased to $302.0 million from $310.5 million as of the prior fiscal year. Included in the $302.0 million of property, plant and equipment, net is $10.7 million related to APF. Without the effect of the acquisition, property plant and equipment decreased $19.2 million from the end of the prior fiscal year due to depreciation expense partially offset by capital expenditures.

        Goodwill as of February 28, 2009 increased to $41.0 million from $11.3 million as of prior fiscal year due to the APF Acquisition.

        Other intangibles, net as of February 28, 2009 increased to $31.7 million from $9.4 million as of the end of the prior fiscal year. The additions to other intangibles relate to the APF Acquisition, reduced by amortization expense from the date of acquisition (July 2, 2008) through year-end.

        Other assets as of February 28, 2009 increased to $0.9 million from $0.2 million as of the end of the prior fiscal year due to debt and bond issuance costs capitalized and included in other assets resulting from the financing in connection with the APF Acquisition.

  Liabilities

        Bank overdrafts as of February 28, 2009 were $3.3 million compared to $0 as of the end of the prior fiscal year. As of the end of the current fiscal year checks outstanding exceeded cash balances in our lockbox account by this amount due to timing of payments.

        Revolving line of credit as of February 28, 2009 increased to $18.5 million from $9.8 million as of the end of the prior fiscal year primarily due to additional borrowings in connection with the financing of the APF Acquisition, the semi-annual interest payments on the 2010 Notes and the earnout payment, offset by net payments of $10.0 million in the fourth quarter of the current fiscal year.

        Accounts payable as of February 28, 2009 decreased to $16.7 million from $24.1 million as of the end of the prior fiscal year. Included in the $16.7 million of accounts payable is $0.9 million related to APF. Without the effect of the acquisition, accounts payable decreased $8.3 million primarily due to timing of payments.

        Accrued expenses as of February 28, 2009 increased to $26.5 million from $19.1 million as of the end of the prior fiscal year. Included in the $26.5 million of accrued expenses is $1.5 million related to APF. Without the effect of the acquisition, accrued expenses increased $5.9 million primarily due to the timing lag between receipt of goods and receipt of invoices at year-end.

        Accrued interest as of February 28, 2009 increased to $10.2 million from $8.3 million as of the end of the prior fiscal year. The increase is due to the additional borrowings to finance the APF Acquisition and the debt assumed in the transaction.

        Other current liabilities as of February 28, 2009 increased to $17.4 million from $15.0 million as of the end of the prior fiscal year. Included in the $17.4 million is a liability of $2.4 million related to the fair value of our cash flow hedging instruments. The remaining $15.0 million, consistent with the prior fiscal year end relates to the earnout payment of $15.0 million earned for fiscal year 2009 to be paid in fiscal year 2010.

        Long-term debt as of February 28, 2009 increased to $243.1 million from $198.8 million as of the end of the prior fiscal year due to the debt incurred to finance the APF Acquisition.

        Other liabilities as of February 29, 2008 decreased to $5.4 million from $20.1 million as of the end of the prior fiscal year primarily due to the earnout payment in August 2008.

        Capital in excess of par value as of February 28, 2009 increased to $70.9 million from $47.0 million as of the end of the prior fiscal year due to an equity investment by our Parent to fund a portion of the APF Acquisition and the stock portion of the earnout payment in August 2008 and the equity investment by Weston Presidio V, L.P. used to fund a part of the cash portion of the earnout payment in August 2008.

        Accumulated earnings (deficit) as of February 28, 2009 was accumulated earnings of $3.7 million compared to accumulated deficit of $2.9 million as of the end of the prior fiscal year due to the earnings generated in fiscal year 2009.

        Accumulated other comprehensive (loss) income as of February 28, 2009 was a loss of $6.9 million compared to income of $1.9 million as of the end of the prior fiscal year due to the negative impact of natural gas derivatives and foreign currency rates over the prior year.

Capital spending summary

        Capital expenditures were $16.4 million, $20.5 million and $9.6 million for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. We have increased capital expenditures since fiscal year 2002 to support ongoing cost savings programs (cost improvements) and growth in our manufacturing capacity. We have concentrated the growth in our manufacturing capacity since fiscal year 2003 on our converting operations at our Neenah, Wisconsin facility for the production of value-added converted tissue products. Historically, our capital expenditures have been divided generally equally among three categories: maintenance, converting capacity expansion and cost improvement. Cost improvement refers to our initiatives to continue to reduce our manufacturing costs in accordance with our business strategy.

        Additionally, included in the fiscal year 2008 spending is $5.5 million that we spent to buy out an operating lease. The assets and the associated lease were put into place in 1999.

Contractual obligations

        At February 28, 2009, our material obligations under firm contractual arrangements, including commitments for future payments under long-term debt arrangements, operating lease arrangements and other long-term obligations, are summarized below.

	Cash payments due by period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$245,671	$760	$230,076	$1,520	$13,315
Interest obligations(1)	28,687	22,939	1,638	468	3,642
Operating lease obligations	13,006	3,136	8,392	1,478	—
Purchase obligations	141,076	62,288	78,788	—	—

Total(2)	$428,440	$89,123	$318,894	$3,466	$16,957

(1)
Interest incurred at 9 3/4%, payable semi-annually for the 2010 Notes through March 15, 2010, 12% for the Seller Note through July 2, 2011 and an assumed rate of 3% on the outstanding balance for the industrial revenue bonds through March 1, 2028. In connection with the refinancing of the 2010 Notes, the interest rate on the notes, which will mature in 2014, will be 11 1/2%.

(2)
Due to uncertainty regarding potential tax audits and their possible outcomes, the estimate of obligations related to unrecognized tax benefits cannot be made. See Note 8 to the Consolidated Financial Statements for additional detail.

Net operating loss carryforwards

        At February 28, 2009, we had state NOLs of approximately $9.9 million, which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3.6 million. We currently anticipate fully utilizing recorded state NOLs and foreign tax credits prior to their expiration.

        In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.

New accounting standards

        Refer to Note 2 (Summary of Significant Accounting Policies) of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements and the potential impact to our consolidated results of operations and financial position.

Critical accounting policies and estimates

        Preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of our consolidated financial statements are described in Note 2 (Summary of Significant Accounting Policies) of the notes to our consolidated financial statements included elsewhere in this prospectus. Management believes the most complex and sensitive judgments, because of their critical nature, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most critical areas involving management estimates are described below. Actual results in these areas could differ from management's estimates.

Allowance for doubtful accounts

        We estimate our allowance for doubtful accounts using two methods. First, we determine a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second, we estimate additional reserves for all customers based on historical write-offs. Accounts are charged-off against the allowance for doubtful accounts when we have exhausted all collection efforts and have deemed the accounts uncollectible.

Goodwill and trademarks

        Goodwill is not amortized but tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. Our goodwill impairment test is performed by comparing the fair value of each reporting unit to the carrying value of each reporting unit. We incorporate assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit's goodwill exceeds its implied fair value. Goodwill as of February 28, 2007 was $4.4 million. Goodwill as of February 29, 2008 was $11.4 million, of which $7.0 million was recorded in connection with an acquisition in that year. Goodwill as of February 28, 2009 was $41.0 million, of which $29.6 million was recorded in connection with an acquisition in the current year. No goodwill impairment has been noted through February 28, 2009.

        Trademarks are not generally amortized but tested for impairment annually at the end of our second quarter, and at any time when events suggest impairment may have occurred. Our impairment test is performed by comparing the carrying amount to its fair market value at the time of assessment. We incorporate assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of the trademark exceeds its fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

Income taxes

        We recognize deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this methodology, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Derivatives and hedging

        We use derivative financial instruments to offset a substantial portion of our exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. We measure fair value of our derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1-inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access; level 2-inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3-inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

        Our derivative contracts, natural gas forward contracts, are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. We classify these instruments within level 2 of the valuation hierarchy. SFAS 157 requires that for level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk).

Quantitative and qualitative disclosures about market risk

        In March 2004, we completed a private offering of the 2010 Notes. At the same time, we entered into a $30.0 million revolving working capital facility. We raised approximately $152.0 million, net of debt issuance costs and original discount on the 2010 Notes. The proceeds, along with a drawdown from the revolver, were used to pay off existing debt of approximately $56.0 million and to fund a stockholder dividend to our parent to purchase shares of its common stock and warrants and fund compensation from the redemption of stock options of our parent, in the amount of $100.2 million. In connection with the CityForest Acquisition in March 2007, we issued and sold approximately $20.0 million of additional 2010 Notes and borrowed $17.4 million under our working capital facility. In connection with the APF Acquisition in July 2008, we issued and sold approximately $40.0 million of additional 2010 Notes and borrowed $12.1 million under our working capital facility. As a result of these transactions, we are highly leveraged. As of February 28, 2009, $18.5 million of borrowings remained outstanding under the working capital facility and excess availability was $37.3 million.

        We have minimal foreign currency translation risk. All international sales other than sales originating from our Canadian subsidiary are denominated in U.S. dollars. Due to our Canadian operations, however, we could be adversely affected by unfavorable fluctuations in foreign currency exchange rates.

        Approximately 50% of our natural gas requirements are hedged through the first half of fiscal year 2011. The prices achieved through this hedging are lower than the prices we paid for natural gas in fiscal year 2009, creating a savings of $2.4 million annually as compared to fiscal 2008.

Business

Our company

        We produce converted tissue products, tissue hard rolls and machine-glazed paper, with a significant and growing portion of our sales going into the value retail converted tissue product market. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments. We service a diverse group of high-quality customers. For the fiscal year ended February 28, 2009, we sold 332,555 tons of tissue, machine-glazed paper and foam products, generating net sales of $519.0 million, and pro forma net sales of $551.0 million. For the quarter ended May 28, 2009, we sold 78,008 tons of tissue, machine-glazed paper and foam products, generating net sales of $118.9 million.

        We operate in three segments: tissue, machine-glazed paper and foam. The foam business segment was added in fiscal year 2009 in connection with the APF Acquisition (described in "Our history" below). We convert and market a variety of tissue products for retailers of branded and private label consumer tissue products and away-from-home tissue product companies. Most of the tissue products we convert are internally sourced from the tissue hard rolls that we manufacture to the specifications requested by our customers. The tissue hard rolls that we manufacture but do not convert are sold to third-party converters after being manufactured to their requested specifications for use in various end products, including diapers, bath and facial tissue, assorted paper towels and napkins. In addition to converted tissue products and tissue hard rolls, we also manufacture machine-glazed paper and polystyrene foam used in various end products, including food wraps and foam plates.

        We own and operate seven strategically located manufacturing facilities with an aggregate annual production capacity of approximately 332,000 tons of tissue and machine-glazed paper hard rolls, consisting of approximately 247,000 tons of tissue hard roll production capacity and approximately 85,000 tons of machine-glazed paper hard roll production capacity. We operate tissue converting equipment at three strategically located sites (located in Central Islip, New York; Neenah, Wisconsin; and Thomaston, Georgia) and machine-glazed paper converting equipment at our Menominee, Michigan site. We have annual converting production capacity of approximately 182,000 tons of tissue and 13,000 tons of machine-glazed paper.

Our products

Tissue

        Our tissue segment consists of two product lines: (1) consumer and away-from-home converted tissue products and (2) hard roll tissue. For the fiscal year 2009, our tissue segment sold 250,073 tons of tissue, generating net sales of $400.6 million, or approximately 77.2% of our net sales, and 83.8% of our gross margin. For the quarter ended May 28, 2009, our tissue segment sold 58,655 tons of tissue, generating net sales of $93.5 million, or approximately 78.6% of our net sales, and 83.6% of our gross margin.

  •
  Consumer and away-from-home converted tissue.  We convert consumer and away-from-home tissue products at our Neenah, Wisconsin; Central Islip, New York; and Thomaston, Georgia facilities. Our converted tissue products include a variety of private label consumer and away-from-home bath and facial tissue, napkins and folded and rolled towels. We manufacture our converted tissue products according to our customers' specifications for weight, softness, size, color, prints, embossing patterns, grade, fold, package configuration and price. We offer and ship a full line of converted facial tissue, napkins, towel and bath products for the consumer and away-from-home markets with a broad range of quality levels that meet our customers specifications. We sell our converted tissue products through various retailers and away-from-home distributors that serve the consumer and away-from-home markets. We entered the consumer and away-from-home converted tissue products market following our August 2002 acquisition of a previously idle manufacturing and converting facility in Neenah, Wisconsin. We began manufacturing at our Neenah, Wisconsin facility in August 2002 and began producing our full line of converted tissue products in March 2003. We have significantly increased sales of products out of our Neenah, Wisconsin facility since its acquisition to $154.0 million in fiscal year 2009. In July 2008, we completed the APF Acquisition, adding its strategic geographic converting operations and increasing our capacity to convert tissue hard rolls into finished cases for sale to private label consumer retailers.

  •
  Hard roll tissue.  We produce hard roll tissue at all of our facilities, except our Menominee, Michigan; Central Islip, New York; and Thomaston, Georgia facilities. In March 2007, we acquired CityForest Corporation and increased our capacity to sell tissue hard rolls to third-party converters that resize and convert the rolls as well as our capacity to source hard rolls internally for our converting business. Our hard roll tissue is sold as facial and bath tissue, special medical tissue, industrial wipers, napkin and paper towel stock and absorbent cover stock. We manufacture our hard roll tissue with a variety of pulps and recycled fibers and produce hard roll tissue to our customers' specifications by controlling brightness, absorbency, bulk, strength, porosity and color. We produce our absorbent cover stock in a variety of weights and widths for sale to consumer products companies or third-party converters. Our customers then print, cut and process our absorbent cover stock hard rolls to be used in the manufacture of a variety of disposable absorbent products in the personal and health care markets, such as diapers, adult incontinence and feminine care products, surgical waddings and other medical and sanitary disposable products. We also sell our absorbent cover stock to manufacturers of absorbent bed pads, disposable infant bibs and disposable absorbent personal products.

Machine-glazed paper

        We produce machine-glazed paper hard rolls at our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities in a variety of weights, widths and surface characteristics. Machine-glazed paper is tissue paper with a glazed coating and, in some cases, other moisture and grease-resistant coatings. We sell our machine-glazed paper hard rolls to third-party converters that manufacture fast food and commercial food wrap, as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. We use the balance of our machine-glazed paper hard rolls at our Menominee, Michigan facility to produce converted wax paper products, including wet and dry wax paper, sandwich bags and microwavable wax paper. The majority of our converted wax paper products manufactured at our Menominee, Michigan facility is sold as branded products to a single customer. For the fiscal year 2009, our machine-glazed paper segment sold 82,482 tons of machine-glazed paper hard rolls and converted wax paper products, generating net sales of $114.4 million, or approximately 22.0% of our net sales, and 15.2% of our gross margin. For the quarter ended May 28, 2009, our machine-glazed paper segment sold 19,353 tons of machine-glazed paper hard rolls and converted wax paper products, generating net sales of $23.6 million, or approximately 19.8% of our net sales, and 13.2% of our gross margin.

Foam

        Foam is a business segment that we entered into as a result of the acquisition of the assets of the Thomaston, Georgia facility from APF. We manufacture polystyrene foam for conversion into foam plates using polystyrene pellets that are heated with natural gas to form a sheet of polystyrene foam. We then convert the sheets into foam plates of various sizes by stamping the sheet with a plate mold. We have the capability of using different molds to manufacture different products, including foam trays and bowls. We sell our products primarily to a single value retail customer, which also purchases a variety of converted tissue products from us. From the date of acquisition through fiscal year-end 2009, our foam unit sold 344,208 cases of polystyrene foam rolls generating net sales of $4.0 million, or approximately 0.8% of our net sales and 1.0% of our gross margin. For the quarter ended May 28, 2009, our foam unit sold 165,367 cases of polystyrene foam rolls generating net sales of $1.8 million, or approximately 1.6% of our net sales, and 3.2% of our gross margin.

Our industry

        The following industry information, including market size, net sales, product mix and growth rates, is derived from our internal assessments, which are based on a variety of sources, including publicly available data and information obtained from customers, other industry sources and management estimates.

Tissue paper

        Tissue paper is used primarily in products such as bath and facial tissue, napkins and paper towels. North America is the largest regional market for tissue with annual production capacity of approximately 9.1 million tons, of which approximately 70% is sold to the consumer sector and approximately 30% is sold to the away-from-home sector. Measured by sales of converted tissue products, approximately 45% of the tissue market is bath tissue, with paper towels, napkins, facial tissue and other products accounting for 36%, 12%, 6% and 1%, respectively. Tissue is a stable consumer product whose growth rate has historically been in line with and in excess of population growth. Tissue is sold into two key market sectors: (1) the consumer sector and (2) the commercial and industrial "away-from-home" sector. In general, consumer tissue products are sold to grocery stores, mass merchandisers, warehouse club stores, value retailers and drugstores for direct purchase by the consumer, either as branded products or private-label products. Over the past few years, private label products have continued to demonstrate steady market share growth in the U.S. consumer tissue market. Away-from-home tissue products are usually sold to paper, food service and janitorial supply distributors, which resell these products for use in hotels, restaurants, factories, schools, office buildings and other commercial, government and industrial institutions.

        The consumer sector is further sub-divided into branded products and private label products, which we believe make up approximately 80% and 20% of the consumer sector, respectively. Concentration in the North American branded products sector is high, with approximately 65% of capacity concentrated among the top three producers, Kimberly-Clark Corporation, Georgia-Pacific Corporation and Proctor & Gamble.

        Unlike other paper products that are more easily shipped, tissue is a national or even regional business, with limited import/export trade flow. Tissue does not ship well because it is voluminous and easily damaged in transit. High quality tissue is made from virgin pulp, while lower quality tissue may be made from either virgin pulp or recycled fiber. Across the spectrum of personal care products, the manufacturing of tissue is among the most capital intensive, which provides an inherent constraint among industry participants to allocate additional capital towards tissue production and acts as a barrier to entry for potential new entrants.

        We compete primarily in the private label sector, where value retail chains such as Dollar General, Family Dollar and Dollar Tree represent a growing portion of the market. The remainder of products in the private label sector are sold primarily through grocery retail chains, big box retailers such as Wal-Mart and Target, and warehouse clubs such as Costco and Sam's Club. Over the last five years, the value retail market has had an annual growth rate of 6%, and we believe that the large consumer products producers have a limited presence in the value retail market.

        We also compete in the away-from-home sector, where products are generally sold to paper, food service and janitorial supply distributors, which resell these products for use in hotels, restaurants, factories, schools, office buildings and other commercial, government and industrial institutions. The top three North American branded producers in this sector are Kimberly-Clark Corporation, Georgia-Pacific Corporation and SCA.

Machine-glazed paper

        Machine-glazed paper represents a different, and much smaller, market than tissue. To manufacture machine-glazed paper, heavy wet crepe tissue paper is finished over heated rolls and various moisture-resistant and grease-resistant coatings are applied. End markets for machine-glazed paper include fast food and commercial food wrap as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. Because of the (1) breadth of product offerings, (2) high level of service required to effectively meet customer needs, (3) significant required investments in facilities, equipment and local inventories and (4) declining market demand, there have been no substantial new domestic or international entrants in the North American machine-glazed paper market in recent years. We believe that pricing and demand for our products will remain relatively stable due to the elimination of several major producers of machine-glazed paper.

Foam

        Foamed plastics are manufactured from polyurethane, polystyrene and other resins. Advantages of the foaming process include lighter weight, greater cost-effectiveness, elevated strength-to-weight ratios, enhanced insulating properties, improved flexibility, and better structural strength and cushioning characteristics. End markets for foam include the consumer, foodservice and food packaging markets. Foamed plastic demand in the packaging market is forecast to reach 2.2 billion pounds in 2012. Gains will be driven by rising production in packaged goods industries such as food and beverages. In addition, the light weight, low cost and excellent protective capabilities of foamed plastics (such as molded expanded polystyrene and PUR) will help to support growth in consumption.

Our strengths

        Significant footprint in the Northeast, Southeast, South and Central United States.    The geographic location of our facilities enables us to be a provider in the consumer and away-from-home private label converted tissue paper markets in the Northeast, Southeast, South and Central United States, which serve approximately 76% of the United States population. Our Neenah, Wisconsin; Thomaston, Georgia; and Central Islip, New York converting lines have approximately 182,000 tons of annual converting capacity. The APF Acquisition described under "—Our history" below has allowed us to reach new distribution channels and expand our geographic footprint in the South, Southeast and Northeast.

        Low-cost manufacturing operations.    Our strategic manufacturing facility locations, flexible production capacity, relatively low overhead costs and branded-quality products contribute to our competitive position in the marketplace. We have established ongoing cost-saving investments and productivity improvement initiatives, including contracting for approximately 50% of our fiber requirements to ensure discounts; rebalancing tissue production to fully utilize capabilities at our Neenah, Wisconsin; Wiggins, Mississippi; and Gouverneur, New York facilities; using a third-party gasification steam project at our Wiggins, Mississippi facility to reduce natural gas consumption and installing a heat and power system at our East Hartford, Connecticut facility.

        Diversified and high-quality customer base.    We sell to a highly diversified customer base, thereby reducing our dependence on any single customer, and no customer represented more than 10% of our net sales for fiscal year 2009. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed segments. Our customer base has become increasingly diversified with our 10 largest customers accounting for approximately 46.3% of gross sales for fiscal year 2009, down from 51.3% of gross sales for fiscal year 2008. Following the APF Acquisition, we have further expanded our sales of private label tissue products into the retail and value retail chains.

        Experienced and incentivized management team.    We are managed by an experienced team of executive officers that have an average of over 20 years of experience in the paper products industry. Russell C. Taylor has been our President and Chief Executive Officer since 2001 and has over 25 years of industry experience. Prior to coming to our company, he was a senior executive at Kimberly-Clark Corporation, a leading personal care consumer products company. Mr. Taylor leads a team of senior executives with expertise in the paper and paper products industry and proven management and strategic experience. Steven D. Ziessler, our Chief Operating Officer since 2005, has over 25 years of industry experience and prior to joining the company was President of Kimberly-Clark Europe Ltd.'s away-from-home business. David J. Morris, our Chief Financial Officer has spent 27 years in the paper and wood products business, including 15 years at Georgia-Pacific Corporation and seven years at Kimberly-Clark Corporation.

Our strategy

        Our overall strategy is to transition the Company from a hard roll and specialty paper manufacturer to a private label tissue converting finished product manufacturer of choice while focusing on customer satisfaction through our "customer delight" program. We intend to implement this strategy through our key initiatives set forth below:

        Expand our sales of converted tissue to both consumer product retailers and value retailers.    As a result of the APF Acquisition, we have substantially increased our sales of private label converted tissue products to both the retail and value retail chains. Since the APF Acquisition, our number one customer has been a value retail chain. We intend to focus much of our future growth in the private label converted tissue product market, which we believe represents a significant and growing portion of the U.S. tissue market and in which we believe there are opportunities to increase our market share. By tons, 20% of our total production is sold in the private label market, including both retail and value retail customers.

        Continue to grow our converting capacity.    Our Neenah, Wisconsin facility produces our full line of consumer and away-from-home converted tissue products. As part of our growth strategy, we acquired the strategically located Central Islip, New York and Thomaston, Georgia converting equipment in the APF Acquisition. We believe that we can continue to increase the utilization of the converting capacity at our three tissue converting facilities, and we are continuing to add additional retail-focused converting equipment. Approximately one-third of our recent capital spending has been and is expected to continue to be spent on additional converting capacity.

        Continue our enhanced fiber and energy cost management initiatives.    We have developed and implemented a pulp cost management strategy that has been effective in reducing our pulp costs. Our supply agreements with various pulp suppliers enable us to purchase a majority of our anticipated total pulp requirements for a given year at prices below published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices. We believe these supply agreements provide us with significant protection against the risk of fluctuating pulp costs and offer substantial savings from purchasing pulp on the spot market during periods of tight supply. Furthermore, approximately 50% of our hard roll sales are to customers with pulp price pass-through contracts, which track a published pulp benchmark price index and have various triggers and timing clauses that set forth the price customers pay for our products, as well as purchase agreements that allow us to adjust prices quarterly based on changes in market conditions. We also continue to capitalize on opportunities to establish greater fiber cost stability throughout our plants. Additionally, we have a targeted strategy in place designed to yield greater energy cost control, which includes using gas strips or hedges to minimize price volatility, deploying capital to reduce consumption and implementing alternative energy sources.

        Continue to reduce manufacturing costs.    We continually seek out opportunities to contain and reduce our costs more effectively. As part of our cost management strategy, we benchmark our machines and manufacturing operations against those of leading paper manufacturers. Our benchmarking is applied by business sector and by type of machine on a monthly and year-to-date basis. We review metrics such as total machine efficiency, fiber loss and waste percentage, tons produced per machine per person per year, fixed and variable costs per ton produced and total energy per ton produced. We use our benchmarking analyses to help us allocate our strategic capital and non-capital investments in order to reduce our manufacturing costs most effectively. In addition, our cost management strategy focuses on reducing variable costs through increased operating efficiencies and reduced energy consumption, allowing us to better manage our costs and lessen the impact of fiber price cyclicality. In an effort to reduce manufacturing costs, we have installed a combined heat and power system at our East Hartford facility. In 2006, we entered into a long-term gasification steam project with Intrinergy, an alternative energy supplier, at our Wiggins facility to reduce natural gas consumption that began in the fourth quarter of fiscal year 2008.

        Continue to develop our "customer delight" program.    Customers are the heart of any business, and we continually strive to establish, maintain and improve our relationships with our customers by providing outstanding service, quality and value, which has allowed us to develop and maintain long-term relationships with our customers. We focus on delivering to our customers what they want, when they want it, on time and complete. Our manufacturing, sales, logistics and customer service processes are all focused on providing our customers with a high level of service and have contributed to our high levels of customer retention.

Our history

        We were incorporated in Delaware in 1984. At the time of our incorporation, we acquired the assets of our East Hartford, Connecticut facility and, in 1995, we purchased our Wiggins, Mississippi facility. Throughout 1998, we acquired the assets of each of our Menominee, Michigan; Gouverneur, New York; and St. Catharines, Ontario facilities and, in 2002, we purchased our Neenah, Wisconsin facility. In March 2007, we acquired our Ladysmith, Wisconsin facility.

Weston Presidio V, L.P.

        On June 12, 2006, Cellu Paper Holdings, Inc., our parent, entered into an Agreement and Plan of Merger with Cellu Parent Corporation ("Cellu Parent"), a corporation organized and controlled by Weston Presidio V, L.P., and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent ("Merger Sub"). Pursuant to the agreement, on June 12, 2006, Merger Sub was merged with and into our parent, with our parent surviving and becoming a wholly-owned subsidiary of Cellu Parent (the "Merger"). As of a result of the Merger, we are controlled by Weston Presidio V, L.P.

        Weston Presidio V, L.P. is a partnership managed by Weston Presidio. Weston Presidio, founded in 1991, is a private equity firm with over $3.3 billion under management to invest through growth equity investments, management buyouts and recapitalizations. With offices in Boston, San Francisco and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 300 portfolio companies in a variety of industries, including consumer products and retail, manufacturing and industrial, media, service and technology.

APF acquisition

        In July 2008, we acquired our Central Islip, New York and Thomaston, Georgia facilities in connection with our acquisition of certain assets and assumption of certain liabilities (the "APF Acquisition") from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, "APF").

Manufacturing

        We currently operate three converting facilities at our Central Islip, New York; Neenah, Wisconsin; and Thomaston, Georgia facilities. The tissue converting process involves loading hard roll tissue onto converting machines which unwind, perforate, emboss and print on the tissue. The converting machines then roll or fold the processed tissue into converted tissue products, such as bath or facial tissue, napkins or paper towels to the specification ordered by our customers. Similarly, our converting operations at our Menominee, Michigan facility are designed to convert our machine-glazed paper hard rolls into converted wax paper products.

        We currently own and operate six manufacturing facilities located in the United States and one manufacturing facility located in St. Catharines, Ontario, Canada. We lease and operate two additional manufacturing facilities in the United States. We produce hard roll tissue at our East Hartford, Connecticut; Wiggins, Mississippi; Gouverneur, New York; St. Catharines, Ontario; Neenah, Wisconsin: and Ladysmith, Wisconsin facilities for sale to consumer products companies and third-party converters and for use in the production of converted tissue products at our Neenah, Wisconsin facility. We produce machine-glazed paper at our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities in a variety of specialty hard rolls. We also produce converted wax paper products at our Menominee, Michigan facility.

        Our hard roll tissue manufacturing process begins with wood pulp or recycled fiber. These raw materials typically are pulped in large blenders or pulpers and moved through networks of pipes and pumps to a tissue machine where sheets of tissue paper are formed according to customer or grade specifications. The tissue paper is then drawn through the machine and formed on wires as it travels through various press rolls. Once the sheets are formed, they are transferred to a dryer section of the machine that dries the tissue. Following the drying process, the tissue paper is removed from the drying cylinders and wound into hard roll tissue. Hard roll tissue is either used internally for our converting operations at our Neenah, Wisconsin facility or sold to consumer products companies and third-party converters. We undergo a similar process at each of our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities in our machine-glazed paper operations, which are designed to produce machine-glazed paper hard rolls. Also, at our Ladysmith, Wisconsin facility, we process the majority of fiber used in our products received in the form of bales of recycled paper (mostly office paper). The de-inking process removes contaminants such as ink, staples, paper clips, plastic and paper coatings. Non-chlorine whiteners are used to brighten the fiber and strip colors. The end product is clean, bright fiber pulp.

        Our foam business was acquired as part of the APF Acquisition. We manufacture polystyrene foam for conversion into foam plates using polystyrene pellets that are heated with natural gas to form a sheet of polystyrene foam. We then convert the sheets into foam plates of various sizes by stamping the sheet with a plate mold. We have the capability of using different molds to manufacture different products, including foam trays and bowls. Our production is primarily sold to a single retail customer, who also purchases a variety of converted tissue products from us.

        The following table illustrates the annual hard roll production capacity at each of our manufacturing facilities based on current utilization and the type of products produced at each such facility:

Location	Total hard roll capacity (tons per year)	Hard roll tissue	Hard roll machine- glazed paper	Tissue converting	Machine- glazed paper converting	Foam
East Hartford, Connecticut	29,000	X
Thomaston, Georgia	—			X		X
Menominee, Michigan	32,000		X		X
Wiggins, Mississippi	54,000	X	X
Gouverneur, New York	32,000	X
Central Islip, New York	—			X
St. Catharines, Ontario	45,000	X	X
Ladysmith, Wisconsin	55,000	X
Neenah, Wisconsin	85,000	X		X

East Hartford, Connecticut facility

        Our East Hartford, Connecticut facility is a 59,000 square foot facility consisting of two paper machines, each of which produces dry creped tissue that is used by consumer products companies and third-party converters in the manufacture of disposable baby diapers, adult incontinence products, surgical waddings and disposable bibs. The tissue paper is produced with 100% virgin pulp to insure absolute cleanliness. For fiscal year 2009, both machines in the aggregate produced approximately 28,000 tons of hard roll tissue with an annual production capacity of 29,000 tons. In addition, our East Hartford, Connecticut facility has the capacity to produce base sheets for facial and bath tissue, napkins and paper towel products.

Thomaston, Georgia facility

        Our Thomaston, Georgia facility is a 426,000 square foot facility, with the capacity to expand further. Its production capacity includes the manufacture of bath tissue, towels, facial tissue, napkins and foam plates. We produce all of our foam at this facility. We acquired this facility as part of the APF Acquisition.

Menominee, Michigan facility

        Our Menominee, Michigan facility is a 397,000 square foot complex located along Lake Michigan's Bay of Green Bay in the City of Menominee. The facility consists of a paper machine for the manufacture of machine-glazed paper hard rolls and 20 converting line operations for both wet and dry wax papers. This facility is a producer of machine-glazed paper hard rolls which are used by third-party converters to make food packaging, wrapping, laminating and moisture-resistant paper products. A portion of the machine-glazed paper hard rolls produced at the Menominee, Michigan facility is converted through our converting equipment into converted wax paper products, including wet and dry wax paper, sandwich bags and microwavable wax paper. The majority of our converted wax paper products manufactured at the Menominee, Michigan facility is sold as branded products to the facility's largest customer. For fiscal year 2009, the facility produced approximately 32,000 tons of machine-glazed paper hard rolls and converted paper products, with an annual production capacity of 32,000 tons.

Wiggins, Mississippi facility

        Our Wiggins, Mississippi facility complex consists of a 163,200 square foot manufacturing and warehousing facility in addition to a 6,800 square foot office. The facility is close to major interstate highways and a railroad, with a rail spur that runs directly to the facility. In addition, the facility is strategically located near the Wiggins, Mississippi gulf coast and three major seaports, including the Port of Gulfport, through which we ship our exports. Our Wiggins, Mississippi facility is centrally located between Atlanta and Dallas, allowing for optimal service to many of our key customers.

        Our manufacturing facility at the Wiggins, Mississippi location consists of two paper machines. One machine produces machine-glazed paper hard rolls for food packaging, wrapping, laminating and moisture-resistant and grease-resistant paper products. The second machine produces dry creped paper that is used in the diaper and hygiene products market. In addition, it produces tissue, napkin and towel roll stock. For fiscal year 2009, the machines in the aggregate produced approximately 52,500 tons of hard roll tissue with an annual production capacity of 54,000 tons.

Gouverneur, New York facility

        Our Gouverneur, New York facility consists of a 242,000 square foot manufacturing complex and an 86,000 square foot warehouse. The manufacturing facility consists of two light dry creped paper machines, each of which produces a variety of specialty tissue products, such as personal hygiene grades, medical and surgical drapes, face mask wadding, filtration grades and tissues used in the personal care markets. In addition, the facility produces flexographic printed (a lower-cost, lower resolution graphic) colored napkins for the party goods industry and premium facial tissue. The facility is in close proximity to major interstate highways and a railroad, with a rail spur that runs directly to the facility. For fiscal year 2009, the facility produced in the aggregate approximately 32,000 tons of hard roll tissue with an annual production capacity of 32,000 tons.

Central Islip, New York facility

        Our Central Islip, New York facility is a 180,000 square foot complex. Its production capacity includes the conversion of bath tissue, towels, facial tissue and napkins. We acquired this facility as part of the APF Acquisition.

St. Catharines, Ontario facility

        Our St. Catharines, Ontario facility is a 256,000 square foot complex currently consisting of two types of actively used machines: through-air dried and machine-finished. Both of these types of machines have color capability.

        Our through-air dried machine produces highly absorbent bulky sheets in basis weights from nine to 25 pounds used in the manufacture of folded and rolled towels, facial and bath tissue, napkins and absorbent tissues. Our machine-finished machine produces wax paper base stock and wet creped tissue used in the manufacture of coffee filters and washroom towel base papers. All of the products manufactured at our St. Catharines, Ontario facility are produced in jumbo rolls and either converted into finished product at one of our three converting sites or sold to North American converters for further processing. For fiscal year 2009, the facility produced in the aggregate approximately 44,500 tons of hard roll tissue and machine-glazed paper hard rolls with an annual production capacity of 45,000 tons.

Neenah, Wisconsin facility

        Our Neenah, Wisconsin facility is a 1.2 million square foot facility. We acquired this facility in August 2002 and added converting capacity to the facility subsequent to its acquisition. The facility currently consists of five light dry creped paper machines with up to 85,000 tons of annual hard roll tissue production capacity and 14 converting lines with approximately 90,000 tons of annual converting capacity. A complete distribution center with fully automated unitizing and wrapping capabilities is located adjacent to the facility. This facility produces converted tissue products such as facial and bath tissue, napkins and paper towels, as well as unconverted hard roll tissue, and enables us to offer our customers flexibility in the price, grade, softness, package configuration and size of our products. For example, our products can be manufactured completely with virgin pulp (for premium products) or recycled fiber (for value products) or any combination thereof. Our machines have color and multi-ply capacity. For fiscal year 2009, the facility produced approximately 83,000 tons of hard roll tissue and converted tissue products in the aggregate.

Ladysmith, Wisconsin facility

        Our Ladysmith, Wisconsin facility is a 259,000 square foot facility. We acquired this facility in March 2007 in the CityForest Acquisition. At this facility, we manufacture tissue hard rolls for third-party converters that resize and convert the rolls into napkins, towels, bath tissue, specialty medical tissue, industrial wipers and facial tissue. The majority of our sales from this facility are either converted into finished product at one of our three converting sites or sold to third-party converters serving the away-from-home market, the consumer market, as well as state and federal government agencies and the medical industry. We do not currently convert rolls into finished products at this facility. Our manufacturing process includes a de-inking facility, two light dry crepe paper machines with a combined annual capacity of 55,000 tons used to manufacture tissue hard rolls and water and wastewater treatment capabilities. The facility processes over 98% of the fiber used in its product. This pulp can be used to make 100% recycled tissue or can be combined with other fiber, such as virgin pulp, at the paper machine, The ability to combine fibers of different types allows the facility to precisely match the specific requirements for a customer's existing or new products. For fiscal year 2009, the facility produced in the aggregate approximately 53,000 tons of hard roll tissue.

Raw material and energy sources and supply

        The primary raw material used in our various facilities is wood pulp (both virgin pulp and recycled fiber). Other costs include natural gas, electricity, fuel oil and, in our Menominee, Michigan facility, coal. We have developed and implemented a pulp cost management strategy that has been highly effective in controlling our pulp costs. Our supply agreements with various pulp suppliers enable us to purchase a majority of our anticipated total pulp requirements for a given year at prices below published list prices. These agreements further allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. We believe these supply agreements provide us with significant protection against the risk of fluctuating pulp costs and offer a substantial savings from purchasing pulp on the spot market during periods of tight supply. In addition, our Ladysmith, Wisconsin facility processes over 98% of the fiber used in its product. We satisfy all of our energy requirements through purchases of natural gas (other than for our Menominee, Michigan facility) and electricity from local utility companies. At our Menominee, Michigan facility, our power boilers generate most of our energy requirements through the use of coal, with the balance being supplied through the purchase of natural gas by contract.

Sales and customer support

Tissue

        Hard roll tissue. Our hard roll sales group markets and sells our tissue hard rolls and specialty products to consumer and away-from-home products companies and third-party converters.

        Consumer and away-from-home converted tissue. Our converted products sales group markets and sells our converted tissue products to a variety of retail and away-from-home customers, directly to retailers or to distributors, which in turn sell to end-users.

Machine-glazed paper

        Our machine-glazed sales group markets and sells our machine-glazed paper in a variety of specialty hard rolls from each of our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities. In addition, at our Menominee, Michigan facility, our machine-glazed sales group markets and sells converted wax paper products. The products manufactured in our machine-glazed paper segment are sold to third-party converters, consumer products companies and, in certain instances, directly to distributors.

Foam

        The same members of our consumer and away-from-home tissue sales group are also responsible for polystyrene foam sales.

Distribution

        We sell and distribute our machine-glazed paper and tissue hard rolls to our customers' manufacturing sites primarily in North America. Our away-from-home converted cases are sold through major North American distributors. Our retail converted products are sold directly to North American retailers or through other large manufacturers. All of our products are either shipped from our seven strategically located manufacturing sites east of the Mississippi via third-party common carriers according to contracted freight agreements or are picked up by the customer at the producing mill.

Competition

        The hard roll tissue market and consumer and away-from-home converted tissue products market are highly competitive and are led by a number of large, international companies, such as Kimberly-Clark, Georgia-Pacific, SCA and Proctor and Gamble, as well as smaller, regional companies, such as Cascades, Irving, Stefco, Orchids, Royal and Potlatch Corporation. Among the value retailers there is a growing trend towards branded quality private label converted products. Our primary focus since 2005 has been on delivering branded quality private label converted products to this fast growing value retail market. We believe these retailers, which are primarily based east of the Mississippi, see us as consistently delivering branded quality converted products due to our vertical integration and the geographic locations of our converting facilities.

        We also compete in the machine-glazed paper market. Our primary competitors in the machine-glazed paper market are medium-sized North American-based independent organizations, such as Burrows Paper Corporation, Thilmany Papers and Domtar Inc.

        We manufacture a limited line of polystyrene foam products primarily for a single customer that purchases the foam products as well as converted tissue products. Our primary competitors in this business are small to medium-sized North American-based independent organizations that have the ability to convert both tissue and foam, such as Genpak, Dalco and Pactiv.

        In all areas, we believe that we compete on the basis of product quality, price and service. See "Risk factors—We face many competitors, several of which have better financial and other resources and our customers may choose their products instead of ours."

Major customers

        Our customer base is comprised of leading tissue consumer products companies, tissue and machine-glazed paper converters, manufacturers of private label products and distributors of tissue products. Our 10 largest customers represented 54.9% of sales for fiscal year 2007, 51.3% of sales for fiscal year 2008 and 46.3% of sales for fiscal year 2009. Our ten largest customers represented 37.8% and 52.4% of our sales for the three months ended May 28, 2009 and May 29, 2008, respectively. Our single largest customer represented 8.6% and 11.4% of our sales in the three months ended May 28, 2009 and May 29, 2008, respectively. Our largest single customer, represented 13.4% of sales in fiscal year 2008. No customer accounted for more than 10% of our sales in fiscal year 2009 or fiscal year 2007.

        We have specific agreements with some, but not all, of our customers that allow us to pass through cost increases to them. See "Management's discussion and analysis of financial condition and results of operations—Business drivers and measures."

Employees and labor relations

        As of February 28, 2009, we employed 1,160 active full-time employees, consisting of 972 hourly employees and 188 salaried employees. We have collective bargaining agreements with the United Steelworkers of America covering approximately 551 of our hourly employees in our Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; and Neenah, Wisconsin facilities, collectively. In addition, we have a collective bargaining agreement with Independent Paperworkers of Canada covering approximately 81 employees in our St. Catharines, Ontario facility. Our collective bargaining agreements expire between October 2009 and June 2013. We are currently preparing for collective bargaining negotiations at our Menominee, Michigan and Gouverneur, New York facilities, where we have stable labor relations.

        Our facilities have active health and safety programs in place. We have not experienced any work stoppages or significant labor disputes and we consider relations with our employees to be satisfactory. All of our facilities are situated in areas where adequate labor pools exist.

Properties

        We own and operate seven facilities located in East Hartford, Connecticut; Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; St. Catharines, Ontario, Canada; Ladysmith, Wisconsin; and Neenah, Wisconsin. In addition, we lease facilities in Thomaston, Georgia and Central Islip, New York, as well as our corporate headquarters in Alpharetta, Georgia.

        The following table lists each of our facilities and its location, use, approximate square footage and status:

Facility	Use	Approximate square footage	Owned or leased
East Hartford, Connecticut facility	Tissue manufacturing	59,000	Owned
Alpharetta, Georgia administrative offices	Corporate headquarters and administrative offices	9,000	Leased
Thomaston, Georgia facility	Tissue converting and foam manufacturing and converting	426,000	Leased
Menominee, Michigan facility	Machine-glazed paper manufacturing and converting	397,000	Owned
Wiggins, Mississippi facility	Tissue and machine-glazed paper manufacturing	170,000	Owned
Gouverneur, New York facility	Tissue manufacturing, warehousing	328,000	Owned
Central Islip, New York facility	Tissue converting	180,000	Leased
St. Catharines, Ontario facility	Tissue and machine-glazed paper manufacturing	256,000	Owned
Neenah, Wisconsin facility	Tissue manufacturing, tissue converting and distribution center	1,200,000	Owned
Ladysmith, Wisconsin facility	Tissue manufacturing, de-inking facility	259,000	Owned

Intellectual property

        We are the owner of certain trademarks relating to our products. We are not aware of any existing infringing uses that could materially affect our business. We believe that our trademarks are valuable to our operations in our tissue and machine-glazed paper segments and are important to our overall business strategy.

        We own the trademark Waxtex™ which is used in connection with our machine-glazed paper products brand produced at our Menominee, Michigan facility. We also own the trademark Magic Soft™ used in association with the converted facial and bath tissue, paper towel and napkin products manufactured at our Neenah, Wisconsin facility and the trademarks acquired as part of the APF Acquisition and used in association with the converted facial and bath tissue, paper towel and napkin products manufactured at our Central Islip, New York and Thomaston, Georgia facilities, as well as the trademarks Interlake™ and Interlake Paper™.

Environmental laws

        We are subject to comprehensive and frequently changing federal, state, local and foreign environmental, health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of wastewater and storm water, storage, treatment and disposal of materials and waste, site remediation and liability for damage to natural resources. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws and regulations is an important factor in our business. From time to time, we incur significant capital and operating expenditures to comply with applicable federal, state and local environmental laws and regulations and to meet new statutory and regulatory requirements. We have implemented practices and procedures at our operating facilities that are intended to promote compliance with environmental laws, regulations and permit requirements. We believe that our facilities and manufacturing operations are currently in material compliance with such laws, regulations and requirements; however, we may not always be in compliance with all such laws, regulations or requirements.

        We may be subject to strict liability for the investigation and remediation of environmental contamination (including contamination that may have been caused by other parties) at properties that we own or operate and at other third-party owned properties where we or our predecessors have disposed of or arranged for the disposal of regulated materials. As a result, we may be involved in administrative and judicial proceedings and inquiries in the future relating to environmental matters. The total of such environmental compliance costs and liabilities cannot be determined at this time and may be material.

Other governmental regulation

        We are regulated by the U.S. Food and Drug Administration because we manufacture paper products used in the food service industry. We are also regulated by the U.S. Occupational Safety and Health Administration. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.

        We are committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our company.

Legal matters

Gabayzadeh litigation

        We are a defendant in a suit filed August 11, 2008 in the United States District Court for the Eastern District of New York by Mahin Gabayzadeh, as trustee for and on behalf of The Diane Gabayzadeh Trust, The Deborah Gabayzadeh Trust and The John Gabayzadeh U.T.M.A. Trust (the "Gabayzadeh Litigation"). The other defendants in the lawsuit are Russell C. Taylor, our chief executive officer; Steven C. Catalfamo; Kimberly-Clark Corporation; and Charterhouse Group, Inc. The complaint alleges that we fraudulently acquired American Tissue Co.'s Neenah, Wisconsin plant for $5.85 million, which plaintiffs allege is approximately $125 million below the then-current appraised liquidation value. The other defendants are alleged to have participated in the fraud. Plaintiffs seek $250 million in damages and allege joint and several liability. On December 17, 2008, we filed with the Court a motion to dismiss the complaint with prejudice on several grounds. The plaintiff filed a brief in response to the motion to dismiss on February 23, 2009. The defendants' joint reply brief was filed on March 12, 2009. We believe that the Gabayzadeh Litigation is without merit.

Other litigation

        We are, from time to time, party to various routine legal proceedings arising out of our business. These proceedings primarily involve commercial claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any currently existing proceedings, other than the Gabayzadeh Litigation, even if determined adversely, would not have a material adverse effect on our business, financial condition and operating results.

 Directors, executive officers and corporate governance

        The following table sets forth certain information regarding the members of our board of directors and our executive officers. Each of our directors will hold office until removal by our parent as sole stockholder. Our officers serve at the discretion of our board of directors.

Name	Age	Position
Russell C. Taylor	52	President, Chief Executive Officer and Director
David J. Morris	53	Senior Vice President, Finance and Chief Financial Officer
W. Edwin Litton	45	General Counsel, Senior Vice President, Human Resources and Secretary
Steven D. Ziessler	49	President, Tissue & Machine-Glazed and Chief Operating Officer
R. Sean Honey	38	Chairman of the Board of Directors
Scott M. Bell	33	Director
David L. Ferguson	54	Director

        Russell C. Taylor has been our President and Chief Executive Officer since October 2001. Mr. Taylor became a member of our board of directors upon assuming his role as Chief Executive Officer in October 2001. Prior to that, he was employed by Kimberly-Clark Corporation, a manufacturer of personal care paper products, from May 1997 to January 1999 as President, Kimberly-Clark, Professional/Pulp, North America/Europe, and from January 1999 to October 2001 as group president, Kimberly-Clark, Professional Pulp/Tissue Paper/Environmental, North America/Europe.

        David J. Morris has been our Chief Financial Officer and Senior Vice President-Finance since August 2007. Previously, Mr. Morris was employed by BlueLinx Holdings, Inc. as Chief Financial Officer and Treasurer from May 2004 to December 2006. Prior to that time, Mr. Morris spent 15 years with Georgia- Pacific Corporation, most recently as Vice President of Finance for the distribution division from 1999 to May 2004.

        W. Edwin Litton has been our General Counsel and Senior Vice President of Human Resources since July 2006 and Secretary since December 2006. From August 2003 to July 2006, Mr. Litton was retained by us as outside counsel. Mr. Litton served as in-house legal counsel for Lacerte Technologies, Inc. from May 2002 until May 2003 and was employed in the private practice of law from September 1990 until April 2002.

        Steven D. Ziessler has been our President and Chief Operating Officer since August 2005. Previously, Mr. Ziessler was employed by Kimberly-Clark Corporation as Vice President, Global Health Care from January 2005 to April 2005; President, Kimberly-Clark Professional Europe from 2003 to 2004; and Vice President of Kimberly-Clark Professional North America from 1999 to 2003.

        R. Sean Honey was appointed to our board of directors in June 2006 and has served as Chairman since that date. Mr. Honey is a partner with Weston Presidio, which he joined in 1999. Prior to that, Mr. Honey was with J.P. Morgan Capital (the predecessor to JP Morgan Partners).

        Scott M. Bell was appointed to our board of directors in January 2007. Mr. Bell joined Weston Presidio in 2004. Prior to that, Mr. Bell worked as an associate for Goldman, Sachs & Co.

        David L. Ferguson was appointed to our board of directors in June 2006. Mr. Ferguson is a partner with Weston Presidio, which he joined in 2003. Prior to that, Mr. Ferguson was a general partner of JP Morgan Partners. His prior work experience includes Bankers Trust New York Corporation and Prudential Securities, as well as the audit departments of KPMG Peat Marwick and Deloitte & Touche.

Compensation Committee Interlocks and Insider Participation

        There are no compensation committee interlocks (none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors).

Board of Directors and Committees

        The board of directors held four meetings during fiscal year 2009. During fiscal year 2009, each director then in office attended 100% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and the total number of meetings held by all of the committees of the board of directors on which he served. We are not required to have independent directors because we do not have a class of securities listed on a national securities exchange. We use the independence standards of the Section 303A of the New York Stock Exchange listing standards to determine independence and have determined that we do not have any independent directors at this time. The only standing committees of the board of directors are an audit committee and a compensation committee.

Audit Committee

        R. Sean Honey, David L. Ferguson and Scott Bell are members of the audit committee. The audit committee is empowered to: (i) appoint, fix the compensation of and oversee the work of our independent auditors (including the power to resolve any disagreements between management and the independent auditors), with the independent auditors reporting directly to the audit committee; (ii) pre-approve all audit services and permissible non-audit services; (iii) establish procedures for whistleblower complaints; and (iv) engage and determine funding for independent counsel and other advisors. The board of directors has determined that it continues not to have an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission serving on its audit committee. In connection with the acquisition of our parent by Weston Presidio in June 2006, the former director who served as an audit committee financial expert resigned as a member of the board of directors. The Company believes that the current audit committee has sufficient expertise.

Compensation Committee

        R. Sean Honey and David L. Ferguson are members of the compensation committee. The compensation committee is responsible for (i) compensation of our executives; (ii) equity-based compensation plans, including, without limitation, stock option plans in which officers or employees participate; and (iii) arrangements with executive officers, relating to their employment relationships with us, including, without limitation, employment agreements and restrictive covenants. The compensation committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs, as well as all equity-based compensation plans and policies. In addition, the compensation committee oversees, reviews and approves all of our Employee Retirement Income Security Act of 1974, as amended ("ERISA") and other employee benefit plans.

Code of Ethics

        We have adopted a Code of Ethics that applies to our chief executive officer, senior financial officer and other senior officers (as that term is defined in the Code of Ethics). A copy of the Code of Ethics was filed with the Securities and Exchange Commission as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended February 28, 2005.

Executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

        In this section, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section, you will find tables containing specific information about the compensation earned by the following executive officers, all of whom received compensation in excess of $100,000 in fiscal year 2009, whom we refer to as our "named executive officers":

  •
  Russell C. Taylor, president, chief executive officer and director

  •
  David J. Morris, senior vice president, finance and chief financial officer since August 2007

  •
  W. Edwin Litton, general counsel, senior vice president, human resources and secretary

  •
  Steven D. Ziessler, president and chief operating officer

        The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy

        Our compensation programs are designed to attract, motivate and retain key employees, rewarding them for the achievement of significant goals that continuously improve our business performance and increase our value. Performance and compensation are evaluated annually to ensure that we maintain our ability to attract and retain outstanding employees in key positions and that compensation provided to our key employees is competitive relative to the compensation paid to similarly situated employees of comparable companies.

        Our compensation decisions with respect to executive officer salaries and annual incentives, as well as long-term incentives such as restricted stock awards and stock option grants, are influenced by (a) the executive's level of responsibility and function, (b) our overall performance and profitability and (c) our assessment of the competitive marketplace, including other peer companies. As discussed below in more detail, our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual cash bonus, as applicable, and long-term incentives, including stock-based awards.

Overview of Compensation Committee

        Our executive compensation philosophy, policies, plans and programs are under the supervision of the compensation committee of our board of directors. The compensation committee's responsibilities include (1) compensation of our executives; (2) administration and overview of equity-based compensation plans, including, without limitation, the 2006 Stock Option and Restricted Stock Plan, in which officers and employees may participate and (3) arrangements with executive officers related to their employment relationships with us, including, without limitation, employment agreements and restrictive covenants. The compensation committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs, as well as all equity-based compensation plans and policies.

Overview of Compensation Program

        Throughout this narrative discussion and in the accompanying tables, we refer to our named executive officers. The key compensation package provided to our named executive officers includes:

  •
  base salary, which provides fixed compensation based on competitive market practice and, except for W. Edwin Litton, in accordance with the terms of each individual's employment agreement;

  •
  bonus/performance-based cash incentive compensation, which provides focus on meeting corporate annual goals that lead to our long-term success and motivates achievement of critical annual performance metrics;

  •
  equity compensation, as applicable, in the form of restrictedstock awards or stock option grants by Cellu Parent, our indirect parent, which is designed to reward and motivate employees by aligning their interests with those of the stockholders of Cellu Parent and provide an opportunity to acquire an indirect proprietary interest in the Company;

  •
  our matching cash contributions to our named executive officers who participate in our 401(k) Plan; and

  •
  other benefits.

Determination of Appropriate Pay Levels

        We compete with many other companies for experienced and talented executives. As such, our compensation committee reviews market information to assist in gaining an understanding of current compensation practices in the marketplace. We do not target compensation levels at any particular level or percentile based on this information. In February 2008, Hewitt Consulting was engaged to perform a compensation review for executive officers and employees of our Company. The study focused on manufacturing companies of similar size to us and encompassed the following components of pay: base salary, target bonus and long-term incentives for executives and base salary and bonus for other employees. As described elsewhere in this Annual Report, three of our executive officers entered into employment agreements with us that establish various terms and conditions of their employment. For a further description of these agreements, see "Additional Information Regarding Executive Compensation—Employment Agreements; Restricted Stock Award Agreements."

        Each element of compensation (including any base adjustments to the terms and conditions set forth in the employment agreements) is reviewed so that the overall compensation package will attract, motivate and retain our key employees, including our named executive officers, by rewarding superior performance and providing an incentive for the achievement of our strategic goals. The following factors are considered to determine the amount of compensation paid to each executive officer:

  •
  overall job performance, including performance against corporate and individual objectives;

  •
  job responsibilities, including unique skills necessary to support our long-term corporate performance;

  •
  teamwork, both contributions as a member of the executive management team and fostering an environment of personal and professional growth for the entire work force;

  •
  performance of general management responsibilities, execution of our objectives and contributions to our continuing success; and

  •
  our overall financial position and structure for providing for an equitable distribution of compensation.

Allocation of Compensation

        There is no pre-established policy or target for the allocation of compensation, other than the employment agreements, as previously. The factors described above, as well as our overall compensation philosophy, are reviewed to determine appropriate level and mix of compensation for our named executive officers.

Timing of Compensation

        As discussed elsewhere, compensation for our named executive officers is reviewed annually, including incentive plan goal specifications and incentive plan payments for our named executive officers.

Compensation Components for Fiscal Year 2009

        For fiscal year 2009, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  bonus;

  •
  equity awards under the 2006 Stock Option and Restricted Stock Plan of Cellu Parent and the 2001 Stock Incentive Plan of Cellu Holdings; and

  •
  401(k) matching contributions and other benefits.

Base Salary

        We provided our named executive officers with a base salary to compensate them for services rendered during the fiscal year. In general, base salary amounts are determined for each executive based on his or her position and responsibility. Base salary levels are reviewed annually, as part of our performance review process, and adjustments are made. Our chief executive officer makes recommendations to the compensation committee with respect to any adjustments to the compensation package for each named executive officer except for his own, which is determined by the compensation committee based on the overall performance of the Company.

        On June 12, 2006 in connection with the Merger, we entered into employment agreements with Russell C. Taylor and Steven Ziessler. On August 2, 2007, we entered into an employment agreement with David J. Morris. We discuss the terms and conditions of these agreements elsewhere in this Part III under "Additional Information Regarding Executive Compensation—Employment Agreements; Restricted Stock Award Agreements."

Annual Bonus Compensation

        For fiscal year 2008, and for each fiscal year thereafter, named executive officers are eligible to receive an annual cash incentive award, subject to the achievement by us of adjusted EBITDA performance goals recommended by the chairman of our board of directors and approved by the compensation committee. Adjusted EBITDA differs from EBITDA presented elsewhere in this Annual Report on Form 10-K, because adjusted EBITDA is adjusted to remove the effects of any non-recurring or extraordinary charges for such period as approved by the compensation committee.

        It is anticipated that, for each fiscal year, an adjusted EBITDA threshold performance goal and an adjusted EBITDA maximum performance goal will be set, annually, in the first quarter of such fiscal year. If the threshold performance goal is met, each executive officer will be entitled to receive 50% of the officer's maximum award amount, and if the maximum performance goal is achieved, each executive officer will be entitled to receive 100% of the officer's maximum award amount. The maximum award amounts for each executive officer are described below. If adjusted EBITDA falls between the threshold performance goal and the maximum performance goal, the amount of the incentive award earned by each executive officer will be prorated between 50% and 100% of the officer's maximum award amount. In addition, the compensation committee of the board of directors may, in its discretion, increase the award to 120% of an officer's maximum award amount if adjusted EBITDA exceeds the maximum performance goal. The compensation committee of the board of directors may also reduce award amounts to individual officers on a discretionary basis. These discretionary adjustments are based solely on a subjective evaluation of the applicable officer's individual performance for the fiscal year.

        The compensation committee sets the maximum award for each executive officer as a percentage of base salary depending on the officer's position. These percentages are recommended by the chairman of our board of directors and approved by the compensation committee. For fiscal year 2009, the maximum award amount for each named executive officer was as follows, expressed as a percentage of salary and in an equivalent dollar amount:

Named Executive Officer	Percentage of Salary	Maximum Award Amount
Russell C. Taylor	100%	$475,000
David J. Morris	100%	$250,000
Steven Ziessler	100%	$300,000
W. Edwin Litton	50%	$88,580

        For fiscal year 2009, the annual incentive awards were subject to our achieving the threshold performance goal of at least $55.89 million of adjusted EBITDA. The maximum performance goal for fiscal year 2009 was adjusted EBITDA of $60.0 million. Based on our fiscal year 2009 adjusted EBITDA in excess of $60.0 million, each executive officer is entitled to receive in excess of 100% of the officer's maximum award amount. The annual incentive awards will be paid in the first quarter of fiscal year 2010. Although we exceeded the maximum performance goal, the compensation committee did not exercise its discretion to increase the awards beyond the maximum amount. In addition, the compensation committee of the board of directors did not exercise its discretion to reduce awards to the named executive officers based on individual performance in fiscal year 2009.

Equity Awards

        On June 12, 2006, the board of directors of Cellu Parent adopted the 2006 Stock Option and Restricted Stock Plan, or the Plan. Under the Plan, the board of directors of Cellu Parent or its delegate (referred to as the plan administrator) may grant to participants, including named executive officers, stock option awards to purchase shares of common stock of Cellu Parent and/or awards of restricted shares of common stock of Cellu Parent. For the named executive officers, all stock option and restricted stock grants are approved by the board of directors of Cellu Parent. A maximum of 8,095 shares of common stock of Cellu Parent may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent in payment of the exercise price of an award or in satisfaction of tax-withholding requirements. Key employees and directors of, and consultants and advisors to, Cellu Parent or its affiliates who, in the opinion of the plan administrator, are in a position to make a significant contribution to the success of Cellu Parent and its affiliates are eligible to participate in the Plan. Stock options are granted at the fair market value as determined by the plan administrator in accordance with the applicable regulations of the Internal

Revenue Code on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. Periodically, senior executives will make recommendations with respect to a stock option grant, which is approved by the board of directors of Cellu Parent, to select individuals in recognition of their contribution to the success of the Company. In addition, awards of restricted shares of common stock generally vest ratably over four years from the date of grant.

401(k) and Other Benefits

  401(k) Plan

        We have a Savings Incentive and Profit-Sharing Plan qualified under Section 401(k) of the Code, which is available to all our employees who are 21 years of age or older with one or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the plan through voluntary salary deferred payments. We match 100% of each employee's contribution up to 2% of the employee's salary and 70% of the employee's remaining contribution up to 6% of the employee's salary. Eligible named executive officers participated in the 401(k) Plan received matching contributions from us under the 401(k) Plan as follows:

Named Executive	2009 Matching Contributions under the 401(k) Plan	2008 Matching Contributions under the 401(k) Plan	2007 Matching Contributions under the 401(k) Plan
Russell C. Taylor	$10,144	$10,812	$4,562
David J. Morris	$9,231	$2,308	N/A
Steven D. Ziessler	$7,245	N/A	N/A
W. Edwin Litton	$8,430	$8,630	$1,328

  Other Benefits

        Each of the named executive officers receives medical and dental insurance coverage on the same terms as other employees.

        In connection with the investment in the Company by Weston Presidio, agreements were executed with Messrs. Taylor and Ziessler to provide compensation to such executive officers in the event of a termination of employment. These agreements generally called for increased payments if the termination of employment occurred in connection with a change of control. Upon execution of the employment agreement with Mr. Morris, similar provisions were included. Such provisions were made to enhance retention. For further description of the employment agreements and restrictive stock agreements governing these payments, see "Employment Agreements; Restricted Stock Award Agreements."

        The Company does not provide any other perquisites, other than auto allowances, and no pension plans or deferred compensation plans.

  Tax Deductibility Under Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers who are employed by the Company at year-end. The Company believes that it is generally in the Company's best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Company has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Company also believes there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

        The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

                      THE COMPENSATION COMMITTEE

                      R. Sean Honey
                      David L. Ferguson

 ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table shows the compensation earned for services rendered to us and our subsidiaries in fiscal year 2009, fiscal year 2008 and fiscal year 2007 by each of our named executive officers.

Name and principal position (a)	Fiscal Year (b)	Salary (c)		Bonus(1) (d)		Stock Awards(2) (e)		Option Awards(3) (f)		Non-Equity Incentive Plan Compensation(4) (g)		All Other Compensation(5) (i)		Total (j)
Russell C. Taylor, President and Chief Executive Officer	2009 2008 2007	$ $ $	475,000 475,000 469,428	$ $ $	— — 425,000	$ $ $	403,009 403,009 287,075	$ $ $	— — —	$ $ $	475,000 406,125 —	$ $ $	20,350 10,812 4,562	$ $ $	1,373,359 1,294,946 1,186,065
David J. Morris, Senior Vice President, Finance, and Chief Financial Officer(6)	2009 2008 2007	$ $ $	250,000 144,231 —	$ $ $	— — —	$ $ $	171,369 97,188 —	$ $ $	— — —	$ $ $	250,000 60,738 —	$ $ $	9,231 516,290 —	$ $ $	680,600 818,447 —
Steven Ziessler, President, Tissue and Machine-Glazed & Chief Operating Officer	2009 2008 2007	$ $ $	300,000 267,127 247,885	$ $ $	— — 250,000	$ $ $	143,901 143,901 581,321	$ $ $	— — —	$ $ $	300,000 235,125 —	$ $ $	15,045 — 311,111	$ $ $	758,946 646,153 1,390,317
W. Edwin Litton, General Counsel, Senior Vice President, Human Resources and Secretary	2009 2008 2007	$ $ $	177,160 172,000 102,314	$ $ $	— — —	$ $ $	— — —	$ $ $	9,983 6,402 966	$ $ $	88,580 73,530 —	$ $ $	16,230 8,630 1,328	$ $ $	291,953 260,562 104,608

(1)
Amounts for fiscal year 2007 represent one-time retention bonuses in fixed amounts pursuant to bonus agreements entered into with certain named executives in connection with the Merger. See further discussion under "Bonus Agreements."

(2)
Reflects shares of restricted stock of (1) Cellu Paper granted under the Cellu Paper Holdings, Inc. 2001 Incentive Plan that fully vested at the effective date of the Merger and were repurchased by Cellu Paper in fiscal year 2007 (Mr. Ziessler—$478,816); and (2) Cellu Parent granted under the 2006 Stock Option and Restricted Stock Plan in fiscal years 2009, 2008 and 2007, respectively, (Mr. Taylor—$403,009, $403,009 and $287,075; Mr. Morris—$171,369, $97,188 and $0; and Mr. Ziessler—$143,901, $143,901 and $102,505) The amounts in column (e) represent the proportionate amount of the total fair value of restricted stock recognized by us as an expense in fiscal year 2009, fiscal year 2008 and fiscal year 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007, fiscal year 2008 and fiscal year 2009 were determined in accordance with FAS No. 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 2 to our consolidated financial statements included elsewhere in this Annual Report.

(3)
Reflects options granted under the 2006 Stock Option and Restricted Stock Plan to purchase shares of common stock of Cellu Parent upon exercise of such options. The amounts in column (f) represent the proportionate amount of the total fair value of options recognized by us as an expense in fiscal year 2007, fiscal year 2008 and fiscal year 2009 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007, fiscal year 2008 and fiscal year 2009 were determined in accordance with FAS No. 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to our consolidated financial statements included elsewhere in this Annual Report.

(4)
The amounts in column (g) represent the incentive-based cash awards earned in fiscal year 2009 and payable in the fiscal year ending February 28, 2010 and earned in fiscal year 2008 and paid in the fiscal year ended February 28, 2009, which are further discussed under "Compensation Discussion and Analysis-Compensation Components for Fiscal Year 2008-Annual Bonus Compensation".

(5)
Reflects matching contributions to the 401(k) plan. Also, included are the gross-up amounts paid to cover income taxes payable on the fair value of the restricted stock awards and were as follows: $311,111 to Mr. Ziessler in fiscal year 2007 and $513,982 to Mr. Morris in fiscal year 2008. Also, included are auto allowances in fiscal year 2009 of $7,800 each to Mr. Ziessler and Mr. Litton and $10,206 to Mr. Taylor.

(6)
Mr. Morris commenced employment with us as chief financial officer and senior vice president, finance on August 6, 2007.

Employment Agreements; Restricted Stock Award Agreements

        We have entered into an employment agreement with Russell Taylor, dated June 12, 2006, pursuant to which Mr. Taylor will continue to serve as our chief executive officer and president. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Taylor or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. The agreement provides Mr. Taylor with an annual base salary of $475,000 (subject to review and adjustment annually), a target bonus opportunity of 100% of base salary (the "Target Bonus") and certain severance benefits under the following circumstances:

          (A)  If Mr. Taylor's employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus (as defined); (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (v) any reimbursed business expenses.

          (B)  If Mr. Taylor's employment is termination by us without cause (as defined) or by him with good reason (as defined), he will be entitled to (i) any earned, but unpaid, base salary through the date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his Target Bonus; (iv) a lump sum payment equal to the greater of (a) 24 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (v) a lump sum equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term; and (vi) any reimbursed business expenses.

          (C)  If Mr. Taylor's employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

        If a change of control (as defined) occurs and, within three months before and two years following such change of control, we terminate Mr. Taylor's employment other than for cause or by reason of death or disability, or Mr. Taylor terminates his employment for good reason, then, in lieu of any payments otherwise due under Clauses (B) or (C) he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (a) 36 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the Target Bonus and (6) any reimbursed business expenses.

        In addition, the agreement also provides that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Taylor in the amount of $1,000,000. The agreement includes a non-competition, non-solicitation and nondisparagment covenant by Mr. Taylor that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Taylor will receive an award of restricted shares of Cellu Parent's common stock, or the Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent awarded Mr. Taylor 3,778 Cellu Parent Shares. The Cellu Parent Shares are subject to vesting in accordance with the following vesting schedule: (1) 25% of the Cellu Parent Shares are vested on and after June 12, 2007; (2) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2008; (3) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2009; and

(4) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2010. None of the Cellu Parent Shares will vest on any vesting date unless Mr. Taylor is then, and since the date of the award has continuously been, employed by Cellu Parent or its subsidiaries (including the Company). If Mr. Taylor ceases to be employed by Cellu Parent or its subsidiaries, any then outstanding and unvested Cellu Parent Shares will be automatically and immediately forfeited, unless employment ceases due to death or disability, in which case 50% of the Cellu Parent Shares that are not then already vested will vest, or unless employment ceases by reason of Cellu Parent's election not to renew the employment agreement (and, at the time of such election, there exists no cause for the termination), in which case one hundred percent 100% of the Cellu Parent Shares that are not then already vested will vest. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Taylor.

        We have entered into an employment agreement with David Morris, dated August 6, 2007, pursuant to which Mr. Morris will continue to serve as our chief financial officer. The agreement is for a term of four years, commencing on August 6, 2007, and will automatically extend for successive terms of one year each, unless either Mr. Morris or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. The agreement provides Mr. Morris with an annual base salary of $250,000, a target bonus opportunity of 100% of base salary, and certain severance benefits under the following circumstances:

          (A)  If Mr. Morris' employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

          (B)  If Mr. Morris' employment is termination by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (x) 24 months of base salary and (y) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the greater of (x) one times the Target Bonus and (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement; and (6) any reimbursed business expenses.

          (C)  If Mr. Morris' employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

        The agreement includes restrictive covenants as described above for Mr. Taylor. The agreement also provides that Mr. Morris will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On August 6, 2007, Cellu Parent awarded Mr. Morris 700 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Morris' award are the same as those applicable to Mr. Taylor's award as described above. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Morris.

        We have entered into an employment agreement with Steven Ziessler, dated June 12, 2006, pursuant to which Mr. Ziessler will continue to serve as our chief operating officer. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Ziessler or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. The agreement provides Mr. Ziessler with an annual base salary of $250,000, a bonus opportunity of up to 100% of base salary, and certain severance benefits under the following circumstances:

          (A)  If Mr. Ziessler's employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

          (B)  If Mr. Ziessler's employment is termination by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; (5) a lump sum equal to one times the Target Bonus; and (6) any reimbursed business expenses.

          (C)  If Mr. Ziessler's employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

        In addition, the agreement also provides for an auto allowance of $650 per month and that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Ziessler in the amount of $1,000,000. The agreement includes a non-competition and non-solicitation covenant by Mr. Ziessler that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Ziessler will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent awarded Mr. Ziessler 1,349 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Ziessler's award are the same as those applicable to Mr. Taylor's award as described above. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Ziessler.

        In the case of termination for any of the above-referenced reasons, for each of the named executive officers (x) we shall continue the insurance coverage benefits for the period contemplated therein, and (y) subject to any employee contribution applicable to employees and their dependents, generally for the period following termination of 24 months (36 months in the case of a change in control for Mr. Taylor), or if earlier, until the date that the executive becomes eligible for coverage with a subsequent employer, we will continue to contribute to the premium cost of coverage for the executive and the executive's dependents under our medical and dental plans provided that a timely election is made pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the executive's expense.

2006 Stock Option and Restricted Stock Plan

        The board of directors of Cellu Parent has adopted the 2006 Stock Option and Restricted Stock Plan. The 2006 Stock Option and Restricted Stock Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment, as well as non-qualified stock options. The exercise price of any stock option granted under the 2006 Stock Option and Restricted Stock Plan may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the 2006 Stock Option and Restricted Stock Plan vests annually in four equal installments and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting of stock options is subject to certain acceleration provisions if a change in control occurs. However, upon a change in control, any unvested restricted stock awards become fully vested. The Plan also authorizes awards of restricted stock.

2001 Stock Incentive Plan

        Prior to the Merger, the board of directors of our parent, Cellu Paper, adopted the 2001 Stock Incentive Plan, or the 2001 Plan. The 2001 Plan authorized the award of incentive stock options, which are stock options that qualify for special federal income tax treatment, to purchase shares of common stock of Cellu Paper, as well as non-qualified stock options. In the event of any change in control, any outstanding equity awards become fully vested. The 2001 Plan also authorized awards of restricted stock of Cellu Paper.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

Name (a)	Grant Date (b)		Estimated Potential/Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($) (c)	Estimated Potential/Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (d)	Estimated Potential/Future Payouts Under Non-Equity Incentive Plan Awards Max ($) (e)	All Other Stock Awards Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/SH) (k)	Grant Date Fair Value of Stock and Option Awards(1)(2)
Russell Taylor	—		—	—	—	—	—	—	—
		(2)	$237,500	$475,000	$475,000	—	—	—	—
David Morris	—		—	—	—	—	—	—	—
		(2)	$125,000	$250,000	$250,000	—	—	—	—
Steven. Ziessler	—		—	—	—	—	—	—	—
		(2)	$150,000	$300,000	$300,000	—	—	—	—
Edwin Litton	4/08		—	—	—	—	25	$942.99	$15,132
		(2)	$44,290	$88,580	$88,580	—	—	—	—

(1)
This column reflects the full grant date value of the option award under FAS No. 123R granted to Mr. Litton in fiscal year 2009. We use the Black-Scholes option pricing model to estimate the fair value of options on the date of grant which requires certain estimates to be made by management including the expected forfeiture rate and expected term of the options. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these stock and option awards are set forth in the notes to our consolidated financial statements included elsewhere in this Annual Report

(2)
The amounts reflected in columns (c), (d) and (e) represent the potential minimum and target/maximum payouts of the incentive-based cash awards that could be earned for fiscal year 2009 by each of the named executive officers. See footnote 4 to Summary Compensation Table for actual amounts earned in fiscal year 2009 and payable in fiscal year 2010.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell Taylor	—	—	—	—	1,889	1,668,497
David Morris	—	—	—	—	525	463,717
Steven. Ziessler	—	—	—	—	675	596,207
Edwin Litton	—	25	$942.99	2018	—	—
	—	25	$979.25	2017	—	—
	—	50	$426.69	2016	—	—

(1)
Stock option and restricted stock award generally vest ratably over four years from the date of grant. The restricted stock award grant date for both Mr. Taylor and Mr. Ziessler stock award was 6/12/06 and for Mr. Morris' 8/6/07. The stock option grant dates for stock option grants to Mr. Litton were as follows: 25—8/15/06; 25—12/3/06; 25—4/9/07; 25—4/7/08.

(2)
The fair market value is determined based on the number of shares not vested as of February 28, 2009 at the fair market value of Cellu Parent common stock as of the closest valuation date to February 28, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

        The following table includes certain information with respect to restricted stock awards that vested during fiscal year 2009:

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Russell C. Taylor	—	—	944.5	$890,654
David J. Morris	—	—	175	$164,850
Steven D. Ziessler	—	—	337.5	$318,259
W. Edwin Litton	—	—	—	—

(1)
Represents restricted shares of our parent's common stock, which became vested during fiscal year 2009. Restricted shares vested in four equal annual installments beginning on June 12, 2006. The value realized is determined based on the fair market value of Cellu Parent common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

        The following tables summarize the value of the termination payments and benefits that Messrs. Taylor, Ziessler, Morris and Litton would receive if they had terminated employment on February 28, 2009 under the circumstances shown, pursuant to employment agreements and restricted stock agreements we have entered into with each of them. For further description of the employment agreements and restricted stock agreements governing these payments, see "Employment Agreements; Restricted Stock Award Agreements." The tables exclude (1) amounts accrued through February 28, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal year 2009 and reimbursed business expenses and (2) vested account balances under our 401(k) Plan that is generally available to all of our employees.

Russell C. Taylor

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without Cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	$—	$475,000	(2)	$475,000	(2)	$1,543,750	(3)	$950,000	(4)	$1,900,000	(5)	$—
Acceleration of Restricted Stock Vesting	$—	$834,249	(6)	$834,249	(6)	$—		$1,668,497	(7)	$—		1,668,497	(7)
Health & Welfare Benefits	$—	$23,900	(8)	$23,900	(8)	$23,900	(8)	$23,900	(8)	$34,700	(8)	—
Excise Tax Gross Up	$—	$—		$—		$—		$—		$—	(9)	$—

Total	$—	$1,333,149		$1,333,149		$1,567,650		$2,642,397		$3,603,197		1,668,497

(1)
Excluding a termination for cause or by reason of death or disability.

(2)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 24 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment; and (2) lump sump equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement.

(4)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 36 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (2) lump sump equal to one times the Target Bonus. Payments in respect of a change in control with a termination are in lieu of payments for termination by reason of death or disability or by the Company without cause or the executive for good reason or non-renewal of the employment agreement.

(6)
Reflects the value of 50% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(7)
Reflects the value of 100% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to non-renewal of the executive's employment agreement (other than for cause), or in a change in control without a termination calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(8)
Executive is entitled to continued medical insurance coverage for the applicable period and, if terminated without cause or by executive with good reason, the premium cost for a one-year term life insurance policy in the amount of $1,000,000.

(9)
Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

 David J. Morris

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without Cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)			Termination Within Two Years Following or Three Months Prior to a Change in Control $(1)		Change in Control Without a Termination $
Cash Severance	$—	$250,000	(2)	$250,000	(2)	$772,500	(3)		$515,000	(4)	$—	(5)	$—	(5)
Acceleration of Restricted Stock Vesting	$—	$231,859	(6)	$231,859	(6)	$—			$463,717	(7)	$463,717		$463,717
Health & Welfare Benefits	$—	$21,600	(8)	$21,600	(8)	$27,000	(8)		$21,600	(8)	$—	(8)	$—
Excise Tax Gross Up	$—	$—		$—		$—		$	—(9)		$—		$—

Total	$—	$503,459		$503,459		$799,500			$1,000,317		$463,717		$463,717

(1)
Excluding a termination for cause or by reason of death or disability.

(2)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.

(4)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)
Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by the Company for cause or the executive for good reason or non-renewal of the employment agreement, as provided in the related columns.

(6)
Reflects the value of 50% of the restricted shares not yet vested which vests on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(7)
Reflects the value of 100% of the restricted shares not yet vested which vests on an accelerated basis in connection with a termination due to non-renewal of the executive's employment agreement (other than for cause), or in a change in control without a termination calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(8)
Executive is entitled to continued medical insurance coverage for the applicable period.

(9)
Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

 Steven D. Ziessler

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without Cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control $(1)		Change in Control Without a Termination ($)
Cash Severance	$—	$300,000	(2)	$300,000	(2)	$945,000	(3)	$630,000	(4)	$—	(5)	$—	(5)
Acceleration of Restricted Stock Vesting	$—	$298,104	(6)	$298,104	(6)	$—		$596,207	(7)	$596,207		$596,207	(7)
Health & Welfare Benefits	$—	$13,100	(8)	$13,100	(8)	$13,100	(8)	$23,900	(8)	$—		$—
Excise Tax Gross Up	$—	$—		$—		$—		$—		$—	(9)	$—

Total	$—	$611,204		$611,204		$958,100		$1,250,107		$596,207		$596,207

(1)
Excluding a termination for cause or by reason of death or disability.

(2)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.

(4)
Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)
Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by the Company for cause or the executive for good reason, or non-renewal of the employment agreement, as provided in the related columns.

(6)
Reflects the value of 50% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(7)
Reflects the value of 100% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to non-renewal of the executive's employment agreement (other than for cause), or in a change in control without a termination, calculated in accordance with the fair market value of the common stock of Cellu Parent as of February 28, 2009.

(8)
Executive is entitled to continued medical insurance coverage for the applicable period and, if terminated without cause or by executive with good reason, the premium cost for a one-year term life insurance policy in the amount of $1,000,000.

(9)
Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

 W. Edwin Litton

        Mr. Litton is not entitled to any payments in connection with any termination, including, without limitation, resignation, severance, retirement, death, disability, for cause, without cause or as a result of a change in control (nor is he entitled to any gross-up payments under Section 4999 of the Internal Revenue Code), except that, in the event of a change in control, any unvested stock options held by Mr. Litton to purchase shares of common stock of Cellu Parent would be fully accelerated. Accordingly, if Mr. Litton's employment was terminated on February 28, 2009 due to a change in control, the difference between the exercise price and the fair market value of 50 shares of common stock of Cellu Parent as of February 29, 2008 was $25,815. Mr. Litton holds 25 other stock options for which the fair market value as of February 28, 2009 equaled the exercise price of his unvested options and 25 other stock options for which the fair market value as of February 28, 2009 was less than the exercise price, which would accelerate in connection with a change in control. Notwithstanding the foregoing, Mr. Litton is entitled to (1) amounts accrued through the date of termination that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus, (2) vested account balances under our 401(k) Plan that is generally available to all of our employees and (3) any post-employment benefits that are available to all of our salaried employees and do not discriminate in favor of Mr. Litton. Furthermore, under the provisions of the severance plan, he would be entitled severance equal to one year's salary of $177,160.

Compensation of Directors

        Members of our board of directors (including Russell C. Taylor, our president and chief executive officer) do not receive director's fees, equity awards or other compensation for serving as directors. All members of our board of directors are reimbursed for actual expenses incurred in connection with attendance at board meetings. Compensation payable to Mr. Taylor as a named executive officer for fiscal year 2009, fiscal year 2008 and fiscal year 2007 is reported in the Summary Compensation Table above.

Security ownership of certain beneficial owners and management

General

        We are a wholly-owned subsidiary of Cellu Paper Holdings, Inc ("Parent") and a wholly-owned indirect subsidiary of Cellu Parent Corporation ("Cellu Parent"). As of the date of this prospectus, our parent's outstanding capital stock consisted of 11,127 shares of common stock, par value $0.01 per share, all of which was beneficially owned by Cellu Parent. As of the date of this prospectus, Cellu Parent's outstanding capital stock consisted of 53,702 shares of Series A preferred stock, 10,061 shares of Series B preferred stock and 6,464 shares of common stock, par value $0.01 per share. The following table sets forth information with respect to the beneficial ownership of Cellu Parent's common stock as of June 25, 2009 by:

  •
  each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock;

  •
  each executive officer named in the management table above;

  •
  each member of our board of directors; and

  •
  all members of our board of directors and executive officers as a group.

        To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock beneficially owned by such holder, unless otherwise noted. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 25, 2009 are deemed outstanding for computing the ownership percentage of the stockholder holding such options, but are not deemed outstanding for computing the ownership of any other stockholder.

Name and address of beneficial owner	Number of shares of series A preferred stock		% of Class	Number of shares of series B preferred stock		% of Class	Number of shares of common stock	% of Class
Weston Presidio V, L.P.(1)	49,202		91.6%	9,437		93.8%	—	—
Russell C. Taylor(2)(3)	3,631		6.8%	335		3.3%	3,778	58.3%
David J. Morris(2)(3)	—		—	70		*	700	10.8%
Steven D. Ziessler(2)(3)	296		*	65		*	1,349	20.8%
W. Edwin Litton(2)	—		—	—		—	—	—

R. Sean Honey(1)	49,202	(4)	91.6%	9,437	(4)	93.8%	—	—

David L. Ferguson(1)	49,202	(4)	91.6%	9,437	(4)	93.8%	—	—

Scott M. Bell(1)	—		—	—			—	—

All directors and executive officers as a group (7 persons)	53,129		98.9%	9,907		98.4%	5,827	90.0%

*
Less than 1%

(1)
The address for Weston Presidio V, L.P. and for each of Messrs. Honey, Ferguson and Bell is Pier 1 Bay 2, San Francisco, California 94111.

(2)
The address for each officer is c/o Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Alpharetta, Georgia 30004.

(3)
Common stock ownership represents restricted stock that vests ratably over four years. As of February 28, 2009, 1,889, 525 and 675 for Messrs. Taylor, Morris and Ziessler, respectively, have not vested.

(4)
Each of Messrs. Honey and Ferguson is a partner of Weston Presidio and, as such, is deemed to have shared voting and investment power (along with other partners of Weston Presidio) as to the shares of common stock beneficially owned directly by Weston Presidio V, L.P. Each of Messrs. Honey and Ferguson disclaims beneficial ownership with respect to the shares beneficially owned by Weston Presidio V, L.P.

Shareholders' agreement

        Cellu Parent, our indirect parent, is a party to a Shareholders' Agreement, dated as of June 12, 2006, with certain of its stockholders, including Weston Presidio V, L.P., Russell C. Taylor, our Chief Executive Officer and President and a member of our board of directors, Steven Ziessler, President, Tissue & Machine-Glazed and Chief Operating Officer and David J. Morris, Senior Vice President, Finance and Chief Financial Officer. The agreement sets forth certain rights and restrictions with respect to Cellu Parent's common stock, including:

  •
  restrictions on the transfer of stock;

  •
  tag-along rights, in the event of a sale of stock by Weston Presidio V, L.P.;

  •
  drag-along rights, in the event of a sale of stock by Weston Presidio V, L.P.;

  •
  pre-emptive rights;

  •
  call rights, which permit Cellu Parent to purchase shares from employees who are parties to the agreement upon termination of employment; and

  •
  registration rights.

 Certain relationships and related party transactions

Management agreement

        On June 12, 2006, Cellu Parent, Cellu Acquisition Corporation and the Company entered into a Management Agreement (the "Management Agreement") with Weston Presidio Service Company, LLC ("Weston Presidio Service Company"), pursuant to which Weston Presidio Service Company has agreed to provide the Company with certain management, consulting and financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio V, L.P., which is the controlling shareholder of Cellu Parent, which is the sole shareholder of the our parent corporation, Cellu Paper. In consideration for such services, Cellu Parent, Cellu Acquisition Corporation and we have jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, to be paid in equal quarterly installments, and to reimburse expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the acquisition of us by Weston Presidio V, L.P. and as required by the Management Agreement, the Company paid Weston Presidio Service Company a fee in the amount of $2,000,000. The Management Agreement expires on June 12, 2016 but will be automatically extended on each anniversary of such date for an additional year unless one of the parties provides written notice of its desire not to automatically extend the term at least 90 days prior to such anniversary. Weston Presidio Service Company may terminate the Management Agreement upon not less than 10 days written notice to us, and the Management Agreement will terminate upon the consummation of an initial public offering or a change of control. The Management Agreement also provides that Cellu Parent, Cellu Acquisition Corporation and us will jointly and severally indemnify Weston Presidio Service Company and its affiliates and their related persons from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses incurred as a result of, arising out of, or in any way relating to the Management Agreement, the services provided under the Management Agreement, the acquisition of us by Weston Presidio V, L.P. or its equity interest in and ownership of Cellu Parent or us, except for any such indemnified liabilities arising on account of gross negligence or willful misconduct of the party seeking indemnification. If and to the extent that indemnification may be unavailable or unenforceable for any reason Cellu Parent, Cellu Acquisition Corporation and we agree to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law. The foregoing description is qualified in its entirety by reference to the actual Management Agreement.

Shareholders' agreement

        See page 95 for a description of the Shareholders' Agreement to which our indirect parent company is a party.

Description of other indebtedness

        The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Credit agreement

        We are a party to a Credit Agreement, dated as of June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited ("Interlake"), a subsidiary of Cellu Tissue, as Canadian Borrower, Cellu Paper, the other loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent the "U.S. Administrative Agent"), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the "Canadian Administrative Agent") and the other lenders party thereto (as amended and supplemented from time to time, the "Credit Agreement"). The Credit Agreement provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. In the event that the 2010 Notes are not refinanced by December 2009, the borrowings under the credit agreement are due and payable, and accordingly, outstanding borrowings as of February 28, 2009 are classified as current. An amount equal to $55.0 million is available, in U.S. dollars, to Cellu Tissue under the facility, and an amount equal to $5.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. As of February 28, 2009, there was $18.5 million of borrowings outstanding under the working capital facility and excess availability was $37.3 million.

        Amounts borrowed by Cellu Tissue under the Credit Agreement initially bear interest, at its option, at a rate per annum equal to: (1) the base rate (as defined in the Credit Agreement), plus an applicable margin, which is currently 0.75%, or (2) the Eurodollar rate (as defined in the Credit Agreement), plus an applicable margin, which is currently 2.00%. Amounts borrowed by the Canadian Borrower under the facility initially bear interest, at its option, at a rate per annum equal to: (1) the Canadian base rate (as defined in the Credit Agreement), plus an applicable margin, (2) the Canadian prime rate (as defined in the Credit Agreement), plus an applicable margin, or (3) the Eurodollar rate (as defined in the Credit Agreement), plus an applicable margin. Cellu Tissue and the Canadian Borrower also are obligated to pay a commitment fee equal to 0.30% per annum in respect of any unused amounts under the facility. The applicable margins for the facility are subject to adjustment based upon the Company's net leverage ratio. During the continuance of a payment or bankruptcy default, overdue principal bears interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum and other overdue amounts bear interest at a rate per annum equal to the base rate, plus the applicable margin, plus 2.00%.

        All of the obligations of Cellu Tissue and the Canadian Borrower under the facility are fully and unconditionally guaranteed jointly and severally by Cellu Paper and all of Cellu Tissue's present and certain of its future domestic subsidiaries. The facility is secured by a first-priority security interest in all of Cellu Tissue's and its domestic and Canadian subsidiaries' inventory and accounts receivable, and proceeds therefrom, and a second-priority security interest in all other collateral, subject, in each case, to certain exceptions.

        The facility contains various affirmative and negative covenants customary for similar working capital facilities, as well as a fixed charge coverage ratio financial covenant that Cellu Tissue is required to comply with if the average availability under the facility is below an amount equal to 15% of the total availability for the most recently ended month. The negative covenants include limitations on indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; and prepayments of other debt.

        The facility also contains customary events of default, including: payment defaults; breaches of representations and warranties; covenant defaults; cross- defaults to certain other debt; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and a change of control of Cellu Tissue or Cellu Paper.

        In connection with the offering of the old notes, we obtained an amendment to the Credit Agreement and the security documentation entered into in connection therewith to permit, (1) the offering of the notes, (2) the granting of a security interest in the collateral to the collateral agent pursuant to the terms of the notes, (3) the application of the net proceeds from the offering of the old notes to redeem the 2010 Notes and otherwise as described under "Use of proceeds" in the offering memorandum relating to the offering of the old notes and (4) the release of the guarantee given by Cellu Paper and the pledge given by Cellu Paper of 100% of the issued and outstanding common stock of Cellu Tissue.

Seller note payable

        As part of the financing of the APF Acquisition, we entered into a promissory note in the principal amount of $6,300,000 payable to Atlantic Paper & Foil Corp. of N.Y. (the "Seller Note"). The Seller Note bears interest at 12% per year and is payable in quarterly installments with the principal due July 2, 2011. The Seller Note is subordinated to all of our existing and future senior indebtedness.

CityForest industrial revenue bonds

        CityForest is party to a Loan Agreement, dated March 1, 1998 (the "Loan Agreement"), with the City of Ladysmith, Wisconsin ("Ladysmith"). Pursuant to the Loan Agreement, Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the "Bonds") to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal amount of the Bonds was outstanding as of the date of the CityForest Acquisition. CityForest is required, under the terms of the Indenture of Trust governing the Bonds (the "CityForest Indenture"), to provide a letter of credit in favor of the trustee under the CityForest Indenture (the "Bonds Trustee"). CityForest has entered into an Amended and Restated Reimbursement Agreement, dated March 21, 2007 (the "Reimbursement Agreement" and, together with the CityForest Indenture and the Loan Agreement, the "CityForest Bond Documents"), with Associated Bank, National Association ("Associated Bank"), pursuant to which Associated Bank has extended the required letter of credit (the "Associated Bank Letter of Credit") and has provided a revolving credit facility to CityForest in an aggregate principal amount of up to $3.5 million (the "Associated Bank Revolving Credit Facility").

        The Bonds Trustee is permitted to draw upon the Associated Bank Letter of Credit to pay principal and interest due on the Bonds, and to provide liquidity to purchase Bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Reimbursement Agreement to reimburse Associated Bank for any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn under the Associated Bank Letter of Credit at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest's leverage (currently a rate of 1.25%). The expiration date of the Associated Bank Letter of Credit is February 15, 2011.

        Amounts borrowed by CityForest under the Associated Bank Revolving Credit Facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest's leverage (currently a rate of 1.75%). During the continuance of an event of default, the outstanding principal balance bears interest at a rate per annum equal to the then applicable interest rate plus 2.00%. CityForest is also obligated to pay a commitment fee in respect of any unused commitment under the Associated Bank Revolving Credit Facility in an amount equal to 0.50% per annum. The maturity date of the Associated Bank Revolving Credit Facility is February 15, 2011.

        The Reimbursement Agreement requires scheduled semi-annual payments of principal of the Bonds equal to approximately 2.00% of the principal amount outstanding as of the date of the CityForest Acquisition, with the balance payable at maturity of the Bonds on March 1, 2028. The Reimbursement Agreement also contains a number of other provisions regarding reserve funds and other mandatory and optional repayments in connection with the Bonds. In addition, the Reimbursement Agreement provides that in certain circumstances where Cellu Tissue incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, Associated Bank may require CityForest to repay all of its obligations to Associated Bank under the Reimbursement Agreement and either to cause the Bonds to be redeemed or to replace the Associated Bank Letter of Credit with a Substitute Credit Facility, as such term is defined in the CityForest Indenture.

        The Reimbursement Agreement contains various affirmative and negative covenants customary for working capital and term credit facilities, as well as additional covenants relating to the Bonds. The negative covenants include limitations on indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the Bonds. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant. The Reimbursement Agreement also contains customary events of default, including payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt, including the 2010 Notes and indebtedness under the Credit Agreement, as amended from time to time; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the ERISA; and a change of control of CityForest or the Company.

        Cellu Tissue has guaranteed all of the obligations of CityForest under the Reimbursement Agreement, pursuant to a Guaranty, dated March 21, 2007 (the "Cellu Tissue Guaranty"), executed by Cellu Tissue in favor of Associated Bank. The Cellu Tissue Guaranty contains certain affirmative and negative covenants, including a limitation on mergers and consolidations. In addition, the obligations of CityForest under the Reimbursement Agreement are secured by first-priority liens in favor of Associated Bank in all of CityForest's assets. The U.S. Administrative Agent, the Canadian Administrative Agent, Associated Bank and CityForest have entered into an Intercreditor Agreement, dated March 21, 2007, which sets forth the respective rights and priorities of Associated Bank, on the one hand, and the U.S. Administrative Agent and the Canadian Administrative Agent, on the other hand, as to the collateral of CityForest securing the Reimbursement Agreement and the Amended Credit Agreement. No intercreditor agreement was executed between Associated Bank and the collateral agent for the holders of the old notes or new notes.

Description of notes

        The Company issued the old notes and will issue the new notes under the Indenture (the "Indenture"), dated June 3, 2009, among itself, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). Unless the context requires otherwise, all references to the "Notes" in this "Description of the notes" include the old notes and the new notes. The old notes and the new notes will be treated as a single class for all purposes of the Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of old notes was limited to $255.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture; provided, however, that the Net Cash Proceeds from any such issuance of Additional Notes shall be deposited into the Collateral Account and invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

        You will find the definitions of capitalized terms used in this description under the heading "—Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cellu Tissue Holdings, Inc. and not to its subsidiaries.

General

The notes

        The Notes:

  •
  are general senior obligations of the Company;

  •
  are limited to an aggregate principal amount of $255.0 million, subject to our ability to issue Additional Notes;

  •
  mature on June 1, 2014;

  •
  are issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry, delivery and form";

  •
  rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are secured by first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the assets (other than inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom) of the Company and the Subsidiary Guarantors, including, but not limited to, the real property, fixtures and equipment now owned or hereafter acquired by the Company and the Subsidiary Guarantors, with the exceptions described under "—Collateral";

  •
  are secured by second-priority Liens and security interests, subject to Permitted Liens, in the inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom of the Company and the Subsidiary Guarantors;

  •
  rank equally in right of payment to any existing senior Indebtedness of the Company and senior in right of payment to any existing and future subordinated Indebtedness of the Company;

  •
  are effectively senior to all of the Company's and the Subsidiary Guarantors' existing and future Indebtedness (other than Indebtedness that under the terms of the Indenture is permitted to be secured by the Collateral on an equal and ratable basis with the Notes) to the extent the Collateral secures the obligations under the Notes on a first-priority basis;

  •
  are effectively subordinated to the Company's and the Subsidiary Guarantors' obligations under the Working Capital Facility to the extent the Company's or the Subsidiary Guarantors' inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom secure such obligations on a first-priority basis;

  •
  are structurally subordinated to any existing and future indebtedness and liabilities of any future non-guarantor subsidiaries;

  •
  are unconditionally guaranteed on a senior secured basis by Cellu Tissue LLC, Van Paper Company, Van Timber Company, Coastal Paper Company, Menominee Acquisition Corporation, Interlake Acquisition Corporation Limited, Cellu Tissue Corporation-Natural Dam, Cellu Tissue Corporation-Neenah, Cellu Tissue-CityForest LLC, Cellu Tissue-Long Island, LLC and Cellu Tissue-Thomaston, LLC, representing each subsidiary of the Company. See "—Subsidiary guarantees"; and

  •
  are eligible for trading in the PORTAL market.

Interest

        Interest on the Notes will compound semi-annually and:

  •
  accrue at the rate of 11 1/2% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1, 2009;

  •
  be payable to the holders of record on the May 15 and November 15 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We also will pay additional interest to holders of the Notes if we fail to comply with our obligations described in the Registration Rights Agreement or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

Payments on the notes; paying agent and registrar

        We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered addresses as they appear in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to

The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Payment of additional amounts

        If any taxes, assessments or other governmental charges are imposed by any jurisdiction where the Company, a Subsidiary Guarantor or a successor of either (a "Payor") is organized or otherwise considered by a taxing authority to be a resident for tax purposes, any jurisdiction from or through which the Payor makes a payment on the Notes, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the "Relevant Tax Jurisdiction") in respect of any payments under the Notes, the Payor will pay to each holder of a Note, to the extent it may lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder will be equal to the amount specified in such Note to which such holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

        (1)   any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction other than solely by the holding of Notes or by the receipt of principal or interest in respect of the Notes (including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein) or (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for and notice of the availability of the funds has been given, whichever occurs later (in either case (x) or (y), except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);

        (2)   any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

        (3)   any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Note to comply with a reasonable and timely request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

        (4)   any combination of the above,

nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Note to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner would not have been entitled to such Additional Amounts had it been the holder of such Note.

        The Payor will provide the Trustee with the official acknowledgment of the applicable governmental authority in the Relevant Tax Jurisdiction (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the Notes or the paying agent, as applicable, upon request therefor.

        The Company and the Subsidiary Guarantors will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the United States of America or Canada or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

        All references in this prospectus to principal of, premium, if any, and interest on the Notes will include any additional interest payable under the Registration Rights Agreement and any Additional Amounts payable by the Payor in respect of such principal, such premium, if any, and such interest.

Optional redemption

        Except as described below, the Notes are not redeemable until June 1, 2011. On and after June 1, 2011, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2011	111.500%
2012	105.750%
2013 and thereafter	100.000%

        Prior to June 1, 2011, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company or with the Net Cash Proceeds of one or more Equity Offerings by Holdings that are contributed to the Company as common equity capital at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

        (1)   at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

        (2)   the redemption occurs within 60 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

        In addition, at any time prior to June 1, 2011, upon not less than 30 nor more than 60 days' notice mailed by first-class mail to each holder's registered address, the Company may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such date of redemption of (1) the redemption price of such Note on June 1, 2011 (such redemption price being described under "Optional redemption") plus (2) all required interest payments due on such Note through June 1, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 1, 2011; provided, however, that if the period from the redemption date to June 1, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Optional tax redemption

        The Payor will be entitled to redeem all, but not less than all, of the Notes if as a result of any change in or amendment to the laws, regulations or rulings of any Relevant Tax Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a "Change in Tax Law") the Payor is or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Notes as described under "—Payment of Additional Amounts" and the Payor delivers to the Trustee an Officers' Certificate stating that the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor and that the Payor is entitled to redeem the Notes pursuant to their terms. The Change in Tax Law must become effective on or after the Issue Date. Further, the Payor must deliver to the Trustee at least 30 days before the redemption date an opinion of counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law. The Payor must also provide the holders with notice of the intended redemption at least 30 days and no more than 60 days before the redemption date. The redemption price will equal the principal amount of the Notes plus accrued and unpaid interest thereon, if any to the redemption date, premium, if any, and Additional Amounts, if any, then due and which otherwise would be payable.

Ranking

        The Notes are general obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The Notes are effectively senior to all of the Company's and the Subsidiary Guarantors' existing and future indebtedness (other than Indebtedness that under the terms of the Indenture is permitted to be secured by the Collateral on an equal and ratable basis with the Notes) to the extent the Collateral secures the obligations under the Notes on a first-priority basis. The Notes are effectively subordinated to the Company's and the Subsidiary Guarantors' obligations under the Working Capital Facility to the extent the Company's and the Subsidiary Guarantors' inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom secure such obligations on a first-priority basis. All of the Company's Subsidiaries are Subsidiary Guarantors, and any future Subsidiary that is a Restricted Subsidiary (other than a Foreign Subsidiary that does not Guarantee any Indebtedness of the Company or any Restricted Subsidiary other than Indebtedness of a Foreign Subsidiary) will Guarantee the Notes.

        As of June 25, 2009, the Company had $256.0 million of outstanding senior Indebtedness on an unconsolidated basis (excluding intercompany liabilities and Guarantees under the Working Capital Facility), including $255.0 million of Indebtedness represented by the Notes and $1.0 million outstanding under the Working Capital Facility. Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial.

Subsidiary guarantees

        The Subsidiary Guarantors, jointly and severally, unconditionally guarantee on a senior basis the Company's obligations under the Notes and all obligations under the Indenture. Each Subsidiary Guarantee is secured by the portion (if any) of the Collateral owned by such Subsidiary Guarantor. The Subsidiary Guarantees are effectively senior to all of the Subsidiary Guarantors' existing and future senior unsecured Indebtedness, to the extent of the value of the Collateral as described below under "Collateral". Such Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the

Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinated to the obligations arising under the Subsidiary Guarantees, in which case the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank senior in right of payment to such other Indebtedness. The Subsidiary Guarantees are effectively senior to all of the Subsidiary Guarantors' existing and future senior Indebtedness to the extent the Collateral secures the obligations under the Subsidiary Guarantees on a first-priority basis. The Subsidiary Guarantees are effectively subordinated (a) to the Subsidiary Guarantors' obligations under the Working Capital Facility to the extent the inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom of the Subsidiary Guarantors secure such obligations on a first-priority basis and (b) to approximately $16.7 million representing a Subsidiary Guarantor's obligations under an industrial revenue bond to the extent of the assets of Cellu Tissue—CityForest LLC. On the Issue Date, all of the Subsidiaries of the Company are Subsidiary Guarantors.

        As of June 25, 2009, the Subsidiary Guarantors had approximately $16.7 million of senior Indebtedness (excluding intercompany liabilities, Guarantees under the Working Capital Facility and the Subsidiary Guarantees) outstanding and no subordinated Indebtedness outstanding. In addition, as of June 25, 2009, the Restricted Subsidiaries were able to incur approximately an additional $50.7 million under the Working Capital Facility, after giving effect to outstanding letters of credit of approximately $5.8 million.

        Although the Indenture limits the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee, the Indenture, the Registration Rights Agreement, the Collateral Documents to which it is a party and the Intercreditor Agreement if:

        (1)   the sale or other disposition is in compliance with the Indenture, including the covenants "Certain covenants—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), "Certain covenants—Limitation on sales of capital stock of restricted subsidiaries" and "Certain covenants—Merger and consolidation"; and

        (2)   all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

        In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement, the Collateral Documents to which it is a party and the Intercreditor Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Collateral

Assets pledged as collateral

        The Notes and the Subsidiary Guarantees are secured by:

  •
  first-priority Liens and security interests, subject to Permitted Liens, in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors (with the exception of the Company's and the Subsidiary Guarantors' inventory and accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom), including, but not limited to, the real property, fixtures and equipment relating to the Company's operating plants and facilities located in East Hartford, Connecticut; Thomaston, Georgia; Menominee, Michigan; Wiggins, Mississippi; Central Islip, New York; Gouverneur, New York; St. Catharines, Ontario, Canada; and Neenah, Wisconsin; and any real property, fixtures and equipment hereafter acquired by the Company or the Subsidiary Guarantors; and

  •
  second-priority Liens and security interests, subject to Permitted Liens, in the Company's and the Subsidiary Guarantors' inventory and accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom.

        The First Priority Collateral includes any improvements or additions to the real property, fixtures and equipment described above and any additional Collateral acquired with the proceeds of any issuance of Additional Notes. In addition, subject to Permitted Liens, the Company and the Subsidiary Guarantors are required to pledge as First Priority Collateral any additional real property or related fixtures and equipment acquired after the date hereof, including property or related fixtures and equipment acquired with the proceeds from certain specified transactions as described below under "—After-acquired property." The Notes and the Subsidiary Guarantees are also secured by a second-priority lien on certain assets of Cellu Tissue-CityForest LLC that secure industrial revenue bonds in an approximate amount of $16.7 million on a first-priority basis, including the Company's Ladysmith, Wisconsin facility, and the Company's Working Capital Facility has a third-priority lien on those assets. The First Priority Collateral also includes a pledge of all the Capital Stock owned directly by the Company and the Subsidiary Guarantors; provided that no such pledge includes more than 65% of the Voting Stock of any of the future Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor, if any. The Second Priority Collateral includes the Company's and the Subsidiary Guarantors' inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom, which secure the Working Capital Facility on a first priority basis.

Excluded assets

        The Collateral also excludes certain items of property, including without limitation:

  •
  any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement, as described in more detail below;

  •
  any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor in excess of 65% of the Voting Stock of such Foreign Subsidiaries;

  •
  any assets of Foreign Subsidiaries, unless any such Foreign Subsidiary is required to become a Subsidiary Guarantor under the Indenture;

  •
  any assets held by any Unrestricted Subsidiaries;

  •
  assets securing purchase money obligations or Capitalized Lease Obligations permitted to be incurred under the Indenture, solely to the extent the documentation relating thereto prohibits such assets from being Collateral and no Lien on those assets secures any other Indebtedness of the Company or its Restricted Subsidiaries other than such purchase money obligations or Capitalized Lease Obligations;

  •
  leasehold interests in real property, to the extent no Lien on those assets secures any other Indebtedness of the Company or its Restricted Subsidiaries;

  •
  items as to which a security interest cannot be granted without violating contract rights or applicable law and certain licenses in which a security interest cannot be created without breach of such license or applicable law; and

  •
  certain other items agreed by the parties and as more fully set forth in the Collateral Documents.

        The Notes and the Subsidiary Guarantees also do not have the benefit of a perfected security interest in vehicles and other assets subject to a certificate of title.

        The Notes and the Subsidiary Guarantees are secured by a second-priority lien on certain assets of Cellu Tissue-CityForest LLC that secure industrial revenue bonds in an approximate amount of $16.7 million on a first-priority basis, including the Company's Ladysmith, Wisconsin facility.

        In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary's Capital Stock secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 and Rule 3-10 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

Intercreditor arrangements

        The Collateral securing the Notes and the Subsidiary Guarantees will also serve as collateral to secure the obligations of the Company and the Subsidiary Guarantors under the Working Capital Facility. The Company, the Subsidiary Guarantors, the Collateral Agent, on behalf of itself and the holders of the Notes, and the collateral agent under the Working Capital Facility, on behalf of itself and the lenders, entered into the Intercreditor Agreement. The Intercreditor Agreement provides, among other things, that (1) Liens on the inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom securing the Notes are junior to the Liens in favor of the agent under the Working Capital Facility, and consequently, the lenders under the Working Capital Facility are entitled to receive the proceeds from the foreclosure of any such assets prior to the holders of the Notes, (2) Liens on the First Priority Collateral securing the Notes are senior to the security interest in favor of the agent under the Working Capital Facility, and consequently, the holders of the Notes are entitled to receive proceeds from the foreclosure of any such assets prior to the lenders under the Working Capital Facility, (3) during any insolvency proceedings, the agent under the Working Capital Facility and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (4) certain procedures for enforcing the Liens on the Collateral be followed.

Sufficiency of collateral

        The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the paper industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain covenants with respect to the collateral

        The Collateral is pledged pursuant to the Collateral Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

        Maintenance of collateral.    The Collateral Documents provide that the Company and the Subsidiary Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Collateral Documents also provide that the Company and the Subsidiary Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

        Certain proceeds.    The Collateral Documents provide that proceeds from the condemnation or destruction of the First Priority Collateral or from eminent domain proceedings shall be deposited into the Collateral Account to be invested in Additional Assets (which may include performance of a Restoration of the First Priority Collateral). Any remaining proceeds shall then be applied in accordance with the covenant under "—Certain covenants—Limitation on sales of assets and subsidiary stock" below.

        As described above, the Net Cash Proceeds from any issuance of Additional Notes shall be invested in Additional Assets that must be pledged as First Priority Collateral for the Notes.

        As more fully described below under "—Certain covenants—Limitation on sales of assets and subsidiary stock," the Company must pledge the non-cash proceeds from any sale of First Priority Collateral as First Priority Collateral for the Notes and use the Net Available Cash from any such sale of First Priority Collateral to purchase Additional Assets that must be pledged as First Priority Collateral for the Notes. Any remaining proceeds shall then be applied to make an offer to repurchase the Notes in accordance with the terms of the Indenture. Non-cash proceeds from any sale of Second Priority Collateral will be pledged in accordance with the Intercreditor Agreement.

        Proceeds from any of the above transactions will be deposited in a segregated account under the control of the Collateral Agent.

        After-acquired property.    Subject to Permitted Liens, upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of (1) any assets, including, but not limited to, any after-acquired real property or any equipment or fixtures that constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the First Priority Collateral or Second Priority Collateral, as applicable, or (2) any Additional Assets out of the Net Cash Proceeds from any issuance of Additional Notes or in compliance with the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock," the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture, the Notes, the Security Agreement and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

        Further assurances.    The Collateral Documents and the Indenture provide that the Company and the Subsidiary Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the Notes and the Trustee, duly created, enforceable and perfected first- or second- priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens).

        As necessary, or upon request of the Trustee, the Company and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions that may be necessary to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral.

        The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral.

        The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

        Impairment of security interest.    Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of the Notes with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement. The Company shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

        Real estate mortgages and filings.    With respect to any fee interest in any real property (individually and collectively, the "Premises") owned by the Company or a Subsidiary Guarantor on the Issue Date or, subject to Permitted Liens, acquired by the Company or a Subsidiary Guarantor after the Issue Date:

        (1)   the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

        (2)   the Collateral Agent shall have received mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the holders of the Notes in the amounts and in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent available, such other necessary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

        (3)   the Company shall, or shall cause the Subsidiary Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection therewith), local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent's security interest in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

        Negative pledge.    The Indenture provides that the Company and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Company, however, subject to compliance by the Company with the "Limitation on indebtedness" covenant, has the ability to issue an unlimited aggregate principal amount of Additional Notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date, all of which may be secured by the Collateral; provided, however, that the Net Cash Proceeds from any such issuance of Additional Notes shall be deposited into the Collateral Account and invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes.

Foreclosure

        Upon the occurrence and during the continuance of an Event of Default, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders of the Notes, subject to any prior Liens on the Collateral and the provisions of the

Intercreditor Agreement. The Intercreditor Agreement will provide, among other things, that (1) Liens on the inventory, accounts receivable, other personal property relating to such inventory and accounts receivable and all proceeds therefrom securing the Notes will be junior to the Liens in favor of the agent under the Working Capital Facility, and consequently, the lenders under the Working Capital Facility will be entitled to receive the proceeds from the foreclosure of any such assets prior to the holders of the Notes, (2) Liens on the First Priority Collateral securing the Notes will be senior to the security interest in favor of the agent under the Working Capital Facility, and consequently, the holders of the Notes will be entitled to receive proceeds from the foreclosure of any such assets prior to the lenders under the Working Capital Facility, (3) during any insolvency proceedings, the agent under the Working Capital Facility and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (4) certain procedures for enforcing the Liens on the Collateral be followed. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company's obligations under the Notes.

Certain bankruptcy limitations

        The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Trustee's having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

        In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of our Ontario, Canada subsidiary and may in the future consist of pledges of a portion of the Capital Stock of other future Foreign Subsidiaries, the validity of those pledges under Canadian or other applicable foreign law, and the ability of the holders of the Notes to realize upon that Collateral under Canadian or other applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Release

        The Liens on the Collateral will be released with respect to the Notes:

        (1)   in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

        (2)   in whole, upon satisfaction and discharge of the Indenture;

        (3)   in whole, upon a legal defeasance as set forth under the caption "—Defeasance";

        (4)   in part, as to any property constituting Collateral:

          (A)  that is sold or otherwise disposed of by the Company or any of its Restricted Subsidiaries in a transaction permitted by "—Certain covenants—Limitation on sales of assets and subsidiary stock" or by the Collateral Documents, to the extent of the interest sold or disposed of;

          (B)  that is cash or Net Available Cash withdrawn from the Collateral Account for any one or more purposes permitted by subsection (a) of "—Certain covenants—Limitation on sales of assets and subsidiary stock";

          (C)  that is of the nature described in clause (3), clause (4), clause (8) clause (9), clause (10) or clause (11) of the proviso in the definition of "Asset Disposition" and is subject to a disposition as therein provided;

          (D)  that constitute Excess Collateral Proceeds that remain unexpended after the conclusion of a Collateral Disposition Offer conducted in accordance with the Indenture;

          (E)  that is owned or at any time acquired by a Subsidiary of the Company that has been released from its Subsidiary Guarantee, in accordance with the Indenture, concurrently with the release thereof;

          (F)  that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary's Capital Stock secures the Notes, to file separate financial statements with the SEC (or any other governmental agency); or

          (G)  otherwise in accordance with, and as expressly provided for under, the Indenture;

        (5)   with the consent of holders of 75% or more of the outstanding principal amount of the Notes, unless such release involves all or substantially all of the Collateral, in which case such release will require the consent of each holder of the Notes affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

provided, that, in the case of any release in whole pursuant to clauses (1) through (5) above, all amounts owing to the Trustee under the Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement have been paid.

        To the extent applicable, the Company and each Subsidiary Guarantor will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Indenture:

        (1)   an Officers' Certificate and Opinion of Counsel and such other documentation as required by the Indenture;

        (2)   all documents required by §314(d) of the Trust Indenture Act, the Collateral Documents, the Intercreditor Agreement and the Indenture; and

        (3)   an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act, the Collateral Documents, the Intercreditor Agreement and the Indenture.

        Upon compliance by the Company or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Subsidiary Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Subsidiary Guarantors, as the case may be, the released Collateral.

Change of control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Optional redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "Optional redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

        (1)   that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

        (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

        (3)   the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1)   accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

        (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

        (3)   deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on such Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Working Capital Facility. In addition, certain events that may constitute a change of control under the Working Capital Facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Working Capital Facility prohibit, and future Indebtedness may also prohibit, the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness relating to the Working Capital Facility and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default under the Indenture would result in a cross-default under the Working Capital Facility.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or their Related Persons. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the

Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

        (1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

        (2)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

        (1)   Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to a Credit Facility in an aggregate amount up to the greater of (a) the Borrowing Base and (b) $60.0 million less the aggregate principal amount of repayments with the proceeds from Asset Dispositions to the extent required by the covenant described under "—Limitation on sales of assets and subsidiary stock" to reduce permanently the revolving commitments under a Credit Facility (and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to this clause (1) under a Credit Facility);

        (2)   (x) the Subsidiary Guarantees and other Guarantees by the Company and Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, and (y) other Guarantees of Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture;

        (3)   Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

          (a)   if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (b)   if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

          (c)   (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

            (ii)   any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

        (4)   Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related new notes and guarantees issued pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8) and (9) of this paragraph) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or Incurred pursuant to the first paragraph of this covenant;

        (5)   Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

        (6)   the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price, lease or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company or such Subsidiary Guarantor, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (6), not to exceed the greater of $20.0 million and 5.0% of Consolidated Net Tangible Assets of the Company at any time outstanding;

        (7)   Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

        (8)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (9)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

        (10) Indebtedness evidenced by promissory notes constituting Subordinated Obligations issued in connection with a Restricted Payment permitted pursuant to clause (6)(a) of the second paragraph under "—Limitation on restricted payments"; and

        (11) in addition to the items referred to in clauses (1) through (9) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed $30.0 million at any time outstanding.

        The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

        (1)   subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

        (2)   all Indebtedness outstanding on the Issue Date under the Working Capital Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

        (3)   Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

        (4)   if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

        (5)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

        (6)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

        (7)   the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

        (8)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "—Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

        (1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

          (a)   dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

          (b)   dividends or distributions payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

        (2)   purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

        (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant "—Limitation on indebtedness" or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

        (4)   make any Restricted Investment in any Person;

        (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (a)   a Default shall have occurred and be continuing (or would result therefrom); or

          (b)   the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "—Limitation on indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (7), (8), (9), (10) and (12) of the next succeeding paragraph) would exceed the sum of:

              (i)  50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii)  100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

            (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or Holdings (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange);

            (iv)  the amount by which the Disqualified Stock of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Disqualified Stock of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or Holdings (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

             (v)  the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

              (A)  repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

              (B)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (v) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

        (1)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or Holdings (to the extent that Holdings contributes the proceeds of such substantially concurrent sale to the Company as common equity capital) (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such transaction will be excluded from clause (c)(ii) of the preceding paragraph;

        (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

        (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

        (4)   so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below;

        (5)   dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

        (6)   so long as no Default or Event of Default has occurred and is continuing,

          (a)   the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees, management or stockholders of the Company or Holdings or any Subsidiary of the Company or their assigns, estates or heirs, or cash dividends distributed to Holdings or any other parent of the Company for the purpose of consummating such purchase, redemption or other acquisition, cancellation or retirement for value, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed (x) $2.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $4.0 million in any calendar year), plus the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph), less any cash used to prepay promissory notes pursuant to clause (y) and (y) $2.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $4.0 million in any calendar year) represented by promissory notes constituting Subordinated Obligations with a Stated Maturity after the date that is 91 days after the date that is the Stated Maturity of the Notes, which promissory notes may be prepaid in an aggregate amount during any calendar year up to any cash amount not used pursuant to clause (x) in such calendar year; and

          (b)   loans or advances to employees, officers or directors of the Company or Holdings or any Subsidiary of the Company, the proceeds of which are used to purchase Capital Stock of the Company or Holdings, in an aggregate amount not in excess of $1.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

        (7)   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

        (8)   repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

        (9)   so long as no Default or Event of Default shall have occurred and be continuing, cash dividends to Holdings in an amount sufficient to enable Holdings to make payments of cash interest required to be made in respect of Indebtedness of Holdings that has been Guaranteed by the Company in accordance with the terms of the Indenture; provided that the net cash proceeds of such Indebtedness were contributed to the Company and such Indebtedness is considered Indebtedness of the Company for all purposes, including for purposes of calculating Consolidated Interest Expense and Consolidated Net Income, and Holdings is otherwise unable to pay such interest and such dividends are applied directly to the payment of such interest;

        (10) cash dividends, distributions, loans or other transfers to Holdings in amounts equal to:

          (a)   the amounts required for Holdings to pay any foreign, federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of Holdings, the Company and its Restricted Subsidiaries and, to the extent of amounts actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries;

          (b)   the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence;

          (c)   an amount not to exceed $1.0 million in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company;

        (11) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "—Change of control" covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on sales of assets and subsidiary stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer;

        (12) a Restricted Investment either (i) solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Company or (ii) through the application of the Net Cash Proceeds of the substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Company or Holdings (to the extent that Holdings contributes the proceeds of such substantially concurrent sale to the Company as common equity capital); provided, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

        (13) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, the declaration or payment of dividends on the Company's Common Stock (or dividends, distributions or advances to Holdings to allow Holdings to pay dividends on Holdings' Common Stock) following the first public offering of the Company's Common Stock (or of Holdings' Common Stock, as the case may be) after the Issue Date of, whichever is earlier, (i) in the case of the first public offering of the Company's Common Stock, up to 6% per annum of the Net Cash Proceeds received by the Company in such public offering or (ii) in the case of the first public offering of Holdings' Common Stock, up to 6% per annum of the amount contributed by Holdings to the Company from the Net Cash Proceeds received by Holdings in such public offering, in each case, other than public offerings of the Company or Holdings' Common Stock registered on Form S-4 or Form S-8;

        (14) cash payment in an amount not to exceed $2.5 million in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary;

        (15) so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, Restricted Payments in an amount not to exceed $10.0 million in the aggregate since the Issue Date;

        (16) so long as no Default or Event of Default shall have occurred and be continuing, cash dividends (the "Contingent Payment Distributions") to Holdings in order to permit Holdings to make contingent payments to former stockholders of Holdings as additional consideration for the merger of Cellu Acquisition Corporation with and into Holdings pursuant to the terms of the Merger Agreement, dated as of May 8, 2006, among Cellu Parent Corporation, Cellu Acquisition Corporation and Holdings and to permit Holdings to make other payments in respect of adjustments to the merger consideration specified in such Merger Agreement; provided that the aggregate amount of Contingent Payment Distributions shall not exceed $20.0 million; and

        (17) so long as no Default or Event of Default shall have occurred and be continuing, cash dividends to Holdings in order to permit Holdings to repay the promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y., dated as of July 2, 2008, in an amount not to exceed $6.3 million.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $5.0 million. Not later than the date of making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on restricted payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

        As used herein, "substantially concurrent sale" shall mean any sale within 45 days prior to the specified event.

Limitation on liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness.

Limitation on sale/leaseback transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

        (1)   the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on indebtedness";

        (2)   the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction securing such Attributable Indebtedness without securing the Notes pursuant to the covenant described under "—Limitation on liens"; and

        (3)   the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "—Limitation on sales of assets and subsidiary stock" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (1)   pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

        (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other

Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

        (3)   transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

            (i)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date and identified on a schedule to the Indenture on the Issue Date, including, without limitation, the Indenture, the Collateral Documents, the Notes, the Subsidiary Guarantees, and the Working Capital Facility (and related documentation) in effect on such date;

           (ii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

          (iii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

          (iv)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance, lien or restriction:

            (a)   that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

            (b)   contained in mortgages, pledges or other security agreements otherwise permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

            (c)   pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

           (v)  (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (vi)  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

         (vii)  any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

        (viii)  deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

          (ix)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

           (x)  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with "—Limitation on indebtedness" that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Working Capital Facility on the Issue Date (which result in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level); and

          (xi)  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries subsequent to the Issue Date and permitted pursuant to the covenant described under "—Limitations on indebtedness"; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company's ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors of the Company).

Limitation on sales of assets and subsidiary stock

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

          (2)   at least 80% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the Net Available Cash therefrom is deposited directly by the Company into the Collateral Account; and

          (3)   the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as First Priority Collateral to secure the Notes, in the case of an Asset Disposition of First Priority Collateral, or as Second Priority Collateral, in the case of an Asset Disposition of Second Priority Collateral.

Any Net Available Cash deposited into the Collateral Account from any Asset Dispositions of First Priority Collateral, Recovery Events (as described below) or Asset Swaps involving the transfer of Collateral (as described below) may be withdrawn by the Company to be invested by the Company in Additional Assets within 360 days of the date of such Asset Disposition, Recovery Event or Asset Swap, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided that if during such 360-day period the Company or such

Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Available Cash in accordance with the requirements of this paragraph after such 360-day period or (y) has begun construction of such Additional Assets using such Net Available Cash and delivers an Officers' Certificate to the Trustee certifying that such Net Available Cash has been budgeted toward such construction, then such 360-day period will be extended with respect to the amount of Net Available Cash so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be. In the case of an Asset Disposition of Second Priority Collateral, any Net Available Cash will be deposited in accordance with the Intercreditor Agreement.

All of the Net Available Cash received by the Company or such Restricted Subsidiary, as the case may be, from any Recovery Event shall be deposited directly into the Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets (which may include performance of a Restoration of the affected Collateral) in accordance with the preceding paragraph within 360 days of the date of such Recovery Event, or such later date if the period is extended as described above in this subsection (a).

Any Net Available Cash from Asset Dispositions of Collateral, Asset Swaps involving the transfer of Collateral or Recovery Events that are not applied or invested as provided in this subsection (a) or in accordance with the Collateral Documents will be deemed to constitute "Excess Collateral Proceeds." On the 361st day after an Asset Disposition, Asset Swap or Recovery Event pursuant to this subsection (a), or such later date if the period is extended as described above, if the aggregate amount of Excess Collateral Proceeds exceeds $8.0 million, the Company will be required to make an offer ("Collateral Disposition Offer") to all holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of Second Priority Collateral, the Company may, prior to making a Collateral Disposition Offer, make a mandatory prepayment with respect to the maximum principal amount of Indebtedness that is secured by such Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to holders of Notes in accordance with this paragraph. To the extent that the aggregate amount of Notes (and such other Indebtedness in the case of an Asset Disposition of Second Priority Collateral) so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Company may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Collateral Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

        (b)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition (other than an Asset Disposition of Collateral) unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

          (2)   at least 80% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

            (a)   first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired; and

            (b)   second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days of the date of such Asset Disposition; provided that if during such 360-day period the Company or such Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Available Cash in accordance with the requirements of this paragraph after such 360-day period or (y) has begun construction of such Additional Assets using such Net Available Cash and delivers an Officers' Certificate to the Trustee certifying that such Net Available Cash has been budgeted toward such construction, then such 360-day period will be extended with respect to the amount of Net Available Cash so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be;

  provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions (other than Asset Dispositions of Collateral) that are not applied or invested as provided in this subsection (b) will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition (or such later date if the 360-day period is extended as described in clause (3)(b) of this subsection (b)), if the aggregate amount of Excess Proceeds exceeds $8.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in compliance with the Intercreditor Agreement, in each case in denominations of $2,000 or integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds as set forth in an Officers' Certificate, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        (c)   The Collateral Disposition Offer or Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant) and Pari Passu Indebtedness required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant) and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Asset Disposition Offer, as applicable.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant) and Pari Passu Indebtedness or portions of Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant) and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant) and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in denominations of $2,000 or integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant and the Pari Passu Indebtedness. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of such other Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, such other Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the other Indebtedness required to be purchased pursuant to the last paragraph of subsection (a) of this covenant and the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Collateral Disposition Offer or Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

          (1)   the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Subsidiary (other than Guarantor Subordinated Obligations or Preferred Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to reduce Indebtedness in accordance with clause (a) or (b) above, as applicable); and

          (2)   securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        (d)   The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

          (1)   at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $2.5 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company;

          (3)   in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; and

          (4)   in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of Collateral, (A) any Related Business Assets received by the Company or any Restricted Subsidiary shall be pledged as First Priority Collateral securing the Notes, in the case of an Asset Swap involving First Priority Collateral, or as Second Priority Collateral, in the case of an Asset Swap involving Second Priority Collateral, and (B) any Net Available Cash received by the Company or any Restricted Subsidiary shall be deposited directly into the Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets in the manner set forth under subsection (a) above.

        (e)   The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

        (f)    The Company will provide certain opinions and certificates to the Trustee in connection with an Asset Disposition or Asset Swap pursuant to this covenant as provided in the Indenture.

Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

        (1)   the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's- length dealings with a Person who is not such an Affiliate;

        (2)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

        (3)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $2.5 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

        The preceding paragraph will not apply to:

        (1)   any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "—Limitation on restricted payments";

        (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

        (3)   loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $1.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

        (4)   any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the

Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitations on indebtedness";

        (5)   the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of Holdings, the Company or any Restricted Subsidiary;

        (6)   the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

        (7)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

        (8)   any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

        (9)   so long as no Default or Event of Default shall have occurred and be continuing, up to $450,000 of consulting and management fees payable annually to Weston Presidio V, L.P. or any of its Affiliates.

Limitation on sale of capital stock of restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

        (1)   to the Company or a Wholly-Owned Subsidiary; or

        (2)   in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary continues to be a Restricted Subsidiary.

        Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under "—Limitation on sales of assets and subsidiary stock." In that case, such Restricted Subsidiary, if a Subsidiary Guarantor, will be automatically released from all its obligations under the Indenture, its Subsidiary Guarantee, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement, and the Liens, if any, on the Collateral pledged by such Subsidiary Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if all the obligations of such Subsidiary Guarantor under its Guarantee under the Working Capital Facility and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such sale.

SEC reports

        Notwithstanding that Holdings or the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Holdings or the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that Holdings or the Company, as the case may be, is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, Holdings or the Company, as the case may be, will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if Holdings or the Company, as the case may be, were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant. The financial information filed with the SEC or delivered to holders pursuant to this covenant shall include consolidated financial statements for the Company, the Subsidiary Guarantors and the Subsidiaries that are not Subsidiary Guarantors in the form prescribed by the SEC.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of Unrestricted Subsidiaries.

        In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

        In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (x) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC and (y) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (1)   the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and will expressly assume, by written agreement, all the obligations of the Company under the Registration Rights Agreement, the Collateral Documents (as applicable) and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

        (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

        (3)   immediately after giving effect to such transaction and any related financing transactions,

          (a)   the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant, or

          (b)   the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

        (4)   each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

        (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The predecessor Company will be released from its obligations under the Indenture, and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Collateral Documents, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (4).

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

        (1)   (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (or Canada, in the case of a Subsidiary Guarantor organized in Canada); (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Notes, the Indenture, the Collateral Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions in each case in a form reasonably satisfactory to the Trustee; and (d) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

        (2)   the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), "—Limitation on sale of capital stock of restricted subsidiaries" and this "—Merger and consolidation" covenant.

Future guarantors

        After the Issue Date, the Company will cause each Restricted Subsidiary other than a Foreign Subsidiary that does not Guarantee any Indebtedness of the Company or any Restricted Subsidiary created, designated or acquired by the Company or one or more of its Restricted Subsidiaries, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior secured basis. In addition, the Company will cause such Restricted Subsidiary to become a party to the applicable Collateral Documents and the Intercreditor Agreement and take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of itself and the holders of the Notes, a perfected security interest in any Collateral held by such Restricted Subsidiary, subject to Permitted Liens.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Working Capital Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under "Subsidiary guarantees."

        After the Issue Date, in the event that Holdings Guarantees any Indebtedness of the Company or any Restricted Subsidiary (other than the 9 3/4% Senior Secured Notes due 2010) or grants a Lien on any of its property or assets (other than Liens of the type described in clauses (2) through (19) of the definition of "Permitted Liens"), the Company will cause Holdings to execute and deliver to the Trustee a Guarantee pursuant to which Holdings will unconditionally Guarantee, on a joint and several basis with the Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior secured basis. Any such Guarantee of Holdings will be secured by a Lien on all the property and assets of Holdings, including all of the Capital Stock of the Company owned by Holdings, and all such property and assets shall become First Priority Collateral, with a Lien ranking senior to any other Lien on such property and assets, subject to Permitted Liens. In such an event the Company will cause Holdings to become a party to the applicable Collateral Documents and the Intercreditor Agreement and take such actions necessary or advisable to grant to the Collateral Agent, for its benefit and the benefit of the holders of the Notes, a perfected security interest in any Collateral held by Holdings.

        In the event that Holdings is released and discharged in full from all of its obligations under its Guarantees of any other Indebtedness and all other Liens on its property and assets (other than Liens of the type described in clauses (2) through (19) of the definition of "Permitted Liens") are released and discharged in full, then Holdings will be released from its obligations under any Guarantee entered into pursuant to the preceding paragraph, the Indenture, the Registration Rights, the Collateral Documents to which it is a party and the Intercreditor Agreement.

Limitation on lines of business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

        None of Holdings, the Company or any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an Event of Default:

        (1)   default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

        (2)   default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

        (3)   failure by the Company or any Subsidiary Guarantor to comply with its obligations under "Certain covenants—Merger and consolidation";

        (4)   (a) failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under "Change of control" above (other than a failure to purchase Notes, which constitutes an Event of Default under clause (2) above), (b) failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under the Collateral Documents or (c) in the event that a Guarantee of the Notes by Holdings is required pursuant to the covenant described under "Certain covenants—Future guarantors," failure of such Guarantee to be effective within 30 days after notice, as provided below;

        (5)   failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with any of its covenants, obligations or agreements (other than a default described in clauses (1), (2), (3) and (4) above) contained in the Indenture or the Notes;

        (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

          (c)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

          (d)   results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

        (8)   failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision");

        (9)   any Subsidiary Guarantee, any Guarantee of the Notes by Holdings (if applicable) or any Collateral Document ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any of Holdings, the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture, any Subsidiary Guarantee, any such Guarantee of Holdings or any Collateral Document to which it is a party; or

        (10) with respect to any Collateral having a fair market value in excess of $5.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable or (C) Holdings, the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% or more in principal amount of the outstanding Notes notify the Company of the default in writing and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement at the request or direction of any of the holders unless such holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

        (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

        (2)   holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

        (3)   such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

        (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

        (5)   the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after such Default is known to the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the Company becomes aware of the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

        (1)   reduce the amount of Notes whose holders must consent to an amendment;

        (2)   reduce the stated rate of or extend the stated time for payment of interest on any Note;

        (3)   reduce the principal of or extend the Stated Maturity of any Note;

        (4)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Optional redemption," "Change of control," or "Certain covenants—Limitation on sales of assets and subsidiary stock", whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of "Change of Control" and "Permitted Holder");

        (5)   make any Note payable in money other than that stated in the Note;

        (6)   impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

        (7)   make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

        (8)   modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

        (9)   release all or substantially all of the Collateral other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement.

        In addition, without the consent of 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:

        (1)   modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner adverse to the holders of the Notes or otherwise release any Collateral other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement; or

        (2)   modify the Intercreditor Agreement in any manner adverse to the holders of the Notes in any material respect other than in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement.

        Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement to:

        (1)   cure any ambiguity, omission, defect or inconsistency;

        (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement;

        (3)   provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code;

        (4)   add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

        (5)   add additional Collateral to secure the Notes;

        (6)   release Liens in favor of the Collateral Agent in the Collateral as provided under "—Collateral—Release";

        (7)   add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

        (8)   make any change that does not adversely affect the rights of any holder or, in the case of the Intercreditor Agreement, that does not adversely affect the rights of any holder in any material respect;

        (9)   comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

        (10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

        (11) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

        (12) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this "Description of notes" to the extent that such provision in this "Description of notes" is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Company at any time may terminate all its obligations under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

        The Company at any time may terminate its obligations described under "Change of control" and under the covenants described under "Certain covenants" (other than "—Merger and consolidation"), the operation of the cross-default upon a payment default and cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision and the Collateral provision described under "Events of default" above and the limitations contained in clause (3) under "Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under "Events of default" above or because of the failure of the Company to comply with clause (3) under "Certain covenants—Merger and consolidation" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar, Paying Agent and Collateral Agent with regard to the Notes.

Governing law

        The Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents (except to the extent local law governs perfection of liens and enforcement of remedies) provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Additional Assets" means:

        (1)   any property, plant, equipment or other assets (excluding any assets that would be Second Priority Collateral) to be used by the Company or a Restricted Subsidiary in a Related Business;

        (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

        (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that exclusively for purposes of "Certain covenants—Limitation on affiliate transactions," beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (provided that (i) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the covenants described under "—Change of Control" and "—Certain covenants—Merger and consolidation" and (ii) the disposition of all the Voting Stock of or all or substantially all of the assets of any Subsidiary Guarantor will be governed by the covenants described under "—Certain covenants—Limitation on sale of capital stock of restricted subsidiaries" and "—Certain covenants—Merger and consolidation").

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

        (1)   a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor, and provided, further, that in the case of a sale of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

        (2)   the sale of Cash Equivalents in the ordinary course of business;

        (3)   a disposition of inventory in the ordinary course of business;

        (4)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

        (5)   transactions permitted under "Certain covenants—Merger and consolidation";

        (6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

        (7)   for purposes of "Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to "Certain covenants—Limitation on restricted payments";

        (8)   an Asset Swap effected in compliance with "Certain covenants—Limitation on sales of assets and subsidiary stock";

        (9)   dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $5.0 million;

        (10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

        (11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

        (12) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption "—Certain covenants—Limitation on indebtedness";

        (13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

        (14) foreclosure on assets.

        "Asset Disposition Offer" has the meaning set forth under "—Certain covenants—Limitation on sales of assets and subsidiary stock."

        "Asset Swap" means a concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with "Certain covenants—Limitation on sales of assets and subsidiary stock."

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        "Borrowing Base" means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85% of the net book value of the Company's and its Restricted Subsidiaries' accounts receivable at such date and (2) 65% of the net book value of the Company's and its Restricted Subsidiaries' inventories at such date. Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

        (2)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc.;

        (3)   demand deposits, trust accounts, certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, Inc., or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

        (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

        (5)   commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group, Inc. or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

        (6)   interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

        "Change of Control" means:

        (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or any of its direct or indirect parent entities held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

        (2)   the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

        (3)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or Holdings and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

        (4)   the adoption by the stockholders of the Company or Holdings of a plan or proposal for the liquidation or dissolution of the Company or Holdings.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Collateral Documents.

        "Collateral Accounts" means any segregated account under the sole control of the Trustee that is free from all other Liens and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures on or sales of Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

        "Collateral Agent" means The Bank of New York Mellon Trust Company, N.A., acting as the collateral agent under the Collateral Documents.

        "Collateral Disposition Offer" has the meaning set forth under "—Certain covenants—Limitation on sales of assets and subsidiary stock."

        "Collateral Documents" means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or notice of such pledge, assignment or grant is given.

        "Commodity Agreement" means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

        "Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

        (1)   if the Company or any Restricted Subsidiary:

          (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

        (2)   if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

          (a)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

          (b)   Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

        (3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

        (4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

        "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted (except as specified in clause (10) below) (and not added back) in calculating such Consolidated Net Income:

        (1)   Consolidated Interest Expense; plus

        (2)   Consolidated Income Taxes; plus

        (3)   consolidated depreciation expense; plus

        (4)   consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets"; plus

        (5)   other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); less non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period); plus

        (6)   reasonable legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with debt financings, equity financings, acquisitions, Investments and/or divestitures (including, without limitation, the offering of the Notes) whether or not such transactions are consummated; plus

        (7)   extraordinary costs associated with the restatement of the fiscal year 2008 financial statements in an amount not to exceed $1.0 million; plus

        (8)   the amount of any non-recurring restructuring charge or reserve (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments and costs to consolidate facilities and relocate employees or equipment) deducted in accordance with GAAP (and not added back) in calculating such Consolidated Net Income in such period; plus

        (9)   any non-recurring expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization, any issuance or repayment of Indebtedness, amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken and not completed) and any non-recurring merger costs incurred during such period as a result of any such transaction, in each case deducted in accordance with GAAP (and not added back) in calculating such Consolidated Net Income and other than any integration costs of the type described in clause (10)(i) below; plus

        (10) (i) any integration costs, expenses or reserves deducted in accordance with GAAP (and not added back) in calculating Consolidated Net Income relating to retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments and costs to consolidate facilities and relocate employees or equipment and similar costs, expenses or reserves and (ii) and the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, in each case described in clauses (i) and (ii) in connection with any acquisition, recapitalization or Permitted Investment; provided that (w) any such cost savings are reasonably identifiable and factually supportable, (x) any such actions referred to in clause (ii) have been taken or are to be taken within 6 months after the date of determination to take such action, (y) no cost savings shall be added pursuant to clause (10)(ii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (8) or (9) above or in clause (10)(i) with respect to such period and (z) the aggregate amount of integration costs, expenses and reserves and cost savings added pursuant to this clause (10) shall not exceed $10.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the clauses (2), (3) or (4) of the definition of "Consolidated Coverage Ratio").

        Notwithstanding the preceding sentence, clauses (2) through (10) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (10) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

        (1)   interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

        (2)   amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

        (3)   non-cash interest expense;

        (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

        (5)   the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

        (6)   costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

        (7)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

        (8)   the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

        (9)   Receivables Fees; and

        (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

        For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness."

        For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income, without duplication:

        (1)   any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

          (a)   subject to the limitations contained in clauses (3) through (10) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

          (b)   the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

        (2)   solely for the purpose of determining the amount available for Restricted Payments under clause (4)(c)(i) of the first paragraph of "Certain covenants—Limitation on restricted payments," any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

          (a)   subject to the limitations contained in clauses (3), through (10) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

          (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

        (3)   any net after-tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

        (4)   any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

        (5)   any net after-tax gains or losses attributable to the early extinguishment or conversion of Indebtedness;

        (6)   the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of Statement of Financial Accounting Standards Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed));

        (7)   to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

        (8)   any extraordinary gain or loss; and

        (9)   the cumulative effect of a change in accounting principles.

        "Consolidated Net Tangible Assets" means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries less (a) all current liabilities as disclosed on the consolidated balance sheet of such Person and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person and computed in accordance with GAAP.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

        "Credit Facility" means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Working Capital Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Working Capital Facility or any other credit or other agreement).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

        (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

        (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

        (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of control" and "Certain covenants—Limitation on sales of assets and subsidiary stock" and such repurchase or redemption complies with "Certain covenants—Limitation on restricted payments."

        "Equity Offering" means a public offering for cash by the Company or Holdings, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company's or Holdings', as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "First Priority Collateral" means the portion of the Collateral as to which the Notes have a first priority Lien.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

        (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Holdings" means Cellu Paper Holdings, Inc., a Delaware corporation, or any other direct or indirect parent of the Company that owns directly or indirectly 100% of the Capital Stock of the Company.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

        (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

        (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

        (4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

        (5)   Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

        (6)   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

        (7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

        (8)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

        (9)   to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

        (10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of transactions.

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

        (1)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

        (2)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

        (3)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

          (a)   the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

          (b)   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

        "Intercreditor Agreement" means the Intercreditor Agreement to be entered into among the Company, the Subsidiary Guarantors, the Collateral Agent, on behalf of itself and the holders of the Notes, and the agent under the Working Capital Facility, on behalf of itself and the lenders, as the same may be amended, supplemented or otherwise modified from time to time.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers, licensees or consultants in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

        (1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture; and

        (2)   endorsements of negotiable instruments and documents in the ordinary course of business.

        For purposes of "Certain covenants—Limitation on restricted payments,"

        (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's aggregate "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

        (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company; and

        (3)   if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

        "Issue Date" means June 3, 2009.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Available Cash" from an Asset Disposition, Recovery Event or Asset Swap means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

        (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

        (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

        (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

        (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

        (5)   all amounts required by the contract to be held in escrow for not more than 60 days pending determination of whether a purchase price adjustment will be made; provided that such amounts shall be included in Net Available Cash upon the earlier of (i) the release of such amounts from escrow and (ii) the date that is 60 days after the closing of the Asset Disposition.

        "Net Award" means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Accounts pursuant to the Collateral Documents.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Additional Notes, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Insurance Proceeds" means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.

        "Non-Recourse Debt" means Indebtedness of a Person:

        (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

        (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Guarantees) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

        (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

        "Permitted Holders" means Weston Presidio V, L.P. and any Affiliate and Related Person thereof. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the Indenture) will thereafter, together with any of its Affiliates and Related Persons, constitute additional Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

        (1)   the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

        (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

        (3)   cash and Cash Equivalents;

        (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (6)   loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $1.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries shall comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Company had filed a registration statement with the SEC;

        (7)   Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

        (8)   Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain covenants—Limitation on sales of assets and subsidiary stock";

        (9)   Investments in existence on the Issue Date;

        (10) Hedging Obligations, which obligations are Incurred in compliance with "Certain covenants—Limitation on indebtedness";

        (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

        (12) Guarantees issued in accordance with "Certain covenants—Limitations on indebtedness"; and

        (13) any Asset Swap made in accordance with "Certain covenants—Limitation on sales of assets and subsidiary stock."

        "Permitted Liens" means, with respect to any Person:

        (1)   Liens on any assets, real or personal, tangible or intangible, securing Indebtedness and other obligations under any Credit Facility and related Hedging Obligations and Liens on any assets, real or personal, tangible or intangible, of Restricted Subsidiaries or the Company securing Guarantees of Indebtedness and other obligations of the Company under any Credit Facility, in each case permitted to be Incurred under the Indenture pursuant to the provisions described in clause (1) of the second paragraph under "Certain covenants—Limitation on indebtedness"; provided that any such Liens on First Priority Collateral shall be subordinated to the Liens securing the Notes;

        (2)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

        (3)   Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

        (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

        (5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

        (6)   survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (7)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

        (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; provided that such leases, licenses, subleases and sublicenses are subordinated to the Liens on the Collateral that secure the Notes;

        (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

        (10) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company and the Subsidiary Guarantors; provided that:

          (a)   the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (10) is otherwise permitted to be Incurred under the Indenture, does not exceed at any time outstanding the greater of $20.0 million and 5.0% of Consolidated Net Tangible Assets of the Company and does not exceed the cost of the assets or property so acquired or constructed; and

          (b)   such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

        (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

          (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

          (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

        (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

        (13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

        (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

        (15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

        (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

        (17) Liens securing the Notes (and any Additional Notes issued pursuant to, and in accordance with, the terms of the Indenture) and Subsidiary Guarantees or any obligations owing to the Trustee or the Collateral Agent under the Indenture, the Collateral Documents or the Intercreditor Agreement;

        (18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (13), (14), (15), (17) and (18) of this definition; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable to the holders of the Notes and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced;

        (19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

        (20) Liens on property of the Company or any Restricted Subsidiary that are the subject of a Sale/Leaseback Transaction securing Attributable Indebtedness Incurred in connection with such Sale/Leaseback Transaction; provided that the Net Available Cash from such Sale/ Leaseback Transaction are applied in accordance with "—Certain covenants—Limitation on sales of assets and subsidiary stock";

        (21) Liens on the assets and property of Cellu Tissue—CityForest LLC securing industrial revenue bonds in an amount not to exceed $17.2 million; and

        (22) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of $30.0 million and 7.5% of Consolidated Net Tangible Assets of the Company.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.

        "Receivables Fees" means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

        "Recovery Event" means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Accounts pursuant to the Collateral Documents.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances" and "refinanced" shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

        (1)   (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

        (2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

        (3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

        (4)   if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

        (5)   if the Indebtedness being refinanced is secured, the Lien securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured is not materially less favorable to the holders of the Notes and is not materially more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

        "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

        "Related Business Assets" means assets used or useful in a Related Business.

        "Related Person" with respect to any Permitted Holder means:

        (1)   any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual's estate, executor, administrator, committee or beneficiaries; or

        (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

        "Restoration" has the meaning ascribed to it in the applicable Collateral Document.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Second Priority Collateral" means the portion of the Collateral as to which the Notes have a second-priority Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

        "Subsidiary Guarantor" means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

        "Unrestricted Subsidiary" means:

        (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

        (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

        (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

        (3)   such designation and the Investment of the Company in such Subsidiary complies with "Certain covenants—Limitation on restricted payments";

        (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

        (5)   such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a)   to subscribe for additional Capital Stock of such Person; or

          (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Certain covenants—Limitation on indebtedness" covenant on a pro forma basis taking into account such designation.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

        "Working Capital Facility" means the Credit Agreement, dated as of June 12, 2006, among Holdings, the Company, as U.S. borrower, Interlake Acquisition Corporation Limited, a subsidiary of the Company, as Canadian borrower, the loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. administrative agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian administrative agent, and the lenders party thereto.

Book-entry settlement and clearance

The global notes

        The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes". Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

        DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated notes

        New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

U.S. Federal income tax consequences of the exchange offer

        The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holding period of the new note will include the holding period of the old note exchanged therefor, and the basis of the new note will be the same as the basis of the old note immediately before the exchange.

        In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Plan of distribution

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 15, 2009, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 Legal matters

        The validity of the new notes will be passed upon for us by King & Spalding LLP, New York, New York.

Experts

        The financial statements as of February 28, 2009 and for the year ended February 28, 2009 included in this prospectus have been so included in reliance on the report of Pricewaterhouse Coopers LLP, an independent registered public accounting firm given on the authority of the said firm as experts in auditing and accounting.

        The consolidated financial statements of Cellu Tissue as of February 29, 2008, and for the year then ended (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger), included in the prospectus, and the combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC as of December 31, 2006 and for the two years then ended appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC as of and for the year ended December 31, 2007 included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accounting firm, as stated in their report appearing herein.

Where you can find more information

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public on the SEC's website at http://www.sec.gov. You may also read and copy any documents we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

        While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to us at:

Investor Relations
Cellu Tissue Holdings, Inc.
1855 Lockeway Drive, Suite 501
Alpharetta, Georgia 30004
(678) 393-2651

Index to financial statements

Page
Index to financial statements of Cellu Tissue
Reports of independent registered public accounting firms	F-2
Consolidated balance sheets—February 28, 2009 and February 29, 2008	F-4

Consolidated statements of operations—for the fiscal year ended February 28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-5

Consolidated statements of changes in stockholders' equity (deficiency)—for the fiscal year ended February 28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-6

Consolidated statements of cash flows—for the fiscal year ended February 28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-7
Notes to consolidated financial statements	F-8
Schedule II—Valuation and qualifying accounts of Cellu Tissue Holdings, Inc.	F-36
Consolidated statements of operations—for the three months ended May 29, 2008 and May 28, 2009 (unaudited)	F-37
Consolidated balance sheets—May 28, 2009	F-38
Consolidated statements of cash flows—for the three months ended May 29, 2008 and May 28, 2009 (unaudited)	F-39
Notes to interim consolidated financial statements (unaudited)	F-40

Index to combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC

Report of independent certified public accounting firm	F-55
Combined balance sheet—December 31, 2007	F-56
Combined statement of income and comprehensive income—for the fiscal year ended December 31, 2007	F-57
Combined statement of shareholders' equity and members' capital—for the fiscal year ended December 31, 2007	F-58
Combined statement of cash flows—for the fiscal year ended December 31, 2007	F-59
Summary of significant accounting policies	F-60
Notes to combined financial statements	F-63
Combined balance sheet—June 30, 2008	F-72
Combined statements of operations—for the six months ended June 30, 2008 and June 30, 2007	F-73
Combined statements of cash flows—for the six months ended June 30, 2008 and June 30, 2007	F-74
Notes to combined financial statements	F-75

Index to combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC

Report of independent auditors	F-81
Combined balance sheet—December 31, 2006	F-82
Combined statements of operations—for the fiscal years ended December 31, 2006 and December 31, 2005	F-83
Combined statements of changes in shareholders' equity and members' capital—for the fiscal years ended December 31, 2006 and December 31, 2005	F-84
Combined statements of cash flows—for the fiscal years ended December 31, 2006 and December 31, 2005	F-85
Notes to combined financial statements	F-86

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of
Cellu Tissue Holdings, Inc. and Subsidiaries:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity (deficiency) and of cash flows present fairly, in all material respects, the financial position of Cellu Tissue Holdings, Inc. and its subsidiaries (the Company) at February 28, 2009, and the results of their operations and their cash flows for the year ended February 28, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule information for the year ended February 28, 2009 listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

PricewaterhouseCoopers LLP
Atlanta, Georgia
May 8, 2009

Report of independent registered public accounting firm

To the Board of Directors
Cellu Tissue Holdings, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheet of Cellu Tissue Holdings, Inc. and Subsidiaries (the "Company") as of February 29, 2008, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the fiscal year ended February 29, 2008 (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger). Our audits also include the financial statement schedule listed in the accompanying Index. These financial statements and related schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cellu Tissue Holdings, Inc. and Subsidiaries at February 29, 2008, and the consolidated results of their operations and their cash flows for the fiscal year ended February 29, 2008 (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger), and from March 1, 2006 to June 12, 2006 (pre-merger), in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 8 to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109", effective March 1, 2007.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 28, 2009

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated balance sheets

	February 28, 2009	February 29, 2008
Assets
Current assets:
Cash and cash equivalents	$361,035	$883,388
Receivables, net of allowance of $385,323 in 2009 and $169,811 in 2008	54,065,899	44,542,337
Inventories	47,216,049	33,996,439
Prepaid expenses and other current assets	1,847,398	3,745,989
Reserved cash	238,376	209,057
Income tax receivable	174,084	177,281
Deferred income taxes	3,515,295	7,157,191

Total current assets	107,418,136	90,711,682
Property, plant and equipment, net	301,987,941	310,488,081
Goodwill	41,020,138	11,334,755
Other intangibles, net	31,672,477	9,400,000
Reserved cash	1,050,417	1,034,899
Other assets	897,691	247,262

Total assets	$484,046,800	$423,216,679

Liabilities and stockholders' equity
Current liabilities:
Bank overdrafts	$3,285,420	$—
Revolving line of credit	18,530,824	9,800,000
Accounts payable	16,726,143	24,055,782
Accrued expenses	26,548,639	19,085,912
Accrued interest	10,160,124	8,253,915
Other current liabilities	17,448,707	15,000,000
Current portion of long-term debt	760,000	760,000

Total current liabilities	93,459,857	76,955,609
Long-term debt, less current portion	242,361,944	198,086,944
Deferred income taxes	75,110,277	81,940,082
Other liabilities	5,378,059	20,148,590
Stockholders' equity:
Common stock, Class A, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of February 28, 2009 and February 29, 2008	1	1
Capital in excess of par value	70,948,860	47,035,214
Accumulated earnings (deficit)	3,698,071	(2,862,117)
Accumulated other comprehensive (loss) income	(6,910,269)	1,912,356

Total stockholders' equity	67,736,663	46,085,454

Total liabilities and stockholders' equity	$484,046,800	$423,216,679

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated statements of operations

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
	(Post-merger)	(Post-merger)	(Post-merger)	(Pre-merger)
Net sales	$519,022,843	$443,081,130	$247,411,860	$96,743,812
Cost of goods sold	464,118,066	401,352,016	234,897,497	88,555,692

Gross profit	54,904,777	41,729,114	12,514,363	8,188,120
Selling, general and administrative expenses	20,729,184	18,661,904	7,207,057	4,661,285
Restructuring costs	—	—	240,218	—
Merger-related transaction costs	—	—	142,079	5,933,265
Terminated acquisition-related transaction costs	—	2,078,212	—	—
Stock and related compensation expense	200,275	550,804	3,328,834	—
Vesting of stock option/restricted stock grants	939,530	808,111	497,105	923,580
Amortization expense	2,872,523	—	—	—
Impairment of property, plant and equipment	—	—	488,274	—

Income (loss) from operations	30,163,265	19,630,083	610,796	(3,330,010)
Interest expense, net	(24,709,461)	(19,870,029)	(11,468,975)	(4,896,355)
Foreign currency gain (loss)	562,232	(100,335)	4,802	(133,598)
Other (expense) income	(67,123)	132,623	14,527	27,049

Income (loss) before income tax benefit	5,948,913	(207,658)	(10,838,850)	(8,332,914)
Income tax benefit	(611,275)	(3,909,414)	(4,179,244)	(1,893,683)

Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated statements of changes in stockholders' equity (deficiency)

	Class A common stock	Capital in excess of par value	Accumulated earnings (deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity (deficiency)
Balance, February 28, 2006	$1	$615,338	$(11,625,759)	$4,104,860	$(6,905,560)
Net loss 3/1/06-6/12/06			(6,439,231)		(6,439,231)
Foreign currency translation				586,186	586,186

Comprehensive loss 3/1/06-6/12/06					(5,853,045)
Vesting-stock awards 3/1/06-6/12/06		52,658			52,658
Accelerated vesting-stock awards		870,922			870,922
Recapitalization-June 12, 2006		44,223,078	18,064,990	(4,691,046)	57,597,022

Balance, June 12, 2006, after recapitalization	1	45,761,996	—	—	45,761,997
Vesting-stock awards 6/13/06-2/28/07		497,105			497,105
Net loss 6/13/06-2/28/07			(6,659,606)		(6,659,606)
Foreign currency translation			95,733	(942,732)	(846,999)

Comprehensive loss 6/13/06-2/28/07					(7,506,605)

Balance, February 28, 2007	1	46,259,101	(6,563,873)	(942,732)	38,752,497
Vesting-stock awards		776,113			776,113
Net income			3,701,756		3,701,756
Foreign currency translation				2,855,088	2,855,088

Comprehensive income					6,556,844

Balance, February 29, 2008	1	47,035,214	(2,862,117)	1,912,356	46,085,454
Vesting stock awards		939,530			939,530
Equity investment		22,974,116			22,974,116
Net income			6,560,188		6,560,188
Foreign currency translation				(6,105,161)	(6,105,161)
Derivative				(2,717,464)	(2,717,464)

Comprehensive loss					(2,262,437)

Balance, February 28, 2009	$1	$70,948,860	$3,698,071	$(6,910,269)	$67,736,663

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated statements of cash flows

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Cash flows from operating activities
Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Noncash inventory charge	—	—	909,264	—
Amortization of debt issuance costs	306,668	—	—	405,568
Amortization of intangibles	2,872,523	—	—	—
Derivative (gain) loss	242,686	(170,564)	(78,295)	—
Depreciation	23,656,245	24,146,137	16,758,505	4,226,643
Deferred income taxes	(2,232,976)	(6,964,358)	(6,891,107)	(396,024)
Accretion of debt discount	1,835,001	616,437	380,560	85,471
Stock-based compensation	939,530	808,111	497,105	923,580
Impairment of property and equipment	—	—	488,274	—
Changes in operating assets and liabilities net of effects of business acquisitions:
Receivables	(3,017,970)	(4,829,995)	2,908,202	(1,994,674)
Inventories	(6,702,780)	(3,696,311)	1,373,920	(2,208,757)
Prepaid expenses and other current assets	1,778,988	1,226,090	1,618,316	(683,329)
Other assets	(123,460)	552,555	(48,517)	(5,328)
Income tax receivable	3,197	137,153	—	—
Accounts payable, accrued expenses, accrued interest and other liabilities	(2,057,997)	4,268,868	(1,471,604)	(298,327)

Total adjustments	17,499,655	16,094,123	16,444,623	54,823

Net cash provided by (used in) operating activities	24,059,843	19,795,879	9,785,017	(6,384,408)
Cash flows from investing activities
Cash paid for acquisition, net of cash received	(64,154,906)	(43,663,270)	—	—
Capital expenditures	(16,401,848)	(20,477,426)	(7,677,141)	(1,937,610)

Net cash used in investing activities	(80,556,754)	(64,140,696)	(7,677,141)	(1,937,610)
Cash flows from financing activities
Equity investment by shareholders	15,001,463	(32,000)	45,761,997	—
Merger consideration paid to former shareholders	—	—	(45,761,997)	—
Cash portion of earnout payment	(7,027,346)	—	—	—
Bank overdrafts	3,285,420	—	—	—
Payments of long-term debt	(760,000)	(575,000)	—	(290,000)
Borrowings on revolving credit facility	85,448,141	69,600,000	—	—
Repayments on revolving credit facility	(76,717,317)	(59,800,000)	—	—
Proceeds from note offering	36,900,000	20,000,000	—	—
Debt issuance costs	(885,958)	—	—	—

Net cash provided by (used in) financing activities	55,244,403	29,193,000	—	(290,000)
Effect of foreign currency	730,155	(225,396)	(266,119)	206,800

Net (decrease) increase in cash and cash equivalents	(522,353)	(15,377,213)	1,841,757	(8,405,218)
Cash and cash equivalents at beginning of period	883,388	16,260,601	14,418,844	22,824,062

Cash and cash equivalents at end of period	$361,035	$883,388	$16,260,601	$14,418,844

Supplemental disclosure of cash flow information
Cash paid during the year for Interest	$18,939,787	$18,397,690	$8,000,787	$8,000,000

Cash paid during the year for Income taxes	$2,373,871	$2,828,444	$248,476	$20,804

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements

1. Organization and nature of operations

        The consolidated financial statements include the accounts of Cellu Tissue Holdings, Inc. (the "Company") and its wholly owned subsidiaries. The Company, a wholly owned subsidiary of Cellu Paper Holdings, Inc. (the "Parent"), operates facilities in the United States and Canada. The Company manufactures specialty tissue paper for use in personal care products such as baby and adult diapers, incontinent products, surgical waddings and sanitary napkins and for use in fast food wrapping, gift wrapping and food service products. The Parent conducts no operating activities.

        On June 12, 2006, the Parent consummated an Agreement and Plan of Merger with Cellu Parent Corporation ("Cellu Parent"), a corporation organized and controlled by Weston Presidio V, L.P. ("Weston Presidio"), and Cellu Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Cellu Parent and a newly formed corporation indirectly controlled by Weston Presidio. Pursuant to the agreement, on June 12, 2006, Merger Sub was merged with and into Parent, with the Parent surviving (the "Merger"). Accordingly, the operating results and cash flows for the fiscal year 2007 are presented in the accompanying financial statements on a pre-merger (period from March 1, 2006 to June 12, 2006) and post-merger (period from June 13, 2006 to February 28, 2007) basis. The current and prior year operating results and cash flows are post-merger.

        The Company accounted for the Merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the Merger. As allowed under SEC Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances ("Push Down Accounting"), the Company has reflected all applicable purchase accounting adjustments in the Company's consolidated financial statements for all periods subsequent to the Merger date. Push Down Accounting requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its equity at the close of business on June 12, 2006. Accordingly, Cellu Parent's ownership basis is reflected in the Company's consolidated financial statements beginning upon completion of the Merger. In order to apply Push Down Accounting, Cellu Parent's purchase price of $280.1 million, including assumption of $162.0 million in aggregate principal amount of the Company's outstanding 9.75% senior secured notes (the "Original Notes"), and $39.0 million of operating liabilities and an additional $35 million of contingent consideration was allocated to the assets and liabilities based on their fair values. With respect to the contingent consideration, the Company has the option to settle contingent consideration due to certain members of management in preferred stock of Cellu Parent in lieu of cash if such individuals are no longer employed by the Company at the time of payout. If these individuals are not employed at the time of the payout, it is at the Company's discretion if the individual receives cash or stock. As noted above, the total consideration includes an adjustment for up to an additional $35.0 million in contingent earnout consideration based upon the achievement of certain financial targets. If any portion of the earned contingent payment is unable to be made by the Company, then Weston Presidio has agreed to provide the necessary funds to former holders of the Parent's capital stock, options and warrants through an equity investment in the Parent or otherwise. In accordance with SFAS 141, the $35.0 million has been recognized as a liability as of the date of the Merger, of which $15.0 million was paid in fiscal year 2009. Of the remaining $20.0 million, $15.0 million is expected to be paid in fiscal year 2010 and is recorded in other current liabilities as of February 28, 2009. The remaining $5.0 million is recorded in other liabilities as of February 28, 2009. The Merger has resulted in the recognition of goodwill, which has been allocated to the Tissue and Machine-glazed paper segments based on the relative fair values of the net assets acquired. Goodwill reflects the future

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

1. Organization and nature of operations (Continued)

earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities.

        The Company has allocated the purchase price based on its estimates of the fair value of acquired assets and liabilities as follows:

Purchase price allocated to:
Current assets	$85,975,953
Property, plant and equipment	253,873,052
Trademarks	7,200,000
Goodwill	4,364,700
Current liabilities	(39,276,861)
Long-term debt	(159,975,000)
Contingent consideration	(35,000,000)
Deferred income taxes	(71,399,847)

Total	$45,761,997

2. Summary of significant accounting policies

Principles of consolidation

        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Cash equivalents

        The Company considers all investments with an original maturity of three months or less at the date of purchase cash equivalents.

Revenue recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. Typically, revenue is recognized from product sales when title and risk of loss has passed to the customer in accordance with the related shipping terms, which is generally at the time products are shipped. Certain sales have freight-on-board destination terms, in which case, revenue is recognized when the product is received by the customer. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

Trade receivables and allowance for doubtful accounts

        Trade receivables are stated at gross invoice amount, less discounts and provision for uncollectible accounts. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company estimates its allowance for doubtful accounts using two methods. First, the Company determines a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second,

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

the Company estimates additional reserves for all customers based on historical write-offs. Accounts are charged-off against the allowance for doubtful accounts when the Company has exhausted all collection efforts and has deemed the accounts uncollectible.

Inventories

        Inventories are stated at the lower of cost (average cost method) or market. The Company provides allowances for materials or products that are determined to be obsolete, or for quantities on hand in excess of expected normal, future requirements. Included in packaging materials and supplies are felts and wires. These component parts are kept in inventory until they are installed on the machines. Once installed, felts and wires are amortized over their useful lives of approximately three months.

Maintenance and repairs

        Maintenance and repair expenses that do not qualify to be capitalized are expensed as incurred.

Property, plant and equipment

        Property, plant and equipment acquired in connection with the Merger, the CityForest Acquisition and the APF Acquisition (see Note 3) were valued at fair value at the date of acquisition. All other property, plant and equipment acquired is stated at cost. Gains and losses on disposals of fixed assets are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Depreciation of equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the related assets or the life of the lease term, whichever is shorter. The estimated useful lives of the principal classifications of depreciable assets are as follows:

Life in years
Buildings and improvements	20-30
Machinery and equipment	15-30
Furniture and fixtures	10
Land improvements	5
Computer software	5

Asset impairment

        The Company evaluates the appropriateness of the carrying amounts of its long-lived assets at least annually, or whenever indicators of impairment are deemed to exist. In the fourth quarter of fiscal year 2007, the Company shut down its machine-glazed paper machine at its Interlake facility permanently (see Note 14) and, accordingly, recorded an impairment charge of $488,274, which is reflected as a separate line item in the Company's statements of operations for fiscal year 2007. The Company believes that, as of February 28, 2009, there are no significant impairments of the carrying amounts of such assets and no reduction in their estimated useful lives is warranted.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

Goodwill and trademarks

        Goodwill represents cash paid in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. The Company's goodwill impairment test is performed by comparing the fair value of the reporting unit to the carrying value of the reporting unit. The Company has two reporting units (tissue and machine-glazed paper) to which the goodwill is assigned and tested for impairment. The Company incorporates assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit's goodwill exceeds its implied fair value. Goodwill as of February 28, 2009 was approximately $41.0 million of which $29.6 million was recorded in connection with an acquisition in the current year (see Note 3). No goodwill impairment has been recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

        Trademarks are not amortized, except in connection with the APF Acquisition, but tested for impairment annually at the end of the Company's second quarter and at any time when events suggest impairment may have occurred. The impairment test is performed by comparing the carrying amount to its fair market value at the time of the assessment. In the event the carrying value of the trademark exceeds its fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

Stock-based compensation

        The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), Share-Based Payments, which requires the measurement of all share-based payments to employees, including grants of employee stock options, using the fair-value-based method and the recording of compensation expense in the Company's consolidated statements of operations. Cellu Parent has one share-based payment arrangement under the 2006 Stock Option and Restricted Stock Plan (the "Plan"). Under the Plan, the administrator of the Plan (the "Plan Administrator") may make awards of options to purchase shares of common stock of Cellu Parent and/or awards of restricted shares of common stock of Cellu Parent. A maximum of 8,095 shares of common stock of Cellu Parent may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent in payment of the exercise price of an award or in satisfaction of tax withholding requirements. Key employees and directors of, and consultants and advisors to, Cellu Parent or its affiliates who, in the opinion of the Plan Administrator, are in a position to make a significant contribution to the success of Cellu Parent and its affiliates are eligible to participate in the Plan.

        Stock options are granted with a strike price at the estimated fair value of Cellu Parent's stock on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. The following describes how certain assumptions affecting the estimated fair value of stock options are determined. The dividend yield is zero; the volatility is based on historical market value of Cellu Parent's stock (55%); the risk-free interest rate is based on U.S. Treasury securities (1.4%); and 10-year expected life. The Company uses historical data in order to estimate exercise, termination and holding period behavior for valuation purposes. The fair value of the stock

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

option grant was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of stock options granted was $498.18 per share and the unrecognized total compensation cost as of February 28, 2009 related to nonvested awards is $446,383. A summary of the outstanding options as of February 28, 2009 and for the fiscal year then ended is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual life
Outstanding, beginning of year	1,125	$733.67	7.80 Years
Forfeited	(125)	$979.25	7.80 Years
Granted	444	$942.99	9.10 Years

Outstanding, end of year	1,444	$776.77	8.20 Years

Exercisable, end of year	375	$610.88	7.70 Years

        On September 1, 2008, Cellu Parent entered into a Restricted Stock Agreement with the Company's newly appointed VP, Sales pursuant to which Cellu Parent granted 300 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on September 1, 2009, as long as the named individual is continuously employed by the Company until such vesting date with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at the time of a change in control. Additionally, Cellu Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual's gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. The named individual has made a timely Section 83(b) election and the Company has paid and recorded as compensation expense $200,275 related to the taxes noted above.

        On August 6, 2007, Cellu Parent entered into a Restricted Stock Agreement with the Company's newly appointed Chief Financial Officer, pursuant to which Cellu Parent granted 700 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on August 6, 2008, as long as the named individual is continuously employed by the Company until such vesting date. with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at the time of a change in control. Additionally, the Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual's gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended (the "Code"). The named individual has made a timely Section 83(b) election. In connection with this election, the Company has recorded compensation expense of $501,853 in the third quarter fiscal year 2008.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

        On June 12, 2006, Cellu Parent entered into Restricted Stock Agreements with the Company's Chief Executive Officer, Chief Operating Officer and the then Chief Financial Officer, pursuant to which Cellu Parent granted 3,778 restricted shares of its common stock to its Chief Executive Officer and 1,349 restricted shares of its common stock to each of the other two named individuals pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on June 12, 2007, as long as the named individual, as the case may be, is continuously employed by the Company until each such vesting date with respect to his or her shares. Any restricted stock outstanding at the time of a Covered Transaction shall become vested and cease to be restricted stock at the time of a change in control. Additionally, the Parent has agreed to pay an additional amount to each of the named individuals equal to an amount that would be included in such individual's gross income and payable as income tax as a result of making a Section 83(b) election under the Code. All named individuals have made a timely Section 83(b) election.

        Effective July 31, 2007, the then Chief Financial Officer resigned and forfeited three-fourths of the individual's restricted stock grant and, accordingly, the Company only recorded compensation expense associated with this individual's grant through June 12, 2007, as all other shares were forfeited and no compensation expense was required to be recognized for forfeited shares.

        For fiscal year 2009, for the fiscal year 2008 and for the period from June 13, 2006 to February 28, 2007, the Company has recorded $753,350, $685,100 and $489,661, respectively, of compensation expense related to the vesting of the above grants in accordance with SFAS 123R. Immediately prior to consummation of the Merger, there were 341.3 restricted shares of Parent's common stock. In accordance with the terms of the Old Plan, the restricted stock immediately vested. Accordingly, for the period from March 1, 2006 to June 12, 2006, the Company recorded $923,580 of compensation expense related to the vesting of the above restricted stock in accordance with SFAS 123R.

Derivatives and hedging

        The Company uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defined fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1-inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2-inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3-inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

        Our derivative contracts, natural gas forward contracts, are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. We classify these instruments within level 2 of the valuation hierarchy. SFAS 157 requires that for level 2 and 3 of

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). The fair value of these cash flow hedging instruments was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities, and an asset of $0.2 million, which is included in other current assets, as of February 28, 2009 and as of February 29, 2008, respectively. Prior to the third quarter of the fiscal year ended February 28, 2009, these contracts have not been designated as hedges and accordingly, for the nine months ended November 27, 2008 and for the fiscal year ended February 29, 2008 and February 28, 2007, $0.9 million loss, $0.2 million gain and less than $0.1 million gain, respectively have been recorded to earnings. Hedging activities transacted in the last six months of the fiscal year ended February 28, 2009 have been designated as hedges and during the next 12 months, $2.4 million of the $2.7 million remains to be reclassified to earnings (cost of goods sold) consistent with the underlying hedging transactions.

Foreign currency translation

        The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." All balance sheet accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates during the applicable fiscal year. Resulting translation adjustments are reported in other comprehensive income (loss) with the exception of the remeasurement of the portion of an intercompany loan account functioning as a short-term settlement account and not deemed to be of a long-term nature, which is recorded to earnings.

Customer concentrations

        For fiscal year 2009, no one customer comprised more than 10% of sales. For fiscal year 2008, one customer comprised 13.4% of sales. For the period from June 13, 2006 to February 28, 2007, no customer comprised more than 10% of sales. For the period March 1, 2006 to June 12, 2006, one customer comprised 10.3% of sales. These sales were in the Company's tissue segment for fiscal year 2008 and for the period from March 1, 2006 to June 12, 2006.

Labor concentration

        At February 28, 2009, approximately 54% of the Company's active full-time employees were represented by either the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union (the "USW") or Independent Paper Workers of Canada through various collective bargaining agreements that expire between October 2009 and June 2013. In July 2005, the USW was elected to represent 76 hourly employees at the Company's Mississippi facility and was certified by the National Labor Relations Board as the exclusive collective bargaining representative of such employees. On June 29, 2007, a collective bargaining agreement with the USW was ratified.

Shipping and handling costs

        The Company classifies third-party shipping and handling costs as a component of cost of goods sold. Shipping and handling amounts that the Company bills to customers are included in net sales and the related shipping and handling costs that the Company incurs are included in cost of goods sold.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

Considerations paid to resellers

        The Company recognizes consideration paid to a reseller of its products as a reduction of the selling price of its products sold and, therefore, reduces net sales in the Company's statement of operations.

Use of estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

        The Company estimates the fair value of financial instruments for financial statement disclosure. For these purposes, the carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature. The carrying amount of the Company's borrowings under its revolving line of credit approximates its fair value due to its varying interest rate. While there were limited trades of some of the Company's outstanding debt, the illiquidity in the credit markets and the minimal number of trades points to the fact that these trades may or may not be indicative of the fair value of the debt on the Company's books. The Company's fair value estimate for the senior notes was based on quoted trade prices. The estimated fair value as of February 28, 2009 was $177,804,000.

New accounting standards

        In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements (see Note 2, Derivatives and Hedging). In February 2008, the FASB issued FSP 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"), which delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company does not expect the adoption of FSP 157-2 to have a material impact on its financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities; Including an Amendment of FASB Statement No. 115" ("SFAS 159") This Standard permits entities to chose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 was effective as of the beginning of 2009. The Company evaluated its existing eligible financial assets and liabilities and elected not to adopt the fair value option for any eligible items for the fiscal year ended February 28, 2009.

        In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"), and SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

2. Summary of significant accounting policies (Continued)

statements. SFAS 141 (R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently assessing the impact that SFAS 141 (R) and SFAS 160 will have on its results of operations and financial position.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires entities to provide enhanced disclosures about derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning on or after November 15, 2008. As SFAS 161 relates specifically to disclosure, it will have no impact on the Company's results of operations and financial position.

        In April 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other generally accepted accounting principles. This FSP applies prospectively to all intangible assets acquired after the effective date, which is fiscal years beginning after December 15, 2008, whether acquired in a business combination or otherwise. Early adoption is prohibited. The Company is evaluating this guidance but does not expect it to have a significant impact on its financial position or results of operations.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162"). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 was effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board's amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The adoption of this statement had no impact.

3. Acquisitions

        On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC ("Cellu Hauppauge") and Cellu Tissue—Thomaston, LLC ("Cellu Thomaston") consummated the acquisition of certain assets, and assumption of certain liabilities, from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the "Sellers") pursuant to a definitive asset purchase agreement (the "Purchase Agreement") between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the "Seller Note"), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

3. Acquisitions (Continued)

downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third quarter 2009. The acquisition of assets and assumption of liabilities is referred to as the "APF Acquisition" and the acquired business is referred to as "APF". The Company financed the cash portion of the purchase price with cash on-hand, the borrowings described at Note 6 and an equity contribution from the Parent.

        The APF Acquisition has been accounted for as a purchase in accordance with the provisions of SFAS 141 and, accordingly, the consolidated statement of operations includes the results of APF for the fiscal year ended February 28, 2009 from the date of acquisition. The acquisition has resulted in the recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

        The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition and these estimates are subject to refinement until all pertinent information has been obtained. The purchase price allocations are preliminary with respect to finalizing the transferability of certain tax credits and other minor items. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks—3 years.

        The results of APF's operations from the July 2, 2008 date of acquisition are primarily included in the Company's tissue segment. Part of the acquisition related to the foam business, which the Company will show as a separate segment (see Note 12). Unaudited pro forma results of operations for the fiscal years ended February 28, 2009 and February 29, 2008, as if the Company and APF had been combined at the beginning of the periods presented, are presented below. The pro forma results include estimates and assumptions, which the Company's management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

3. Acquisitions (Continued)

necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Fiscal year ended February 28, 2009(1)		Fiscal year ended February 29, 2008(2)
	Actual	Pro forma	Actual	Pro forma
	(in thousands)
			(in thousands)
Net sales	$519,023	$551,109	$443,081	$522,522
Operating income	$30,163	$33,772	$19,630	$33,265
Net income	$6,560	$7,350	$3,702	$12,288

(1)
Pro forma operating results include the operating results for APF for the period March 1, 2008 to June 30, 2008, prior to its acquisition on July 2, 2008. The actual operating results include the operating results for APF for the period from the acquisition date (July 2, 2008) to February 28, 2009.

(2)
Pro forma operating results include the operating results for APF for the year ended December 31, 2007, as APF was previously a calendar year-end company.

        On March 21, 2007, the Company executed a definitive merger agreement (the "Acquisition Agreement") with CityForest Corporation ("CityForest"), Cellu City Acquisition Corporation ("Cellu City Merger Sub") and Wayne Gullstad as the shareholders' representative. Pursuant to the Acquisition Agreement, and subject to the terms and conditions therein, Cellu City Merger Sub, a wholly owned subsidiary of the Company, merged with and into CityForest, with CityForest surviving and becoming a wholly owned subsidiary of the Company (the "CityForest Acquisition"). The aggregate merger consideration (including assumption of $18.4 million in aggregate principal amount of industrial revenue bonds) was approximately $61.0 million subject to certain working capital and net cash adjustments. Total cash paid for the acquisition of $46.8 million (purchase price of $61.0 million less assumed indebtedness of $18.4 million plus restricted cash and other miscellaneous adjustments of $1.6 million and acquisition costs of $2.6 million) was financed in part by issuance of unregistered 9 3/4% Senior Secured Notes due 2010 (the "Additional Notes") of approximately $20.0 million, borrowings on a revolving line of credit ($17.4 million) and available cash on hand.

        The CityForest Acquisition has been accounted for as a purchase in accordance with the provisions of SFAS 141 and, accordingly, the consolidated statements of operations includes the results of CityForest for fiscal year 2009 and for fiscal year 2008 from the date of acquisition. The Company has

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

3. Acquisitions (Continued)

allocated the excess of purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Excess purchase price allocated to:
Property, plant and equipment	$32,854,514
Trademarks	2,200,000
Goodwill	6,970,001
Long-term debt	(1,724,684)
Deferred income taxes	(17,238,509)

Total	$23,061,322

        The results of CityForest's operations from the date of acquisition (March 21, 2007) are included in the Company's tissue segment. Unaudited pro forma results of operations for fiscal year 2008, as if the Company and CityForest had been combined at the beginning of the period presented, are presented below. The pro forma results include estimates and assumptions, which the Company's management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of CityForest and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Year ended February 29, 2008(1)
	Actual	Pro forma (unaudited)
	(in thousands)
Net sales	$443,081	$445,792
Operating income	$19,630	$20,216
Net income	$3,702	$4,262

    (1)
    Pro forma operating results include the operating results for CityForest for fiscal year 2008. The actual operating results include the operating results for CityForest for the period from the acquisition date (March 21, 2007) to February 29, 2008.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

4. Inventories

        Components of inventories are as follows:

	February 28, 2009	February 29, 2008
Finished goods	$30,608,649	$17,961,802
Raw materials	5,133,206	7,073,131
Packaging materials and supplies	12,326,731	9,082,592

	48,068,586	34,117.525
Reserve for obsolescence	(852,537)	(121,086)

	$47,216,049	$33,996,439

5. Property, plant and equipment

        Property, plant and equipment consist of the following:

	February 28, 2009	February 29, 2008
Land and improvements	$4,307,317	$3,982,298
Buildings and improvements	35,907,105	36,325,911
Machinery and equipment	312,775,269	301,631,048
Furniture and fixtures	113,699	91,723
Computer hardware and software	4,856,580	4,420,076
Construction-in-progress	7,867,380	5,620,003

	365,827,350	352,071,059
Less accumulated depreciation	(63,839,409)	(41,582,978)

	$301,987,941	$310,488,081

6. Long-Term Debt

        Long-term debt consists of the following:

	February 28, 2009	February 29, 2008
Senior secured 9 3/4% notes due 2010	$222,255,572	$182,255,572
Less discount	(2,548,628)	(1,283,628)

	219,706,944	180,971,944
Industrial revenue bond payable, in semi-annual installments, plus interest ranging from 1.38% to 4.15%, due in 2028	17,115,000	17,875,000
Seller Note payable, quarterly interest payments only at 12% annum with principal due July 2, 2011	6,300,000	—

	243,121,944	198,846,944
Less current portion of debt	760,000	760,000

	$242,361,944	$198,086,944

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

6. Long-Term Debt (Continued)

        The maturities of long-term debt for the next five years are as follows: 2010—$760,000; 2011—$223,015,572; 2012—$7,060,000; 2013—$760,000; 2014—$760,000 and thereafter—$13,315,000.

        In March 2004, the Company completed the private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 (the "Original Notes") pursuant to and governed by the Indenture, dated as of March 12, 2004 (as amended and supplemented, the "Cellu Tissue Indenture") among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as successor trustee to the Bank of New York (the "Trustee"). In connection with the CityForest Acquisition (see Note 3), the Company entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Wingate Capital Ltd. ("the Purchaser"), dated March 21, 2007, pursuant to which it issued and sold $20.3 million aggregate principal amount of 9 3/4% senior secured notes due 2010 ("First Additional Notes") to the Purchaser for the purchase price of $20.0 million, which is equal to 98.7383% of the aggregate principal amount of the Additional Notes. The First Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

        In connection with the APF Acquisition (see Note 3) the Company entered into Note Purchase Agreements (the "Note Purchase Agreements", or "Second Additional Notes") with each of (i) GMAM Investment Funds Trust II, for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E), GMAM Investment Funds Trust, General Motors Welfare Benefit Trust (VEBA), GMAM Investment Funds Trust II for the account of the Promark Alternative High Yield Bond Fund (Account No. 7MWD), DDJ High Yield Fund, Multi-Style, Multi-Manager Funds PLC The Global Strategic Yield Fund (f/k/a Multi-Style, Multi-Manager Funds PLC The Global High Yield Fund), DDJ Capital Management Group Trust, Stichting Pensioenfonds Hoogovens, Caterpillar Inc. Master Retirement Trust, J.C. Penney Corporation, Inc. Pension Plan Trust, Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, DDJ/Ontario OS Investment Sub II, Ltd. and Stichting Pensioenfonds Metaal en Techniek, (ii) Claren Road Credit Master Fund, Ltd. and (iii) UBS High Yield Relationship Fund, a series of the UBS Relationship funds (the "Purchasers"), dated July 2, 2008, pursuant to which the Company issued and sold $40,000,000 aggregate principal amount of unregistered 9 3/4% Senior Secured Notes due 2010 ("Second Additional Notes") to the Purchasers for the purchase price of $36,900,000 which is equal to 92.25% of the aggregate principal amount of the Second Additional Notes (together with the Original Notes and the First Additional Notes, the "Notes"). The Second Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

        The Notes mature on March 15, 2010 and require semi-annual interest payments on March 15 and September 15. The Notes are collateralized by a senior secured interest in substantially all of the Company's assets. The Cellu Tissue Indenture contains certain covenants, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Cellu Tissue Indenture has been amended by three subsequent amendments pursuant to which CityForest, Cellu Hauppauge and Cellu Thomaston became parties to the Cellu Tissue Indenture as guarantors (collectively, the "Additional Guarantors"). As guarantors, the Additional Guarantors, on a joint and several basis, with all the existing guarantors, fully, unconditionally and irrevocably guarantee the obligations of Cellu Tissue under the Cellu Tissue Indenture and Notes. Cellu Tissue has no independent assets or operations and the Notes are unconditionally guaranteed by all of the Company's subsidiaries.

        In connection with the Merger (see Note 1), the Company solicited consents with respect to the Original Notes. Consents were received with respect to 100% of the aggregate outstanding principal

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

6. Long-Term Debt (Continued)

amount of the Original Notes. The Company accepted all of the consents delivered in the consent solicitation and paid to the consenting noteholders a consent fee of $40 per $1,000 principal amount of Original Notes for which they delivered consents. These payments were made in the Company's second quarter of fiscal year 2007. These payments, along with other transaction costs totaling $5.9 million, are reflected as merger-related transaction costs on the statement of operations for the period March 1, 2006-June 12, 2006. The Company had previously incurred $0.1 million in the first quarter of fiscal year 2007. As a result of the acceptance by the Company of the consents delivered by noteholders and the completion of the consent solicitation, the amendments to the Cellu Tissue Indenture described in the Consent Solicitation Statement dated May 9, 2006 and related Supplement dated May 24, 2006 became operative and the Company was not required to make a change of control offer to purchase any Notes in connection with the Merger.

        The Company entered into a Credit Agreement, dated as of June 12, 2006 (the "Credit Agreement"), among the Company, as U.S. Borrower, Interlake Acquisition Corporation Limited ("Interlake"), a subsidiary of the Company, as Canadian Borrower, Parent, the other loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and the other lenders party thereto. The Credit Agreement provides for a $35.0 million working capital facility, which was subsequently increased to $60.0 million (see discussion following), including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. In the event that the Notes are not refinanced by December 2009, the borrowings under the credit agreement are due and payable and accordingly, outstanding borrowings as of February 28, 2009 are classified as current. An amount equal to $32.0 million, which was subsequently increased to $57.0 million (see discussion following), is available, in U.S. dollars, to the U.S. Borrower under the facility, and an amount equal to $3.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings of $17.4 million were made to finance a portion of the CityForest Acquisition and borrowings of $12.1 million were made to finance a portion of the APF Acquisition. As of February 28, 2009, $18.5 million of borrowings remained outstanding under the working capital facility and excess availability was $37.3 million. The weighted average interest rates on short-term borrowings at February 28, 2009 and February 29, 2008 were 9.72% and 9.49%, respectively.

        Cellu Tissue has entered into a First Amendment, dated March 21, 2007 (the "First Amendment"), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment, the "Amended Credit Agreement") among Cellu Tissue, as U.S. Borrower, Interlake, certain subsidiaries of Cellu Tissue, Parent, the U.S. Administrative Agent and the Canadian Administrative Agent.

        The First Amendment (1) increases the working capital facility from $35.0 million to $40.0 million, (2) permits the issuance and sale by the Company of the First Additional Notes, (3) provides for the consummation of the CityForest Acquisition and the conversion by CityForest from a Minnesota corporation to a Minnesota limited liability company, (4) permits the assumption of approximately $18.4 million in aggregate principal amount of indebtedness of CityForest in connection with the CityForest Acquisition in accordance with the terms of the CityForest Bond Documents (as defined below under "CityForest Industrial Revenue Bonds") and (5) permits the guarantee by Cellu Tissue of certain obligations of CityForest under the CityForest Bond Documents. In connection with the First Amendment, CityForest became a guarantor of the obligations of the borrowers under the Amended Credit Agreement.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

6. Long-Term Debt (Continued)

        The Company has entered into a Second Amendment, dated July 2, 2008 (the "Second Amendment"), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment and the Second Amendment, "Credit Agreement, as Amended"), among Cellu Tissue, Interlake, certain subsidiaries of Cellu Tissue, the Parent, the U.S. Administrative Agent and the Canadian Administrative Agent. The Second Amendment (1) increases the working capital facility from $40.0 million to $60.0 million, (2) permits the issuance and sale by Cellu Tissue of the Second Additional Notes, (3) provides for the consummation of the APF Acquisition and (4) permits the issuance of the Seller Note. In connection with the Second Amendment, Cellu Hauppauge and Cellu Thomaston became guarantors of the obligations of the borrowers under the Credit Agreement, as Amended.

        On September 29, 2008 the Company entered into the Third Amendment to the Credit Agreement, dated as of June 12, 2006 (as amended by the First Amendment and the Second Amendment) and as further amended, supplemented or otherwise modified from time to time, by and among the Parent, Cellu Tissue, Interlake, the Loan Guarantors party thereto, the lenders party thereto, the US Administrative Agent and the Canadian Administrative Agent. This Amendment increases the amount of the Canadian Commitments by $2.0 million and reduces the amount of the US Commitments by the same amount.

CityForest industrial revenue bonds

        CityForest is party to a Loan Agreement, dated March 1, 1998 (the "Loan Agreement"), with the City of Ladysmith, Wisconsin (the "Issuer"). Pursuant to the Loan Agreement, the Issuer loaned the proceeds of the Issuer's Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the "Bonds") to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal amount of the Bonds was outstanding as of the date of the CityForest Acquisition. CityForest is required, under the terms of the Indenture of Trust governing the Bonds (the "CityForest Indenture"), to provide a letter of credit in favor of the trustee under the CityForest Indenture (the "Bonds Trustee"). CityForest has entered into an Amended and Restated Reimbursement Agreement, dated March 21, 2007 (the "Reimbursement Agreement" and, together with the CityForest Indenture and the Loan Agreement, the "CityForest Bond Documents"), with Associated Bank, National Association ("Associated Bank"), pursuant to which Associated Bank has extended the required letter of credit (the "Associated Bank Letter of Credit") and has provided a revolving credit facility to CityForest in an aggregate principal amount of up to $3.5 million (the "Associated Bank Revolving Credit Facility").

        The Bonds Trustee is permitted to draw upon the Associated Bank Letter of Credit to pay principal and interest due on the Bonds, and to provide liquidity to purchase Bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Reimbursement Agreement to reimburse Associated Bank for any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn under the Associated Bank Letter of Credit at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest's leverage. The expiration date of the Associated Bank Letter of Credit is February 15, 2011.

        Amounts borrowed by CityForest under the Associated Bank Revolving Credit Facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest's leverage. During the continuance of an event of default, the

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

6. Long-Term Debt (Continued)

outstanding principal balance bears interest at a rate per annum equal to the then applicable interest rate plus 2.00%. CityForest is also obligated to pay a commitment fee in respect of any unused commitment under the Associated Bank Revolving Credit Facility in an amount equal to 0.50% per annum. In addition, subject to certain exceptions, if CityForest terminates the Associated Bank Revolving Credit Facility prior to February 15, 2009, CityForest is obligated to pay to Associated Bank a fee equal to 1.00% of the commitment then being terminated. The maturity date of the Associated Bank Revolving Credit Facility is February 15, 2011.

        The Reimbursement Agreement requires scheduled semi-annual payments of principal of the Bonds equal to approximately 2.00% of the principal amount outstanding as of the date of the CityForest Acquisition, with the balance payable at maturity of the Bonds on March 1, 2028. The Reimbursement Agreement also contains a number of other provisions regarding reserve funds and other mandatory and optional repayments in connection with the Bonds. In connection therewith, the Company has $1.3 million and $1.2 million, respectively of reserved cash as of February 28, 2009 and February 29, 2008, which is separately stated on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the Indenture, Associated Bank may require CityForest to repay all of its obligations to Associated Bank under the Reimbursement Agreement and either to cause the Bonds to be redeemed or to replace the Associated Bank Letter of Credit with a Substitute Credit Facility, as such term is defined in the CityForest Indenture.

        The Reimbursement Agreement contains various affirmative and negative covenants customary for working capital and term credit facilities, as well as additional covenants relating to the Bonds. The negative covenants include limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the Bonds. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant.

        The Reimbursement Agreement also contains customary events of default, including: payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt, including the Additional Notes and indebtedness under the Amended Credit Agreement; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of CityForest or the Company.

        The Company has guaranteed all of the obligations of CityForest under the Reimbursement Agreement, pursuant to a Guaranty, dated March 21, 2007 (the "Cellu Tissue Guaranty"), executed by the Company in favor of Associated Bank. In addition, the obligations of CityForest under the Reimbursement Agreement are secured by first-priority liens in favor of Associated Bank in all of CityForest's assets. The U.S. Administrative Agent, the Canadian Administrative Agent, Associated Bank and CityForest have entered into an Intercreditor Agreement, dated March 21, 2007, which sets forth the respective rights and priorities of Associated Bank, on the one hand, and the U.S. Administrative Agent and the Canadian Administrative Agent, on the other hand, as to the collateral of CityForest securing the Reimbursement Agreement and the Amended Credit Agreement.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

7. Debt and note issuance costs

        In connection with the financing related to the APF acquisition, the Company incurred approximately $232,000 and $654,000 of costs related to the amendment to the credit agreement and note issuance, respectively. These costs have been capitalized as of the date of financing and are being amortized over the respective terms of the financing. The debt issuance costs and related accumulated amortization balances as of February 28, 2009 are as follows:

February 28, 2009
Debt issuance costs-credit agreement	$231,651
Note issuance costs	654,307

885,958
Accumulated amortization	(306,668)

$579,290

        These costs, net of accumulated amortization, are included in other assets on the balance sheet as of February 28, 2009.

8. Income taxes

        The components of pretax income (loss) consist of the following:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
United States	$3,998,310	$(2,750,715)	$(12,859,315)	$(8,234,898)
Foreign	1,950,603	2,543,057	2,020,465	(98,016)

Total pretax income (loss)	$5,948,913	$(207,658)	$(10,838,850)	$(8,332,914)

        The provision for income tax benefit consisted of the following:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Current:
Federal	$(28,473)	$1,753,405	$1,346,860	$(1,449,814)
State	468,503	49,000	27,750	9,250
Foreign	1,181,671	1,282,657	1,337,253	(57,095)

	1,621,701	3,085,062	2,711,863	(1,497,659)
Deferred:
Federal	1,132,974	(3,183,542)	(5,885,474)	(404,831)
State	(2,883,138)	(2,053,590)	(362,209)	(14,288)
Foreign	(482,812)	(1,757,344)	(643,424)	23,095

	(2,232,976)	(6,994,476)	(6,891,107)	(396,024)

	$(611,275)	$(3,909,414)	$(4,179,244)	$(1,893,683)

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

8. Income taxes (Continued)

        The foreign portion of the provision for income taxes is a result of operations at one of the Company's subsidiaries, Interlake Acquisition Corporation Limited ("Interlake"), in Canada. The Company provides for U.S. income tax and foreign withholding tax on the undistributed earnings of Interlake, as these earnings are not considered permanently reinvested outside the U.S. The reconciliation of income tax benefit on income (loss) at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Tax at U.S. statutory rate	$1,359,425	$(955,416)	$(4,405,542)	$(2,793,026)
Tax at foreign statutory rate	663,205	867,691	707,163	(34,306)
State taxes, net of federal benefit	323,534	(521,065)	(377,954)	24,994
Foreign non-deductible expense	1,260	1,024	525	175
U.S. non-deductible items	698,542	(148,240)	2,060	908,480
Provision to return changes	(64,443)	(867,460)	—	—
AMT credit	—	(290,979)	—	—
Foreign tax credit	(1,103,183)	—	—	—
FIN 48 Provision	232,279	845,668	—	—
State deferred rate change	(2,864,838)	(1,500,184)	—	—
Canadian deferred rate change	—	(1,383,386)	—	—
Other	142,944	42,933	(105,496)	—

Income tax benefit	$(611,275)	$(3,909,414)	$(4,179,244)	$(1,893,683)

        Included in the income tax benefit for fiscal year 2009 is $1.1 million benefit related to foreign tax credits generated in the current year and $2.9 million benefit associated with changes in the Company's effective state tax rates which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008 is $1.4 million and $1.5 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in the Company's effective state tax rates which are expected to be realized in the future.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

8. Income taxes (Continued)

        Significant components of the Company's deferred tax assets and liabilities are as follows:

	February 28, 2009	February 29, 2008
Deferred tax assets:
Compensation and benefits	$1,199,632	$1,237,579
NOL carryforward	784,625	4,612,901
Accounts receivable	140,536	133,646
Refinancing costs	1,677,092	2,484,857
Capitalized transaction costs	(336,038)	670,678
AMT credit	25,831	334,979
Foreign tax credit	3,612,331	—
Other	552,632	196,663

	7,656,641	9,671,303
Valuation allowance	(730,778)	—

Total deferred tax assets	6,925,863	9,671,303
Deferred tax liabilities:
Goodwill/trademarks	(290,882)	(900,216)
Restricted stock	(1,412,035)	(918,469)
Interest	(514,530)	—
Property, plant and equipment	(75,662,864)	(82,511,728)
Other	(640,534)	(123,781)

Total deferred tax liabilities	(78,520,845)	(84,454,194)

Net deferred tax liability	$(71,594,982)	$(74,782,891)

	February 28, 2009	February 29, 2008
As presented on the balance sheet:
Current deferred income tax assets	$3,515,295	$7,157,191
Noncurrent deferred income tax liabilities	(75,110,277)	(81,940,082)

	$(71,594,982)	$(74,782,891)

        The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are net operating loss carryforwards, differences between financial statement and tax bases of property, plant and equipment, foreign tax credit carryforwards and other miscellaneous accruals and reserves.

        As of February 28 2009, the Company had state NOLs of approximately $9,946,000 which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3,612,000.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

8. Income taxes (Continued)

        We adopted the previsions of FASB Interpretation 48, "Accounting for Uncertainty of Income Taxes" as of March 1, 2007. A reconciliation of the beginning and ending amount of the unrecognized tax benefits for the years ended February 28, 2009 and February 29, 2008 is as follows:

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008
Beginning of year	$1,509,000	$706,000
Increase in unrecognized tax benefits resulting from:
Positions taken in prior period		803,000
Positions taken in the current period	104,279	—

End of year	$1,613,279	$1,509,000

        We recognize interest and penalties accrued related to unrecognized tax benefits as components of income tax expense (benefit). The interest and penalties recorded in income tax expense for fiscal year 2009 and fiscal year 2008 was approximately $128,000 and $43,000, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $1.6 million. If recognized, these items would impact the consolidated statement of operations and the effective tax rate. The Company does not anticipate that the total amount of unrecognized tax benefits will change during the next twelve months due to certain U.S. federal and state statute of limitations expiring. The fiscal tax years 2005 through 2008 remain open to examination by the major taxing jurisdictions to which the Company is subject.

9. Retirement plan

        The Company has a Savings Incentive and Profit-Sharing Plan (the "Plan") qualified under Section 401(k) of the Code. The Plan covers all employees who are 21 years of age or older with one or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the Plan through voluntary salary deferred payments. The Company matches 100% of the employees' contribution up to 2% of the employees' salary and 70% of the remaining employees' contribution up to 6% of the employees' salary. The Company contributed $1,685,643, $1,620,998, $1,096,118 and $471,808 to the Plan for fiscal year 2009, for fiscal year 2008, from June 13, 2006 to February 28, 2007 and from March 1, 2006 to June 12, 2006, respectively.

10. Commitments and contingencies

        The Company leases certain warehouses, vehicles and equipment under noncancelable operating leases, which expire at varying times through February 2016. Future minimum lease obligations at February 28, 2009 are as follows:

Year ending:
2010	$3,136,422
2011	3,393,787
2012	2,700,104
2013	2,298,318
2014 and thereafter	1,477,997

$13,006,628

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

10. Commitments and contingencies (Continued)

        Operating lease and rental expenses aggregated $2,885,145, $2,667,485, $1,918,784 and $764,573 for fiscal year 2009, fiscal year 2008, from June 13, 2006 to February 28, 2007 and from March 1, 2006 to June 12, 2006, respectively.

        In connection with the APF Acquisition, the Company entered into three leases with the former owners with respect to the converting facility in Thomaston, Georgia, converting facility in Hauppauge, New York and a warehousing facility in Hauppauge, New York. The Company also assumed a lease with a third party for another warehousing facility in Hauppauge, New York. With respect to the three leases with the former owners, the initial term of the leases is 5 years, with three additional options for 5 years each. The aggregate annual rent under these 3 leases is approximately $1,510,992. With respect to the assumed lease, the initial lease is approximately $273,948 annually. All three of the leases for property located in New York were terminated effective March 1, 2009 as the Company relocated the converting operations and warehousing to another facility in Islip, New York and entered into a lease for a 178,916 square foot facility. The initial term of this lease is 5 years with an annual rent expense of approximately $1,073,496. The above table reflects the future minimum lease obligations under the new lease. No additional costs were incurred by the Company to terminate the abovementioned leases.

        In December 2007, the Company purchased machinery and equipment for $5.5 million that it had been leasing under a 10-year operating lease. The lease had a remaining term of two years and lease payments were approximately $1.5 million a year.

        In the normal course of business, the Company is involved in various claims. The Company's policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The amount recorded for identified contingent liabilities is based on estimates and is not material.

        The Company enters into agreements with various pulp vendors to purchase various amounts of pulp over the next two to three years. These commitments require purchases of pulp up to approximately 153,000 metric tons per year, at pulp prices below published list prices and allow the Company to shift a portion of its pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. The Company believes that its current commitment under these arrangements or their equivalent approximates 51% of its annual budgeted pulp needs. The future purchase value of the contracts valued at the February 28, 2009 price is $141,076,000.

11. Related party transactions

        On June 12, 2006, the Company, Cellu Parent and Merger Sub entered into a Management Agreement with Weston Presidio Service Company, LLC ("Weston Presidio Service Company") pursuant to which Weston Presidio Service Company has agreed to provide the Company with certain management, consulting and financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio, which is the controlling shareholder of Cellu Parent, which is the sole shareholder of the Parent. In consideration for such services, the Company and Cellu Parent have jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, to be paid in equal quarterly installments, and to reimburse out-of-pocket expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the consummation of the Merger and as required by the Management Agreement, the Company paid Weston Presidio Service Company a fee in the amount of $2,000,000. This amount has been capitalized through purchase accounting as part of total merger consideration. The Management Agreement expires on June 12, 2016, but will be

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

11. Related party transactions (Continued)

automatically extended on each anniversary of such date for an additional year, unless one of the parties provides written notice of its desire not to automatically extend the term at least 90 days prior to such anniversary.

        Management fees paid to Weston Presidio Service Company of $450,000 for fiscal year 2009, and fiscal year 2008 and $302,812 for the period June 13, 2006 to February 28, 2007 are reflected in selling, general and administrative expenses.

        Management fees and out-of-pocket expenses paid to Charterhouse Group International, Inc. ("Charterhouse") (the former majority stockholder of the Parent) of $153,482 for the period March 1, 2006 to June 12, 2006 are reflected in selling, general and administrative expenses.

12. Business segments

        The Company operates in three business segments: tissue, machine-glazed paper and foam. The foam business segment was added in connection with the APF Acquisition (see Note 3). The Company assesses the performance of its business segments using segment income from operations. Segment income from operations excludes interest income, interest expense, income tax expense (benefit), amortization expense and the impact of foreign currency gains and losses. A portion of corporate and shared expenses is allocated to each segment.

        Included in income from operations for fiscal year 2008 is $2,078,212 of terminated acquisition related costs, of which $1,350,838 impacts the tissue segment and $727,374 impacts the machine-glazed paper segment. Also, included in income from operations for fiscal year 2008 is $808,111 of compensation charges related to non-cash compensation expense in connection with the vesting of restricted stock and stock option awards. Of this amount, $525,272 and $282,839 impacts the tissue segment and machine-glazed paper segment, respectively.

        Included in loss from operations for the period June 13, 2006 to February 28, 2007 is $142,079 of merger-related transaction costs, $240,218 of restructuring costs and $909,264 for a non-cash charge to cost of goods sold related to excess purchase price allocated to inventory. Of these amounts, $92,351, $156,142 and $591,022, respectively, impacts the tissue segment and $49,728, $84,076 and $318,242, respectively impacts the machine-glazed paper segment. Included in loss from operations for the period June 13, 2006 to February 28, 2007 are compensation charges of $3,825,939 related to non-cash compensation expense related to the vesting of restricted stock awards, payments of taxes associated with such awards and other compensation expense related to the Merger. Of this amount, $2,486,867 impacts the tissue segment and $1,339,072 impacts the machine-glazed paper segment.

        Included in loss from operations for the period March 1, 2006 to June 12, 2006 is $5,933,265 of merger-related transaction costs. Of this amount, $3,856,622 impacts the tissue segment and $2,076,643 impacts the machine-glazed paper segment. Also included in loss from operations for the period March 1, 2006 to June 12, 2006 are compensation charges of $923,580 related to restricted stock grants prior to the Merger that vested immediately upon the Merger and normal vesting related to restricted stock grants made after the Merger. Of this amount, $323,253 impacts the machine-glazed paper segment and $600,327 impacts the tissue segment Segment assets primarily include mill property, plant

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

12. Business segments (Continued)

and equipment, raw material, packaging and finished product inventories and accounts receivable. Corporate assets primarily include prepaid expenses, other current assets and income taxes.

	Year ended February 28, 2009 (post-merger)	Year ended February 29, 2008 (post-merger)	For the period June 13, 2006- February 28, 2007 (post-merger)	For the period March 1, 2006- June 12, 2006 (pre-merger)
Net sales
Tissue	$400,640,192	$333,341,679	$174,073,458	$68,714,100
Machine-glazed paper	114,376,045	109,739,451	73,338,402	28,029,712
Foam	4,006,606

Consolidated	$519,022,843	$443,081,130	$247,411,860	$96,743,812

Segment income (loss) from Operations
Tissue	$29,423,668	$19,775,402	$1,917,384	$(1,210,487)
Machine-glazed paper	3,114,212	(145,319)	(1,306,588)	(2,119,523)
Foam	497,908

Total segment income (loss) from operations	33,035,788	19,630,083	610,796	(3,330,010)
Amortization expense	2,872,523	—	—	—

Consolidated income (loss) from operations	30,163,265	19,630,083	610,796	(3,330,010)
Interest expense, net	(24,709,461)	(19,870,029)	(11,468,975)	(4,896,355)
Net foreign currency transaction gain (loss)	562,232	(100,335)	4,802	(133,598)
Other (expense) income	(67,123)	132,623	14,527	27,049

Pretax income (loss)	$5,948,913	$(207,658)	$(10,838,850)	$(8,332,914)

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

12. Business segments (Continued)

	Year ended February 28, 2009 (post-merger)	Year ended February 29, 2008 (post-merger)	For the period June 13, 2006- February 28, 2007 (post-merger)	For the period March 1, 2006- June 12, 2006 (pre-merger)
Capital expenditures
Tissue	$13,683,190	$17,797,901	$5,579,855	$691,503
Machine-glazed paper	1,348,695	1,729,662	1,402,324	256,642
Foam	—	—	—	—
Corporate	1,369,963	949,863	694,962	989,465

Consolidated	$16,401,848	$20,477,426	$7,677,141	$1,937,610

Depreciation
Tissue	$17,035,344	$17,512,477	$11,655,304	$2,981,837
Machine-glazed paper	5,694,571	5,977,162	4,777,553	1,129,705
Foam	56,769	—	—	—
Corporate	869,561	656,498	325,648	115,101

Consolidated	$23,656,245	$24,146,137	$16,758,505	$4,226,643

	February 28, 2009	February 29, 2008
Segment assets
Tissue	$390,692,040	$325,526,456
Machine-glazed paper	88,130,140	91,007,538
Foam	2,268,112	—
Corporate assets	2,956,508	6,682,685

Consolidated	$484,046,800	$423,216,679

Goodwill
Tissue	$39,935,135	$10,249,752
Machine-glazed paper	1,085,003	1,085,003
Foam	—	—

Consolidated	$41,020,138	$11,334,755

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

13. Geographic data

        Net sales and long-lived assets by geographic area are as follows:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
	(Post-merger)	(Post-merger)	(Post-merger)	(Pre-merger)
Net sales
United States	$469,072,849	$394,019,201	$208,880,170	$80,395,283
Other, primarily Canada	57,730,655	56,994,578	42,990,743	17,787,863

Sub-total	526,803,504	451,013,779	251,870,913	98,183,146
Sales deductions	7,780,661	7,932,649	4,459,053	1,439,334

Consolidated	$519,022,843	$443,081,130	$247,411,860	$96,743,812

	February 28, 2009	February 29, 2008
Property, plant and equipment
United States	$280,596,007	$278,010,209
Canada	21,391,934	32,477,872

Consolidated	$301,987,941	$310,488,081

14. Other costs

        During fiscal year 2008, the Company incurred $2.1 million in costs associated with a potential acquisition that did not transpire. This amount is shown as a separate line item on the fiscal year 2008 statement of operations.

        In the fourth quarter of fiscal year 2007, the Company shut down one of its paper machines at its Interlake facility in Ontario, Canada. This decision was due to significant increases in manufacturing costs that the Company was unable to pass on to the machine-glazed segment market. As a result, the Company recorded an impairment charge of $488,274, which is reflected as a separate line item in the Company's statement of operations for fiscal year 2007.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

15. Goodwill and other intangibles, net

        Goodwill, trademarks and other intangibles and related accumulated amortization as of February 28, 2009 and February 29, 2008 are as follows:

	February 28, 2009	February 29, 2008
Goodwill	$41,020,138	$11,334,755

Trademarks	$9,456,000	$9,400,000
Noncompete agreements	12,770,000	—
Customer lists	12,319,000	—

	34,545,000	9,400,000
Accumulated amortization	(2,872,523)	—

Other Intangibles, Net	$31,672,477	$9,400,000

        The increase in goodwill is attributable to the APF Acquisition. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks ($56,000)—3 years. Trademarks of $9.4 million related to prior transactions are not be amortized and have been determined to have indefinite lives. Annual aggregate amortization expense estimated for each of the 5 succeeding years is approximately $4.3 million for fiscal year 2010-2013 and $2.6 million for fiscal year 2014. Amortization expense for the fiscal year ended February 28, 2009 was $2,872,523.

16. Earnout payment

        On August 29, 2008, $15.0 million in contingent consideration in connection with the Agreement and Plan of Merger that the Parent consummated on June 12, 2006 with Cellu Parent, a corporation organized and controlled by Weston Presidio, and Cellu Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Cellu Parent and a newly formed corporation indirectly controlled by Weston Presidio was paid out due to the achievement of certain financial targets for fiscal year 2008. Of the $15.0 million, $1.3 million was issued in stock of Cellu Parent, which was accounted for by the Company as a capital contribution from its Parent. The remaining $13.7 million was paid out in cash and funded by an equity contribution of $6.7 million by Weston Presidio to Cellu Parent and $7.0 million by Cellu Tissue, which was funded through borrowings on the Company's revolving line of credit. The Company anticipates paying out the remaining $20.0 million as follows: $15.0 million in fiscal year 2010 and the remaining $5.0 million in fiscal year 2011.

17. Quarterly results of operations (unaudited)

Year ended February 28, 2009	First quarter	Second quarter	Third quarter	Fourth quarter	Year
Net sales	$114,527,561	$133,012,856	$143,042,017	$128,440,409	$519,022,843
Gross profit	$11,787,904	$10,999,929	$16,100,895	$16,016,049	$54,904,777
Income from operations	$6,534,556	$5,742,113	$9,372,342	$8,514,254	$30,163,265

Net income (loss)	$992,470	$(247,083)	$1,838,748	$3,976,053	$6,560,188

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements (Continued)

17. Quarterly results of operations (unaudited) (Continued)

Year ended February 29, 2008	First quarter	Second quarter	Third quarter	Fourth quarter(1)	Year
Net sales	$106,226,949	$112,026,009	$112,194,182	$112,633,990	$443,081,130
Gross profit	$7,885,765	$10,864,996	$11,716,337	$11,262,016	$41,729,114
Income from operations	$3,169,909	$6,158,801	$6,166,310	$4,135,063	$19,630,083
Net (loss) income	$(1,141,841)	$541,149	$1,645,049	$2,657,399	$3,701,756

(1)
Income from operations for fiscal year 2008 includes $2.1 million related to the write-off of terminated acquisition-related transaction costs.

Schedule II—Valuation and qualifying accounts
Cellu Tissue Holdings, Inc.
Fiscal years ended February 28, 2009, February 29, 2008
and February 28, 2007

Description	Balance at beginning of year	Charged to costs and expenses	Deductions	Balance at end of year
Allowance for doubtful accounts:
February 28, 2009	$169,811	$857,021	$641,509	$385,323
February 29, 2008	408,314	202,064	440,567	169,811
February 28, 2007	300,314	328,405	220,405	408,314
Inventory obsolescence reserve:
February 28, 2009	$121,086	$762,054	$30,603	$852,537
February 29, 2008	133,588	113,996	126,498	121,086
February 28, 2007	223,218	50,841	140,471	133,588
Income tax valuation allowance:
February 28, 2009	$—	$730,778	$—	$730,778
February 29, 2008	—	—	—	—
February 28, 2007	—	—	—	—

 CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	May 28, 2009	May 29, 2008
Net sales	$118,928,222	$114,527,561
Cost of goods sold	99,114,910	102,739,657

Gross profit	19,813,312	11,787,904
Selling, general and administrative expenses	5,269,934	4,959,842
Terminated acquisition-related transaction costs	—	75,000
Stock and related compensation expense	231,220	218,506
Amortization expense	1,056,424	—

Income from operations	13,255,734	6,534,556
Interest expense, net	6,506,553	4,979,688
Foreign currency loss (gain)	356,941	(43,080)
Other expense (income)	(16,578)	29,508

Income before income tax	6,408,818	1,568,440
Income tax expense	4,097,953	575,970

Net income	$2,310,865	$992,470

See accompanying notes to consolidated financial statements.

 CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	May 28, 2009	February 28, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,369,985	$361,035
Receivables, net	49,360,010	54,065,899
Inventories	48,287,665	47,216,049
Prepaid expenses and other current assets	2,846,963	2,085,774
Income tax receivable	114,077	174,084
Deferred income taxes	3,515,295	3,515,295

TOTAL CURRENT ASSETS	105,493,995	107,418,136
PROPERTY, PLANT AND EQUIPMENT, NET	305,304,800	301,987,941
GOODWILL	41,020,138	41,020,138
Other Intangibles, net	30,616,053	31,672,477
OTHER ASSETS	1,826,619	1,948,108

TOTAL ASSETS	$484,261,605	$484,046,800

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	16,000,000	18,530,824
Accounts payable	17,963,833	16,726,143
Accrued expenses	27,762,965	26,548,639
Accrued interest	4,606,991	10,160,124
Other current liabilities	16,963,319	17,448,707
Current portion of long-term debt	760,000	760,000

TOTAL CURRENT LIABILITIES	84,057,108	93,459,857
LONG-TERM DEBT, LESS CURRENT PORTION	242,578,859	242,361,944
DEFERRED INCOME TAXES	77,397,907	75,110,277
OTHER LIABILITIES	5,378,865	5,378,059
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1	1
Capital in excess of par value	71,180,080	70,948,860
Accumulated earnings	6,008,936	3,698,071
Accumulated other comprehensive loss	(2,340,151)	(6,910,269)

TOTAL STOCKHOLDERS' EQUITY	74,848,866	67,736,663

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$484,261,605	$484,046,800

See accompanying notes to consolidated financial statements.

 CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	May 28, 2009	May 29, 2008
Cash flows from operating activities
Net income	$2,310,865	$992,470
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	231,220	218,506
Deferred income taxes	2,287,630	67,077
Accretion of debt discount	596,915	155,069
Amortization of intangibles	1,056,424	—
Amortization of debt issuance costs	112,783	—
Derivatve loss	—	119,802
Depreciation	5,928,005	5,854,038
Changes in operating assets and liabilities
Receivables	5,402,133	(7,654,871)
Inventories	(453,669)	(903,874)
Prepaid expenses and other current assets and income tax receivable	(641,016)	774,279
Other	52,314	(145,252)
Accounts payable, accrued expenses and accrued interest	(3,427,546)	(4,103,876)

Total adjustments	11,145,193	(5,619,102)

Net cash provided by (used in) operating activities	13,456,058	(4,626,632)
Cash flows from investing activities
Capital expenditures, net	(6,262,050)	(2,474,891)

Net cash used in investing activities	(6,262,050)	(2,474,891)
Cash flows from financing activities
Bank overdrafts	(3,285,420)	—
Payments of long-term debt	(380,000)	(380,000)
Payments on revolving line of credit	(24,245,095)	(18,300,000)
Borrowings on revolving line of credit	21,714,271	26,500,000

Net cash (used in) provided by financing activities	(6,196,244)	7,820,000
Effect of foreign currency on cash	11,186	23,559

Net increase in cash and cash equivalents	1,008,950	742,036
Cash and cash equivalents at beginning of period	361,035	883,388

Cash and cash equivalents at end of period	$1,369,985	$1,625,424

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

May 28, 2009

Note 1 Basis of Presentation and Significant Accounting Policies

        The accompanying unaudited interim consolidated financial statements include the accounts of Cellu Tissue Holdings, Inc. ("Cellu Tissue" or the "Company") and its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of Cellu Paper Holdings, Inc. (the "Parent"), which is a wholly-owned subsidiary of Cellu Parent Corporation ("Cellu Parent").

        These statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Operating results for the quarter ended May 28, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 2010. For further information, refer to the Company's consolidated financial statements and footnotes thereto as of February 28, 2009 and for the year then ended included in the Company's Annual Report on Form 10-K, from which the consolidated balance sheet at February 28, 2009 has been derived, as filed with the Securities and Exchange Commission ("SEC").

Stock-Based Compensation

        The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), Share-Based Payment, which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using the fair-value-based method and the recording of such expense in the Company's consolidated statement of operations. The Company has one share-based payment arrangement under the 2006 Stock Option and Restricted Stock Plan (the "Plan"). Under the Plan, the administrator of the Plan (the "Plan Administrator") may make awards of options to purchase shares of common stock of Cellu Parent and/or awards of restricted shares of common stock of Cellu Parent. A maximum of 12,095 shares of common stock of Cellu Parent may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent in payment of the exercise price of an award or in satisfaction of tax withholding requirements. The maximum number was increased from 8,095 to accommodate the grant made during the quarter (see below). Key employees and directors of, and consultants and advisors to, Cellu Parent or its affiliates who, in the opinion of the Plan Administrator, are in a position to make a significant contribution to the success of Cellu Parent and its affiliates are eligible to participate in the Plan. Stock options are granted at a strike price at the estimated fair value of Cellu Parent's stock on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. The following describes how certain assumptions affecting the estimated fair value of stock options are determined. The dividend yield is zero; the volatility is based on historical market value of Cellu Parent's stock; and the risk-free interest rate is based on U.S. Treasury securities. The Company uses historical data to estimate exercise, termination and holding period behavior for valuation purposes. The weighted average fair value of stock options granted was $336.55 per share and the unrecognized total compensation cost as

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 1 Basis of Presentation and Significant Accounting Policies (Continued)

of May 28, 2009 related to nonvested awards is $646,732. A summary of the outstanding options as of May 28, 2009 and the activity during the three months then ended is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, February 28, 2009	1,444	$776.77	8.20 Years
Forfeited	(377)	$824.52	8.78 Years
Granted	3,726	$883.27	9.84 Years

Outstanding, May 28, 2009	4,793	$855.81	9.38 Years

Exercisable, May 28, 2009	516	$745.11	7.83 Years

        On April 13, 2009, Cellu Parent granted 1,600 stock options to non-executive employees, 35% of each individual's stock options vest ratably over 4 years and 65% are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. Furthermore, Cellu Parent granted 574 stock options, 829 stock options and 723 stock options to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, which are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. The fair value of the stock option grants related to service (35% of 1,600 or 562) was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the grants were: no dividend yield; 40% volatility; 1.4% risk free interest rate; and 10-year expected life. With respect to the remaining stock options granted associated with the attainment of certain market conditions, the Company has determined the fair value of these stock options at the date of grant using the Monte-Carlo model and the followings assumptions: no dividend yield; 40% volatility; 1.4% risk-free interest rate; and 3.5 year expected term. The total fair value estimated for these options was $.7 million.

        On September 1, 2008, Cellu Parent entered into a Restricted Stock Agreement with the Company's newly appointed VP, Sales pursuant to which Cellu Parent granted 300 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on September 1, 2009, as long as the named individual is continuously employed by the Company until such vesting date with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at the time of a change in control. Additionally, Cellu Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual's gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. The named individual has made a timely Section 83(b) election and the Company has paid and recorded as compensation expense $200,275 related to the taxes noted above during September 2008.

        On August 6, 2007, Cellu Parent entered into a Restricted Stock Agreement with the Company's newly appointed Chief Financial Officer, pursuant to which Cellu Parent granted 700 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on August 6, 2008, as long as the named individual is continuously employed by the Company until such vesting date with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 1 Basis of Presentation and Significant Accounting Policies (Continued)

become vested and cease to be restricted stock at the time of a change in control. Additionally, the Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual's gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. The named individual has made a timely Section 83(b) election.

        On June 12, 2006, Cellu Parent entered into Restricted Stock Agreements with the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, pursuant to which Cellu Parent granted 3,778 restricted shares of its common stock to the Chief Executive Officer and 1,349 restricted shares of its common stock to each of the other two named individuals pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on June 12, 2007, as long as the named individual, as the case may be, is continuously employed by the Company until each such vesting date with respect to his or her shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at that time. Additionally, the Parent has agreed to pay an amount to the named individual equal to an amount that would be included in gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. All named individuals have made a timely Section 83(b) election. Effective July 31, 2007, the then Chief Financial Officer resigned and forfeited three-fourths of the individual's restricted stock grant. Accordingly, the Company only recorded compensation expense associated with this individual's grant through June 12, 2007 as all other shares were forfeited and no compensation expense is required to be recognized for forfeited shares.

        For the three months ended May 28, 2009 and May 29, 2008, the Company has recorded $192,387 and $134,853, respectively of compensation expense related to the vesting of the above grants in accordance with SFAS 123R.

Derivatives and Hedging

        The Company uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1-inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2-inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3-inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 1 Basis of Presentation and Significant Accounting Policies (Continued)

        Our derivative contracts, natural gas forward contracts, are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. We classify these instruments within level 2 of the valuation hierarchy. SFAS 157 requires that for level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). The fair value of these cash flow hedging instruments was a liability of $2.2 million, of which $2.0 million is included in other current liabilities and $0.2 million is included in other liabilities and was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities as of May 28, 2009 and as of February 28, 2009, respectively. Prior to the third quarter of the fiscal year ended February 28, 2009, these contracts have not been designated as hedges and accordingly, for the three months ended May 29, 2008 a $0.1 million loss has been recorded to earnings. Hedging activities transacted since the third quarter of fiscal year 2009 have been designated as hedges and during the next 12 months, $2.0 million of the $2.2 million remains to be reclassified to earnings (cost of goods sold) consistent with the underlying hedging transactions.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standard Board ("FASB") issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements (see Derivatives and Hedging above). In February 2008, The FASB issued FSP 157-2, "Effective Date of FASB Statement No. 157", which delayed the effective date of SFAS 157 for non financial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The adoption of SFAS 157-2 did not have a material impact on the Company's results of operations and financial position.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (R), "Business Combinations" ("SFAS 141 (R)"), and Financial Accounting Standards No. 160, "Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51" ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141 (R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently assessing the impact that SFAS 141 (R) and SFAS 160 will have on our results of operations and financial position for future acquisitions.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires entities to provide enhanced disclosures about derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning on or after November 15, 2008.

        The adoption of this statement did not have a material effect on the Company's results of operations and financial position.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 1 Basis of Presentation and Significant Accounting Policies (Continued)

        In April 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other generally accepted accounting principles. This FSP applies prospectively to all intangible assets acquired after the effective date, which are fiscal years beginning after December 15, 2008, whether acquired in a business combination or otherwise. Early adoption is prohibited. The adoption of this statement did not have a significant impact on the Company's financial position or results of operations.

        In April 2009, the FASB issued FSP No. 107-1 and Accounting Principles Board (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments". This FSP amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a significant impact on the Company's consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165"). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It should not result in significant changes in the subsequent events that an entity reports, either through recognition or disclosure in its financial statements. SFAS 165 introduces the concept of financial statements being available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. SFAS 165 will apply to both interim financial statements and annual financial statements after June 15, 2009. Adoption of SFAS 165 would not result in a significant impact to the Company's financial condition or results of operations.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 2 Inventories

        Components of inventories are as follows:

	May 28, 2009	February 28, 2009
Finished goods	$32,866,996	$30,608,649
Raw materials	3,298,849	5,133,206
Packaging materials and supplies	13,516,838	12,326,731

	49,682,683	48,068,586
Inventory reserves	(1,395,018)	(852,537)

	$48,287,665	$47,216,049

Note 3 Acquisition

        On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC ("Cellu Hauppauge") and Cellu Tissue—Thomaston, LLC ("Cellu Thomaston") consummated the acquisition of certain assets, and assumption of certain liabilities, from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the "Sellers") pursuant to a definitive asset purchase agreement (the "Purchase Agreement") between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the "Seller Note"), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third fiscal quarter 2009. The acquisition of assets and assumption of liabilities is referred to as the "APF Acquisition" and the acquired business is referred to as "APF". The Company financed the cash portion of the purchase price with cash on-hand, the borrowings described at Note 4 and an equity contribution from the Parent.

        The APF Acquisition has been accounted for as a purchase in accordance with the provisions of SFAS 141 and, accordingly, the consolidated statement of operations includes the results of APF from the date of acquisition. The acquisition has resulted in the recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 3 Acquisition (Continued)

Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

        The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition. The purchase price allocations are preliminary with respect to finalizing the transferability of certain tax credits and other minor items. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements-5 years, customer lists-7 years and trademarks-3 years.

        The results of APF's operations from the July 2, 2008 date of acquisition are primarily included in the Company's tissue segment. Part of the acquisition related to the foam business, which the Company reports as a separate segment (see Note 7). Unaudited pro forma results of operations for the three months ended May 29, 2008, as if the Company and APF had been combined at the beginning of the period presented, are presented below. The pro forma results include estimates and assumptions, which the Company's management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Three Months Ended May 29, 2008(1)
	Actual	Pro Forma
	(in thousands)
Net sales	$114,528	$134,851
Operating income	$6,535	$8,115
Net income	$992	$915

    (1)
    Pro forma operating results include the operating results for APF for the three months ended March 31, 2008, as APF was previously a calendar year-end company.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 4 Long-Term Debt

        Long-term debt consists of the following:

	May 28, 2009	February 28, 2009
9 3/4% senior secured notes due 2010	$222,255,572	$222,255,572
Less discount	(1,951,713)	(2,548,628)

	220,303,859	219,706,944
Industrial revenue bond payable in semi-annual installments, plus variable interest, due March 1, 2028	16,735,000	17,115,000
Seller Note payable, quarterly interest payments only at 12% annum with principal due July 2, 2011	6,300,000	6,300,000

	243,338,859	243,121,944
Less current portion of debt	760,000	760,000

	$242,578,859	$242,361,944

9 3/4% Senior Secured Notes due 2010

        In March 2004, the Company completed a private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 (the "Original Notes") pursuant to and governed by the Indenture, dated as of March 12, 2004 (as amended and supplemented, the "Cellu Tissue Indenture") among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as successor trustee to the Bank of New York (the "Trustee"). In connection with the Company's acquisition of CityForest Corporation ("CityForest") in fiscal year 2008 (the "CityForest Acquisition"), the Company entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Wingate Capital Ltd. (the "Purchaser"), dated March 21, 2007, pursuant to which it issued and sold $20.3 million aggregate principal amount of 9 3/4% senior secured notes due 2010 ("First Additional Notes") to the Purchaser for the purchase price of $20.0 million, which is equal to 98.7383% of the aggregate principal amount of the Additional Notes. The First Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

        In connection with the APF Acquisition (see Note 3) the Company entered into Note Purchase Agreements (the "Note Purchase Agreements", or "Second Additional Notes") with each of (i) GMAM Investment Funds Trust II, for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E), GMAM Investment Funds Trust, General Motors Welfare Benefit Trust (VEBA), GMAM Investment Funds Trust II for the account of the Promark Alternative High Yield Bond Fund (Account No. 7MWD), DDJ High Yield Fund, Multi-Style, Multi-Manager Funds PLC The Global Strategic Yield Fund (f/k/a Multi-Style, Multi-Manager Funds PLC The Global High Yield Fund), DDJ Capital Management Group Trust, Stichting Pensioenfonds Hoogovens, Caterpillar Inc. Master Retirement Trust, J.C. Penney Corporation, Inc. Pension Plan Trust, Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, DDJ/Ontario OS Investment Sub II, Ltd. and Stichting Pensioenfonds Metaal en Techniek, (ii) Claren Road Credit Master Fund, Ltd. and (iii) UBS High Yield Relationship Fund, a series of the UBS Relationship funds (the "Purchasers"), dated July 2, 2008, pursuant to which the Company issued and sold $40,000,000 aggregate principal amount of

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 4 Long-Term Debt (Continued)

unregistered 9 3/4% senior secured notes due 2010 ("Second Additional Notes") to the Purchasers for the purchase price of $36,900,000 which is equal to 92.25% of the aggregate principal amount of the Second Additional Notes (together with the Original Notes and the First Additional Notes, the "Notes"). The Second Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

        The Notes mature on March 15, 2010 and require semi-annual interest payments on March 15 and September 15. The Notes are collateralized by a senior secured interest in substantially all of the Company's assets. The Cellu Tissue Indenture contains certain covenants, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Cellu Tissue Indenture has been amended by subsequent amendments pursuant to which CityForest, Cellu Happauge and Cellu Thomaston became parties to the Cellu Tissue Indenture as subsidiary guarantors (collectively, the "Additional Guarantors"). As subsidiary guarantors, the Additional Guarantors, on a joint and several basis, with all the existing subsidiary guarantors, fully, unconditionally and irrevocably guarantee the obligations of Cellu Tissue under the Cellu Tissue Indenture and Notes. Cellu Tissue has no independent assets or operations and the Notes are unconditionally guaranteed by all of the Company's subsidiaries.

Seller Note Payable

        As part of the financing of the APF acquisition, the Company entered into the Seller Note in the principal amount of $6,300,000. Interest only at 12% is payable on the note in quarterly installments with the principal due July 2, 2011.

Credit Agreement

        The Company entered into a Credit Agreement, dated as of June 12, 2006 (the "Credit Agreement"), among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited ("Interlake"), a subsidiary of Cellu Tissue, as Canadian Borrower, Parent, the other loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent the "U.S. Administrative Agent"), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the "Canadian Administrative Agent") and the other lenders party thereto. The Credit Agreement provides for a $35.0 million working capital facility, which was subsequently increased to $60.0 million (see discussion following), including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. An amount equal to $32.0 million, which was subsequently increased to $57.0 million (see discussion following), is available, in U.S. dollars, to the U.S. Borrower under the facility and an amount equal to $3.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings of $17.4 million were made to finance a portion of the CityForest Acquisition and borrowings of $12.1 million were made to finance a portion of the APF Acquisition. As of May 28, 2009, there was $16.0 million of borrowings outstanding under the working capital facility and excess availability was $36.0 million.

        Cellu Tissue has entered into a First Amendment, dated March 21, 2007 (the "First Amendment"), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment,

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 4 Long-Term Debt (Continued)

the "Amended Credit Agreement") among Cellu Tissue, Interlake, certain subsidiaries of Cellu Tissue, the Parent, the U.S. Administrative Agent and the Canadian Administrative Agent.

        The First Amendment (1) increases the working capital facility from $35.0 million to $40.0 million, (2) permits the issuance and sale by the Company of the First Additional Notes, (3) provides for the consummation of the CityForest Acquisition and the conversion by CityForest from a Minnesota corporation to a Minnesota limited liability company, (4) permits the assumption of approximately $18.4 million in aggregate principal amount of indebtedness of CityForest in connection with the CityForest Acquisition in accordance with the terms of the CityForest Bond Documents (as defined below under "CityForest Bond Documents"), and (5) permits the guarantee by Cellu Tissue of certain obligations of CityForest under the CityForest Bond Documents. In connection with the First Amendment, CityForest became a guarantor of the obligations of the borrowers under the Amended Credit Agreement.

        The Company has entered into a Second Amendment, dated July 2, 2008 (the "Second Amendment"), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment and the Second Amendment, "Credit Agreement, as Amended"), among Cellu Tissue, Interlake, certain subsidiaries of Cellu Tissue, the Parent, the U.S. Administrative Agent and the Canadian Administrative Agent.The Second Amendment (1) increases the working capital facility from $40.0 million to $60.0 million, (2) permits the issuance and sale by Cellu Tissue of the Second Additional Notes, (3) provides for the consummation of the APF Acquisition and (4) permits the issuance of the Seller Note. In connection with the Second Amendment, Cellu Hauppauge and Cellu Thomaston became guarantors of the obligations of the borrowers under the Credit Agreement, as Amended.

        On September 29, 2008 the Company entered into the Third Amendment to the Credit Agreement,dated as of June 12, 2006. This Amendment increases the amount of the Canadian Commitments by $2.0 million and reduces the amount of the US Commitments by the same amount.

CityForest Bond Documents

        CityForest is party to a Loan Agreement, dated March 1, 1998 (the "Loan Agreement"), with the City of Ladysmith, Wisconsin (the "Issuer"). Pursuant to the Loan Agreement, the Issuer loaned the proceeds of the Issuer's Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the "Bonds") to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal amount of the Bonds was outstanding as of the date of the CityForest Acquisition. CityForest is required, under the terms of the Indenture of Trust governing the Bonds (the "CityForest Indenture"), to provide a letter of credit in favor of the trustee under the CityForest Indenture (the "Bonds Trustee"). CityForest has entered into an Amended and Restated Reimbursement Agreement, dated March 21, 2007 (the "Reimbursement Agreement" and, together with the CityForest Indenture and the Loan Agreement, the "CityForest Bond Documents"), with Associated Bank, National Association ("Associated Bank"), pursuant to which Associated Bank has extended the required letter of credit (the "Associated Bank Letter of Credit") and has provided a revolving credit facility to CityForest in an aggregate principal amount of up to $3.5 million (the "Associated Bank Revolving Credit Facility").

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 4 Long-Term Debt (Continued)

        The Bonds Trustee is permitted to draw upon the Associated Bank Letter of Credit to pay principal and interest due on the Bonds, and to provide liquidity to purchase Bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Reimbursement Agreement to reimburse Associated Bank for any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn under the Associated Bank Letter of Credit at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest's leverage. The expiration date of the Associated Bank Letter of Credit is February 15, 2011.

        Amounts borrowed by CityForest under the Associated Bank Revolving Credit Facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest's leverage. During the continuance of an event of default, the outstanding principal balance bears interest at a rate per annum equal to the then applicable interest rate plus 2.00%. CityForest is also obligated to pay a commitment fee in respect of any unused commitment under the Associated Bank Revolving Credit Facility in an amount equal to 0.50% per annum. In addition, subject to certain exceptions, if CityForest terminates the Associated Bank Revolving Credit Facility prior to February 15, 2009, CityForest is obligated to pay to Associated Bank a fee equal to 1.00% of the commitment then being terminated. The maturity date of the Associated Bank Revolving Credit Facility is February 15, 2011.

        The Reimbursement Agreement requires scheduled semi-annual payments of principal of the Bonds equal to approximately 2.00% of the principal amount outstanding as of the date of the CityForest Acquisition, with the balance payable at maturity of the Bonds on March 1, 2028. The Reimbursement Agreement also contains a number of other provisions regarding reserve funds and other mandatory and optional repayments in connection with the Bonds. In connection therewith, the Company has $1.3 million of reserved cash as of May 28, 2009 and May 29, 2008, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, Associated Bank may require CityForest to repay all of its obligations to Associated Bank under the Reimbursement Agreement and either to cause the Bonds to be redeemed or to replace the Associated Bank Letter of Credit with a Substitute Credit Facility, as such term is defined in the CityForest Indenture.

        The Reimbursement Agreement contains various affirmative and negative covenants customary for working capital and term credit facilities, as well as additional covenants relating to the Bonds. The negative covenants include limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the Bonds. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant. The Reimbursement Agreement also contains customary events of default, including: payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt, including the Notes and indebtedness under the Credit Agreement (as amended from time to time); certain events of bankruptcy and insolvency; judgment defaults; certain

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 4 Long-Term Debt (Continued)

defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of CityForest or the Company.

        The Company has guaranteed all of the obligations of CityForest under the Reimbursement Agreement, pursuant to a Guaranty, dated March 21, 2007 (the "Cellu Tissue Guaranty"), executed by the Company in favor of Associated Bank. In addition, the obligations of CityForest under the Reimbursement Agreement are secured by first-priority liens in favor of Associated Bank in all of CityForest's assets. The U.S. Administrative Agent, the Canadian Administrative Agent, Associated Bank and CityForest have entered into an Intercreditor Agreement, dated March 21, 2007, which sets forth the respective rights and priorities of Associated Bank, on the one hand, and the U.S. Administrative Agent and the Canadian Administrative Agent, on the other hand, as to the collateral of CityForest securing the Reimbursement Agreement and the Amended Credit Agreement.

Note 5 Debt and Note Issuance Costs

        In connection with the financing related to the APF Acquisition, the Company incurred approximately $232,000 and $654,000 of costs related to the amendment to the credit agreement and note issuance, respectively. These costs have been capitalized as of the date of financing and are being amortized over the respective terms of the financing. The debt issuance costs and related accumulated amortization balances as of May 28, 2009 and February 28, 2009 are as follows:

	May 28, 2009	February 28, 2009
Debt issuance costs-credit agreement	$231,651	$231,651
Note issuance costs	654,307	654,307

	885,958	885,958
Accumulated amortization	(419,453)	(306,668)

	$466,505	$579,290

        These costs, net of accumulated amortization, are included in other assets on the balance sheet as of May 28, 2009 and February 28, 2009.

Note 6 Comprehensive Income

        The components of comprehensive income for the three months ended May 28, 2009 and May 29, 2008 are as follows:

	Three Months Ended
	May 28, 2009	May 29, 2008
Net income	$2,310,865	$992,470
Derivative gain	482,928	—
Foreign currency translation adjustments	4,087,190	(148,594)

Comprehensive income	$6,880,983	$843,876

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 7 Business Segments

        The Company operates in three business segments: tissue, machine-glazed paper and foam. The foam business segment was added in connection with the APF Acquisition (see Note 3). The Company assesses the performance of its business segments using income from operations. Income from operations for the three months ended May 29, 2008 includes $0.3 million of bad debt expense associated with a customer bankruptcy and $0.3 million related to additional sales tax incurred at one of our facilities. Of this $0.6 million, $0.2 million impacts the machine-glazed paper segment and $0.4 million impacts the tissue segment. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. A portion of corporate and shared expenses is allocated to each segment. Segment information for the three months ended May 28, 2009 and May 29, 2008 is as follows:

	Three Months Ended
	May 28, 2009	May 29, 2008
Net Sales
Tissue	$93,467,361	$85,797,050
Machine-glazed paper	23,594,065	28,730,511
Foam	1,866,796	—

Consolidated	$118,928,222	$114,527,561

Segment income from operations
Tissue	$12,354,854	$6,052,591
Machine-glazed paper	1,340,387	481,965
Foam	616,917	—

Total segment income from operations	14,312,158	6,534,556
Amortization expense	(1,056,424)	—
Interest expense, net	(6,506,553)	(4,979,688)
Net foreign currency transaction (loss) gain	(356,941)	43,080
Other income (expense)	16,578	(29,508)

Pretax income	$6,408,818	$1,568,440

Capital Expenditures
Tissue	$5,589,016	$2,029,529
Machine-glazed paper	302,801	254,830
Foam	—	—
Corporate	382,410	190,532

Consolidated	$6,274,227	$2,474,891

Depreciation
Tissue	$4,439,143	$4,318,726
Machine-glazed paper	1,467,984	1,535,312
Foam	20,878	—

Consolidated	$5,928,005	$5,854,038

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 8 Income Taxes

        The effective income tax rate for the three months ended May 28, 2009 is 63.9% compared to 36.7% for the three months ended May 29, 2008. Included in the income tax expense for the three months ended May 28, 2009 is discrete tax expense of $1.8 million associated with a change in the Company's effective federal tax rate from 34% to 35% which is expected to be incurred in the current fiscal year based on projected taxable income.

        The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The fiscal tax years 2005 through 2009 remain open to examination by the major taxing jurisdictions to which the Company is subject. As of May 28, 2009, the Company does not expect any material changes to unrecognized tax positions within the next 12 months.

Note 9 Goodwill and Other Intangibles, Net

        Goodwill, trademarks and other intangibles and related accumulated amortization as of May 28, 2009 and February 28, 2009 are as follows:

	May 28, 2009	February 28, 2009
Goodwill	$41,020,138	$41,020,138

Trademarks	$9,456,000	$9,456,000
Noncompete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(3,928,947)	(2,872,523)

Other Intangibles, Net	$30,616,053	$31,672,477

        Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements-5 years, customer lists-7 years and trademarks- 3 years. Amortization expense for the three months ended May 28, 2009 was $1,056,424. As the amortizable intangible assets arose as part of the APF Acquisition, no amortization expense was applicable for the three months ended May 29, 2008 as the acquisition date was July 2, 2008.

Note 10 Subsequent Event

        On June 3, 2009 the Company issued $255.0 million in aggregate principal amount of 11 1/2% Senior Secured Notes due 2014 (the "New Notes"), which mature on June 1, 2014, pursuant to an indenture, dated as of June 3, 2009 (the "New Indenture"), among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Interest on the New Notes is payable semiannually on June 1 and December 1 of each year, commencing on December 1, 2009. The New Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. In connection with the issuance of the New Notes, the Company, and the Subsidiary Guarantors entered into a registration rights agreement, dated as of June 3, 2009, with the initial purchasers of the New Notes ("the

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

May 28, 2009

Note 10 Subsequent Event (Continued)

Registration Rights Agreement"), obligating the Company to use its reasonable best efforts to file with the SEC and cause to become effective a registration statement (the "Exchange Offer Registration Statement") relating to an offer to exchange the New Notes for exchange notes with terms substantially identical in all material respects with the New Notes on or before June 4, 2010. Once the Exchange Offer Registration Statement has been declared effective, the Company will offer the exchange notes in exchange for surrender of the New Notes.

        The Company used the net cash proceeds from the offering of the New Notes to pre-fund the redemption of its $222,255,572 in aggregate principal amount outstanding of its 9 3/4% Senior Secured Notes due 2010 and satisfy and discharge its obligations under the Cellu Tissue Indenture. As the Company issued new debt to payoff the old debt, the classification of the long-term debt as of May 28, 2009 is shown as long-term on the balance sheet and footnote disclosure (see Note 5). In addition, in connection with the offering of the New Notes, the Company amended its Credit Agreement to allow for the incurrence of indebtedness under the New Indenture in replacement of indebtedness under the Cellu Tissue Indenture. The Company also received the written consent of Associated Bank, the lender under the loan agreement related to CityForest's industrial revenue bonds, in connection with the transaction.

        As of May 28, 2009, the Company had incurred and capitalized approximately $1.2 million of costs associated with the refinancing.

Independent auditors' report

To the Board of Directors
Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC,
and 260 G Ventures LLC
Hauppauge, New York

        We have audited the accompanying combined balance sheet of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC (collectively, the "Company's") as of December 31, 2007, and the related combined statements of income and comprehensive income, shareholders' equity and members' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2007 financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC at December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 14 to the financial statements, the financial statements for the fiscal year ended December 31, 2007, have been restated.

/s/ BDO Seidman, LLP

February 19, 2008, except for Note 14 as to which the date is September 18, 2008.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties,  LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Combined balance sheet

December 31, 2007
(Restated)
Assets
Current:
Cash and cash equivalents	$2,210,845
Marketable securities	5,882,253
Accounts receivable—trade (Note 10(a)) net of allowance for doubtful accounts of $28,215	8,402,933
Inventories—net (Note 1)	7,419,700
Equipment spare parts inventory	250,000
Prepaid expenses and other current assets	372,844

Total current assets	24,538,575
Property, plant and equipment, less accumulated depreciation and amortization (Notes 3, 4(a), 5 and 6)	40,493,320
Property and building under capitalized lease—Gilpin (Note 4(b))	3,847,320
Deposits	197,474
Other assets	965,450

$70,042,139

Liabilities and Shareholders' Equity and Members' Capital
Current:
Current maturities of bank notes and loans payable (Note 5)	$1,205,832
Current maturity of capitalized Gilpin lease (Note 7)	118,301
Current maturities of long-term debt (Note 6)	100,716
Accounts payable	8,416,888
Accrued expenses and taxes payable	1,776,486
Due to related parties (Note 2(c))	940,626
Due to shareholders, unsubordinated	250,000

Total current liabilities	12,808,849
Bank notes and loans payable, less current maturities (Note 5)	1,236,837
Long-term capitalized Gilpin lease (Note 7)	3,900,915
Long-term debt, less current maturities (Note 6)	33,436,238
Shareholders' loans payable, subordinated (Note 8)	1,875,000

Total liabilities	53,257,839

Commitments and contingencies (Notes 5, 6 and 9)
Shareholders' equity and members' capital
Common stock (Note 11)	5,500
Additional paid-in capital (Note 11)	178,703
Accumulated other comprehensive income	445,235
Retained earnings and members' capital (Notes 12 and 14)	16,154,862

Total shareholders' equity and members' capital	16,784,300

$70,042,139

See accompanying notes to combined financial statements.

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties,  LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Combined statement of income and comprehensive income

Year ended December 31, 2007
(Restated)
Net sales (Note 10(a))	$79,443,648
Cost of sales (Note 10(b))	59,290,285

Gross profit	20,153,363

Operating expenses (income):
Selling and delivery (Note 2)	5,138,618
General and administrative	5,768,377
Gain on sale of aircraft	(1,235,820)

Total operating expenses—net	9,671,175

Operating income	10,482,188

Other income (expenses):
Interest and other income	145,869
Interest expense	(1,609,621)
Interest on capitalized lease obligation	(273,344)
Other expense	(3,419)

Total other expenses—net	(1,740,515)

Income before tax expense	8,741,673
Tax expense (Note 12)	3,596

Net income	8,738,077

Other comprehensive income:
Unrealized gain in marketable securities (net of zero tax)	445,235

Comprehensive income:	$9,183,312

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC,
and 260 G Ventures LLC

Combined statement of shareholders' equity and
members' capital

	Common stock (note 10)	Additional paid-in capital	Retained earnings and members' capital	Accumulated other comprehensive income	Total shareholders' equity and members' capital
Balance, December 31, 2006, as restated	$5,500	$178,703	$13,520,785	—	$13,704,988
Net income (Restated)	—	—	8,738,077	—	8,738,077
Increase in equity related to 260 G Ventures (Note 2(b))	—	—	76,000	—	76,000
S corporation distributions	—	—	(6,180,000)	—	(6,180,000)
Unrealized gain on marketable securities, net	—	—	—	445,235	445,235

Balance, December 31, 2007	$5,500	$178,703	$16,154,862	$445,235	$16,784,300

See accompanying notes to combined financial statements.

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties,  LLC,
Blue Skies EL 600, LLC,
and 260 G Ventures LLC

Combined statement of cash flows (note 13)

Year ended December 31, 2007
(Restated)
Cash flows from operating activities:
Net income	$8,738,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,507,346
Depreciation of capitalized building	189,299
Gain on sale of aircraft	(1,235,820)
Changes in assets and liabilities:
Accounts receivable—trade	(433,586)
Inventories	(1,696,207)
Equipment spare parts inventory	(250,000)
Prepaid expenses and other current assets	(179,319)
Other assets	(366,483)
Accounts payable	136,076
Accrued expenses and taxes payable	50,741
Due to related parties	1,113,210

Net cash provided by operating activities	9,573,334

Cash flows from investing activities:
Capital expenditures	(3,145,886)
Equity investment in 260 G Ventures, LLC	76,000
Investment in marketable securities	(5,437,018)
Proceeds from sale of property and equipment	13,513,500

Net cash provided by investing activities	5,006,596

Cash flows from financing activities:
Distribution to stockholders'	(6,180,000)
Repayments of bank notes payable	(1,312,256)
Proceeds from bank notes payable	53,066
Loans from shareholders	250,000
Repayments of long-term debt	(12,826,206)
Repayments of capitalized lease	(110,656)

Net cash used in financing activities	(20,126,052)

Net decrease in cash and cash equivalents	(5,546,122)
Cash and cash equivalents, beginning of year	7,756,967

Cash and cash equivalents, end of year	$2,210,845

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties,  LLC,
Blue Skies EL 600, LLC,
and 260 G Ventures LLC

Summary of significant accounting policies

Basis of financial statement presentation

        The combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, ("AP&F"), Consumer Licensing Corporation, ("CLC"), Atlantic Paper and Foil, LLC, Atlantic Paper and Foil of Georgia, LLC ("APFG") and Atlantic Lakeside Properties, LLC ("ALP"), Blue Skies EL 600, LLC (Blue) and 260 G Ventures LLC (260 G). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F and an unrelated third party (See Note 3). The financial statements of these entities (collectively referred to as the "Company" or "Companies") are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

Description of business

        AP&F, APFG, are engaged in the manufacture, conversion and sale of paper products and packaging material. ALP owns and manages the Thomaston Georgia facility. CLC was formed for the purpose of obtaining design licenses for tissue boxes and reselling them. CLC has had no activity since 2001 other than the settlement of certain liabilities. Blue is engaged in the charter of an airplane both for the companies benefit as well as for outside charters. 260 G is an investment company that currently has invested funds in a brokerage account with an investment bank (See Note 2(b)).

Revenue recognition

        Sales are recognized upon the shipment of finished goods to customers. Allowances for cash discounts and returns are recorded in the period in which the related sale is recognized. Revenue is recognized for airplane charters when the service is provided and investment income is recognized when earned. There were no airplane charters to outside third parties in 2007.

Use of estimates

        The financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles used require the Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods presented. The Company believes in the quality and reasonableness of its critical accounting policies; however, it is likely that materially different amounts would be reported under different conditions or using assumptions different from those that the Company has consistently applied.

Cash and cash equivalents

        The Company considers all highly liquid cash instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable

        Accounts receivable are uncollateralized customer obligations due for products sold. The accounts receivable are due under normal trade terms requiring payment within 30 days from the invoice date. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible and any balances determined to be uncollectible are written off. Although no assurance can be given as to the collectibility of the accounts receivable, based on the information available, management believes all balances are collectible.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Investments

        Investments in marketable securities, which consist of debt and equity securities, are classified as available for sale under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are stated at fair market value. At December 31, 2007 the cost of marketable securities and short-term investments was approximately $5,437,000. Unrealized gains and losses are presented as a separate component of stockholder's equity and member capital and in other comprehensive income.

Advertising costs

        Advertising costs are charged to expense in the year incurred and amounted to approximately $653 for the year ended December 31, 2007.

Property, plant, equipment and depreciation

        Property, plant and equipment is stated at cost. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets for both financial reporting and income tax purposes.

Long lived assets

        Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. There were no impairment losses incurred through December 31, 2007.

Taxes on income

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. For the year ended December 31, 2007, any deferred income tax liability (asset) resulting from temporary differences was immaterial.

        The Company has elected to be taxed as an S Corporation or Partnership for federal tax purposes; therefore, federal taxes on the Company's income are the responsibility of the individual stockholders or partners. The Company is liable for certain state taxes.

Concentrations of credit risk

        Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable.

        The Company places its temporary cash investments with financial institutions insured by the FDIC. At times, such investments were in excess of the FDIC insurance limit.

        Concentrations of credit risk with respect to trade receivables are limited due to the diverse group of manufacturers, wholesalers and retailers to whom the Companies sell (see Note 10). The Companies review a customer's credit history and other public information where available before extending credit. The Companies have not established an allowance for doubtful accounts as none is considered necessary, based upon factors such as the credit risk of specific customers, historical trends, other information and past bad debt history which has been immaterial and within the Companies expectations.

Shipping and handling costs

        The Company follows Emerging Issues Task Force Statement No. 00-10, "Shipping and Handling Fees and Costs", which requires that freight costs charged to customers be classified as revenues.

        The Company has included freight out as a component of selling and delivery expenses which amounted to approximately $3,271,000 for the year ended December 31, 2007.

Fair value of financial instruments

        The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximate fair value because of the current nature of these instruments. The carrying amounts of debt instruments approximate fair value based upon the terms of the instruments. The fair value of the loans due to and from affiliates and shareholders are difficult to estimate due to their related party nature.

Deferred financing costs

        Eligible costs associated with obtaining debt financing are capitalized and amortized over the related term of the applicable debt instruments, which approximates the effective interest method. Amortization expense amounted to $39,075 for the year ended December 31, 2007.

Government grants

        The Company treats grants subject to repayment provisions as a liability and amortizes such liability against the value of the assets purchased with the grant funds as the Company reaches the defined thresholds which no longer require repayment.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements

1. Inventories

        Inventories are summarized as follows:

December 31, 2007
Raw materials	$5,175,306
Finished goods	2,572,023

7,747,329

Less: inventory reserves	327,629

$7,419,700

2. Related party transactions

a)
Terrapin Express Corp.

        Terrapin Express Corp., a corporation related through common ownership, provides shipping and handling services to the Company. The Company purchased approximately $557,300 in shipping and handling services from this related party in 2007.

b)
260 G Ventures LLC

        The members of 260 G effective October 31, 2007 assigned their membership interests to Atlantic Paper and Foil Corp. of N.Y. The operations of 260 G have been included in the combined financial statements effective as of that date.

c)
Atlantic Long Island Properties Inc.

        AP&F and CLC on December 9, 2005 entered into a capital lease with Atlantic Long Island Properties, Inc. ("ALIP") ending on January 31, 2026 (see Note 4(b)). Amounts due to ALIP at December 31, 2007 amounted to $940,626 and are expected to be paid in 2008.

3. Acquisition and financing of Thomaston facility

        In December 2002, AP&F entered into an Agreement of Sale, as amended, with an unaffiliated third party to purchase a 330,000 square foot manufacturing and distribution facility in Thomaston, Georgia. In conjunction with this Agreement, ALP was established as a real estate holding company to manage the facility and concurrently, APFG was created to operate the facility in accordance with a sublease agreement by and among ALP and APFG. AP&F, ALP and APFG are all under common ownership and control.

        The purchase price paid, net of acquisition expenses of approximately $300,000, amounted to approximately $3.7 million. The financing of this transaction ($2.3 million) was achieved partially through $4 million of Industrial Development Authority ("IDA") Series 2002A bonds issued by Thomaston-Upson County, through a certain lease agreement between ALP and the IDA (the

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

3. Acquisition and financing of Thomaston facility (Continued)

remainder of the bond proceeds were used for equipment financing and closing costs) and a $1.7 million Edge Grant issued by the Thomaston Development Authority to AP&F (See Note 6(b)).

4. Property, plant and equipment

(a)
Property, plant and equipment consists of the following:

	December 31, 2007	Useful life years
Land	$1,940,000	—
Land improvements	260,865	15
Buildings and building improvements	7,268,122	7-39
Machinery, equipment and related production fixtures	25,128,965	3-7
Office furniture and equipment	392,259	3-7
Automobiles	571,698	5
Airplane	23,684,677	20

	59,246,586
Less: accumulated depreciation and amortization	18,753,266

Net property and equipment	$40,493,320

Property and building under capitalized lease—Gilpin

(b)
Property and building under capitalized lease—Gilpin (see Note 7 and 14) consists of the following:

	December 31, 2007	Useful Life Years
Land	$424,169	—
Building	3,817,524	39

	4,241,693
Less: accumulated depreciation	394,373

Net property and equipment	$3,847,320

        Depreciation expense for the year ended December 31, 2007 amounted to $3,657,570.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

5. Bank notes payable; lines of credit and term loans

        Bank notes, lines of credit and loans payable consists of the following:

December 31, 2007
Term note maturing November 2007(A)	$171,741
Term note maturing August 2009(B)	1,342,667
Term note maturing November 2009(C)	345,593
Term note maturing January 2010(D)	118,963
Term notes maturing through July 2012(E)	463,705

2,442,669
Less: current portion	1,205,832

$1,236,837

(A)
In May 2003, AP&F signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provide for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.

(B)
In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.

(C)
In September 2004, AP&F entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.

(D)
In January 2005, AP&F entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.55% per annum. The note is collateralized by the equipment.

(E)
Various notes with maturity dates ranging from October 2007 through July 2012 were used to purchase automobiles and other equipment. The notes provide for monthly payments ranging from $380 to $1,604, with interest rates ranging from zero to 7.99% per annum.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

5. Bank notes payable; lines of credit and term loans (Continued)

        Annual principal maturities of the Company's bank notes payable are as follows:

Year ending December 31,
2008	$1,205,832
2009	1,035,853
2010	97,184
2011	79,322
2012	18,392
Thereafter	6,086

$2,442,669

Covenants

        Certain of the debt agreement require, among other things, the maintenance of minimum tangible net worth amounts for the Company on a combined basis, as defined. The Company is in compliance with all its bank covenants as of December 31, 2007.

6. Long-term debt

        Long-term debt consists of the following:

December 31, 2007
Second mortgage(A)	$4,750,000
GE Capital Loan—Airplane(C)	22,622,129
Thomaston Development Authority Edge Grant(B)	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,464,825

33,536,954
Less: current portion	100,716

$33,436,238

(A)
Second mortgage

  In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,000 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

6. Long-term debt (Continued)

(B)
Edge grant

  Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of the above thresholds not being met through 2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At December 31, 2007, the entire grant has been classified as a long term debt. Although the Companies have achieved some investment and workforce levels through 2007, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(C)
GE Capital loan—airplane

  In November 2007, Blue Skies entered into a loan agreement for $22,622,129 in connection with an airplane purchase.

  The loan provides for interest only payments for the first twelve months, at the interest rate of 6.16%. After that, the agreement calls for monthly payments of principal and interest of $200,910 through November 2016 and a balloon payment in December 2016 for the remaining balance due.

(D)
Mortgage payable—bank maturing December 2030

  In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest of 6.4% per annum and the repayment term is through December 2030.

        Annual principal maturities of long-term debt are as follows:

Year ending December 31,
2008	$100,716
2009	1,130,211
2010	1,292,517
2011	1,375,483
2012	1,463,782
Thereafter	28,174,245

$33,536,954

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

7. Capitalized lease—Gilpin

        The Company leases property and a building from ALIP under a capital lease. The obligation under a capital lease at December 31, 2007 consist of the following:

December 31, 2007
Property and building lease expiring through January 2026, payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%	$4,019,216

Less: current maturities of capital lease obligation	118,301

Obligation under capitalized lease, net of current maturities	$3,900,915

        Future minimum payments under the obligation are as follows:

Year ending December 31,
2008	$384,000
2009	384,000
2010	384,000
2011	384,000
2012	384,000
Thereafter	$5,024,000

Total minimum lease payments	$6,944,000

Less: amount representing interest	2,924,784

Present value of net minimum lease payment	$4,019,216

8. Shareholders' loans payable

        Shareholders' loans are subordinated to the banks, due on demand and are non-interest bearing (See Notes 5 and 6).

9. Commitments and contingencies

(a)
Operating leases

        In April 2007, AP&F entered into a six month operating lease for the use of a building in Hauppauge, New York for warehousing. In October 2007, the lease was extended through April 16, 2008. Minimum annual rentals under this lease amount to approximately $266,000 per annum.

        Rental expense charged to operations was approximately $201,000 for the year ended December 31, 2007.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

9. Commitments and contingencies (Continued)

(b)
Litigation

        The Company is a party to various litigation matters arising in the ordinary course of business. In the opinion of management, the outcome of these litigation matters will not have a material adverse effect on the Company's financial position.

10. Significant concentrations

(a)
Major customers

        During the year ended December 31, 2007, sales to three major customers accounted for approximately 51% of revenues and 58% of accounts receivable.

(b)
Major vendors

        During the year ended December 31, 2007, the Company purchased approximately 66% of its merchandise from four major suppliers. If the Company's relationship with these suppliers were disrupted, the Company believes it could purchase from other suppliers without negative impact on its business.

11. Common stock and additional paid-in capital

December 31, 2007
Common stock:
Atlantic Paper & Foil Corp. of NY—no par value, 200 shares authorized, 100 shares issued and outstanding	$500
Consumer Licensing Corporation—no par value, 200 shares, authorized, 100 shares issued and outstanding	5,000

$5,500
Additional paid-in capital:
Atlantic Paper & Foil Corp. of NY	$178,703

12. Tax expense and retained earnings

        AP&F and CLC, accrual basis taxpayers, have elected to be treated as "S" Corporations and the shareholders have consented to include their respective shares of AP&F and CLC's taxable income in their individual tax returns. In addition, Atlantic Paper & Foil, LLC, ALP, APFG, Blue and 260G have been organized as limited liability companies and accordingly, the members will include their respective membership interests of Atlantic Paper & Foil, LLC, ALP and APFG taxable income in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260 G Ventures LLC

Notes to combined financial statements (Continued)

12. Tax expense and retained earnings (Continued)

        Retained earnings at December 31, 2007 includes approximately $9,372,000 of previously taxed income which may be distributed tax-free to shareholders.

13. Statement of cash flows

(a)
Supplemental disclosures of cash flow information are as follows:

        Cash paid during the year for:

Year ended December 31, 2007
Interest	$1,683,598

Taxes	$3,596

        Non cash financing and investing activities:

(b)
During the year ended December 31, 2007, the Company purchased fixed assets with a total cost of $25,768,015, of which $22,622,129 was in exchange for debt instruments. (See Note 6).

(c)
Unrealized gain on marketable securities of $445,235 for December 31, 2007.

14. Restatement

        Subsequent to the issuance of the 2007 combined financial statements, the predecessor auditors restated the 2006 combined financial statements to properly reflect a capital lease and related income statement adjustments and to accrue 2005 State of Georgia job tax credits.

        In our originally issued 2007 combined financial statements we showed the above corrections as a prior period adjustment and also reflected as a prior period adjustment the 2006 State of Georgia job tax credits. We have restated our 2007 combined financial statements to reflect the 2006 job tax credits as a 2007 income statement adjustment in the amount of $399,000. The effect of the restatement increased net income for 2007 by the $399,000.

Unaudited Combined Financial Statements

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260 G Ventures, LLC

As of June 30, 2008 and December 31, 2007 and
for the Three and Six Months Ended
June 30, 2008 and 2007

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Combined Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,794,408	$2,210,845
Marketable securities	3,274,249	5,882,253
Accounts receivable—trade, net	7,719,758	8,402,933
Inventories, net	8,033,728	7,419,700
Prepaid expenses and other current assets	772,999	622,844

Total current assets	24,595,142	24,538,575
Property, plant and equipment, net	42,942,445	44,340,640
Other assets:
Deposits	131,804	197,474
Other assets	1,349,882	965,450

	1,481,686	1,162,924

Total assets	$69,019,273	$70,042,139

Liabilities and shareholders' equity
Current liabilities:
Current maturities of bank notes and capital leases	$1,194,282	$1,324,133
Current maturities of long-term debt	563,550	100,716
Due to related parties	904,885	940,626
Shareholders' loan payable	512,851	250,000
Accounts payable	8,099,847	8,416,888
Accrued expenses	2,064,815	1,776,486

Total current liabilities	13,340,230	12,808,849
Other liabilities:
Bank notes and capital leases, less current maturities	4,809,171	5,137,752
Long-term debt, less current maturities	32,922,752	33,436,238
Shareholders' loans payable	1,875,000	1,875,000

Total other liabilities	39,606,923	40,448,990

Total liabilities	52,947,153	53,257,839
Commitments and contingencies (Note 8)
Shareholders' equity:
Common stock, no par value, 400 shares authorized, 110 and 200 shares issued and outstanding, respectively, at June 30, 2008 and December 31, 2007	5,500	5,500
Additional paid-in capital	178,703	178,703
Accumulated other comprehensive (loss) income	(1,099,012)	445,235
Retained earnings	16,986,929	16,154,862

Total shareholders' equity	16,072,120	16,784,300

Total liabilities and shareholders' equity	$69,019,273	$70,042,139

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260G Ventures, LLC

Combined Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$26,070,771	$20,132,206	$46,393,771	$37,562,989
Cost of sales	19,601,144	14,786,793	35,442,220	27,868,922

Gross profit	6,469,627	5,345,413	10,951,551	9,694,067
Operating expenses:
Selling and delivery	1,663,201	1,400,984	3,031,985	2,553,272
General and administrative	1,747,987	899,282	3,525,475	2,615,536

Total operating expenses	3,411,188	2,300,266	6,557,460	5,168,808

Operating income	3,058,439	3,045,147	4,394,091	4,525,259
Other income (expenses):
Interest income	27,613	15,072	70,315	92,433
Interest expense	(476,755)	(430,346)	(1,079,704)	(851,788)
Other (expense) income, net	(5,538)	—	5,790	—

Total other expenses—net	(454,680)	(415,274)	(1,003,599)	(759,355)

Income before tax	2,603,759	2,629,873	3,390,492	3,765,904
Tax expense	375	—	3,425	126

Net income	$2,603,384	$2,629,873	$3,387,067	$3,765,778

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC
and 260G Ventures, LLC

Combined Statements of Cash Flows

	Six Months Ended June 30
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$3,387,067	$3,765,778
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,919,538	1,546,440
Unrealized loss on securities	(1,544,247)	—
Changes in assets and liabilities:
Accounts receivable—trade	683,175	33,613
Inventories	(614,028)	(1,173,405)
Prepaid expenses and other current assets	2,457,849	(310,136)
Deposits and other assets	(354,503)	(6,728,066)
Accounts payable and accrued expenses	(28,712)	411,041

Total adjustments	2,519,072	(6,220,513)

Net cash provided by (used in) operating activities	5,906,139	(2,454,735)
Cash flows from investing activities
Capital expenditures, net	(521,343)	(1,583,598)

Net cash used in investing activities	(521,343)	(1,583,598)
Cash flows from financing activities
Distributions to stockholders	(2,555,000)	(4,030,000)
Stockholders loans	262,851	—
New borrowings	393,345	1,871,745
Repayment of bank notes payable and capital leases	(851,777)	(772,399)
Repayment of long-term debt	(50,652)	(269,816)

Net cash used in financing activities	(2,801,233)	(3,200,470)

Net increase (decrease) in cash and cash equivalents	2,583,563	(7,238,803)
Cash and cash equivalents, beginning of period	2,210,845	7,756,967

Cash and cash equivalents, end of period	$4,794,408	$518,164

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements

June 30, 2008

1. Basis of Financial Statement Presentation

        The accompanying unaudited interim combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, ("AP&F NY"), Consumer Licensing Corporation, ("CLC"), Atlantic Paper & Foil, LLC ("AP&F LLC"), Atlantic Paper & Foil of Georgia, LLC ("APFG"), Atlantic Lakeside Properties, LLC ("ALP") Blue Skies EL 600, LLC ("Blue") and 260G Ventures, LLC ("260G"). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F NY and an unrelated third party. The financial statements of these entities (collectively referred to as the "Company" or "Companies") are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

        These statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The Company believes the unaudited combined interim financial statements have been prepared on the same basis as its audited financial statements as of and for the year ended December 31, 2007 and include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standard Board ("FASB") issued Financial Accounting Standards No. 157,"Fair Value Measurements" ("FAS 157"). The Company was required to adopt the provisions of FAS 157 effective January 1, 2008. FAS 157 provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. FAS157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company specific data. The adoption of FAS No. 157 did not have a material impact on the Company's results of operations and financial position.

        In February 2007, the FASB issued Financial Accounting Standards No.159, "The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115" ("FAS 159"). This Standard permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 was effective as of the beginning of fiscal 2009 and the Company chose not to adopt these fair value provisions.

        In April 2009, the FASB issued FAS FAS 107-1 and Accounting Principles Board (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments". The FSP amends SFAS No. 107,

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements (Continued)

June 30, 2008

1. Basis of Financial Statement Presentation (Continued)

"Disclosures about Fair Value of Financial Instruments" to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a significant impact on the Company's combined financial statements.

        In May 2009, the FASB issued SFAS 165, "Subsequent Events" (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It should not result in significant changes in the subsequent events that an entity reports, either through recognition or disclosure in its financial statements. SFAS 165 introduces the concept of financial statements being available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. SFAS 165 will apply to both interim financial statements and annual financial statements after June 15, 2009. The Company does not anticipate that the adoption of SFAS 165 will have a significant impact on its disclosure.

2. Inventories

        Inventories are summarized as follows:

	June 30, 2008	December 31, 2007
Raw materials	$5,335,747	$5,175,306
Finished goods	3,015,567	2,572,023

	8,351,311	7,747,329
Less: Inventory reserves	(317,586)	(327,629)

	$8,033,728	$7,419,700

3. Related Party Transactions

        A corporation related through common ownership provides shipping and handling services to the Company. The Company purchased approximately $110,000 and $221,000 and $156,000 and $309,000 in shipping and handling services from this related party in the three and six months ended June 30, 2008 and 2007, respectively.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements (Continued)

June 30, 2008

4. Bank Notes Payable and Capital Leases

        Bank notes payable and capital leases consist of the following:

	June 30, 2008	December 31, 2007
Term note maturing May 2008(A)	$—	$171,741
Term note maturing August 2009(B)	1,014,872	1,342,667
Term note maturing November 2009(C)	259,475	345,593
Term note maturing January 2010(D)	91,903	118,963
Term notes maturing through July 2101(E)	676,150	463,705
Capitalized leases(F)	3,961,053	4,019,216

	6,003,453	6,461,885
Less: current portion	1,194,282	1,324,133

	$4,809,171	$5,137,752

    (A)
    In May 2003, APFG signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provides for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.

    (B)
    In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.

    (C)
    In September 2004, AP&F NY entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.

    (D)
    In January 2005, AP&F LLC entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.55% per annum. The note is collateralized by the equipment.

    (E)
    Various notes with maturity dates ranging from October 2007 through May 2013 were used to purchase automobiles and other equipment. The notes provide for monthly payments ranging from $380 to $1,865, with interest rates ranging from zero to 7.99% per annum.

    (F)
    The Company leases property and a building from ALP under a capital lease, expiring in January 2026, payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements (Continued)

June 30, 2008

5. Long-Term Debt

        Long-term debt consists of the following:

	June 30, 2008	December 31, 2007
Second Mortgage(A)	4,750,000	4,750,000
GE Capital Loan—Airplane(C)	22,622,129	22,622,129
Thomaston Development Authority Edge Grant(B)	1,700,000	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,414,173	4,464,825

	33,486,302	33,536,954
Less: current portion	563,550	100,716

	$32,922,752	$33,436,238

(A)
Second Mortgage:

  In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,200 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

(B)
Edge Grant:

  Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of these criteria not being met through 2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At June 30, 2008 and December 31, 2007, the entire grant has been classified as a long-term debt. Although the Companies have achieved some investment and workforce levels through 2008, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(C)
GE Capital Loan—Airplane:

  In November 2007, Blue entered into a loan agreement for $22,622,129 in connection with an airplane purchase. The loan provides for interest only payments for the first twelve months, at the interest rate of 6.16%. After that, the agreement calls for monthly payments of principal and interest through November 2016 of $200,910 and a balloon payment in December 2016 for the remaining balance due.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements (Continued)

June 30, 2008

5. Long-Term Debt (Continued)

(D)
Mortgage Payable—Bank Maturing December 2030:

  In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest at 6.4% per annum and the repayment term is through December 2030.

6. Shareholders' Loans Payable

        Shareholders' loans are subordinated to the banks, due on demand and non-interest bearing (Notes 4 and 5).

7. Comprehensive Income (Loss)

        The components of comprehensive income (loss) for the three and six months ended June 30, 2008 and 2007 are as follows:

	Three Months Ended March 31		Six Months Ended
	2008	2007	2008	2007
Net income	$2,603,384	$2 ,629,873	$3,387,067	$3,765,778
Change in unrealized loss on securities	(539,821)	—	(1,544,247)	—

Comprehensive income	$2,063,563	$2,629,873	$1,842,820	$3,765,778

8. Commitments and Contingencies

        Through the normal course of operations, the Company is party to various litigation activities. Given the status of these procedures, the criteria for accrual of any potential loss have not been satisfied and therefore, the Company has not established an accrual for any such loss in the combined financial statements at June 30, 2008.

9. Taxes on Income

        AP&F NY and CLC, accrual basis taxpayers, have elected to be treated as "S" Corporations and the shareholders have consented to include their respective shares of AP&F NY and CLC's taxable income and loss in their individual tax returns. In addition, Atlantic Paper & Foil, LLC, ALP, APFG, Blue and 260G have been organized as limited liability companies and accordingly, the members will include their respective membership interests of Atlantic Paper & Foil, LLC, ALP, and APFG taxable

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
Atlantic Lakeside Properties, LLC,
Blue Skies EL 600, LLC and
260G Ventures, LLC

Notes to Combined Financial Statements (Continued)

June 30, 2008

9. Taxes on Income (Continued)

income in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

10. Subsequent Event

        On July 2, 2008, the Company consummated the sale of certain assets, and assumption of certain liabilities, of Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the "Sellers") pursuant to a definitive asset purchase agreement between the Company and the Cellu Tissue Holdings, Inc. The aggregate purchase price paid was $68,000,000, including a cash payment at closing of $61,700,000 and the issuance of a promissory note by Cellu Tissue Holdings, Inc. to Atlantic Paper & Foil Corp. of N.Y. in the aggregate principal amount equal of $6,300,000 plus the assumption of certain liabilities.

 Report of independent auditors

To the Board of Directors
Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC
Hauppauge, New York

        We have audited the accompanying combined balance sheet of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC (collectively the "Companies") as of December 31, 2006 and the related combined statements of operations, changes in shareholders' equity and members' capital and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies' internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies at December 31, 2006 and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP Hartford, Connecticut

September 18, 2008

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Combined balance sheet

December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$7,756,967
Accounts receivable—trade, net of allowance for uncollectible amounts of $28,715	7,969,347
Inventories, net	5,723,493
Prepaid expenses and other current assets	108,525
Due from related parties	172,584

Total current assets	21,730,916
Property, plant and equipment, net	34,507,878
Other assets:
Deposits	452,598
Other assets	467,915

920,513

Total assets	$57,159,307

Liabilities and shareholders' equity and members' capital
Current liabilities:
Current maturities of bank notes and loans payable	$1,394,110
Current maturities of capital lease obligation	110,656
Current maturities of long-term debt	527,567
Accounts payable	8,280,812
Accrued expenses	1,725,745

Total current liabilities	12,038,890
Commitments and contingencies (Note 14)
Other liabilities:
Bank notes and loans payable, less current maturities	2,307,749
Long-term debt, less current maturities	23,213,464
Capital lease obligation	4,019,216
Shareholders' loans payable	1,875,000

Total other liabilities	31,415,429

Total liabilities	43,454,319
Shareholders' equity and members' capital:
Common stock, no par value, 400 shares authorized, 110 shares issued and outstanding	5,500
Additional paid-in capital	178,703
Retained earnings and members' capital	13,520,785

Total shareholders' equity and member's capital	13,704,988

Total liabilities and shareholders' equity and members' capital	$57,159,307

See accompanying notes to combined financial statements.

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Combined statements of operations

	Years ended December
	2006	2005
Net sales	$71,348,191	$66,332,185
Cost of sales	51,747,467	49,786,828

Gross profit	19,600,724	16,545,357
Operating expenses:
Selling and delivery	4,849,973	4,498,612
General and administrative	4,516,050	3,850,186

Total operating expenses	9,366,023	8,348,798

Operating income	10,234,701	8,196,559
Other income (expenses):
Interest income	110,666	16,210
Interest expense	(1,164,834)	(845,469)
Other income (expense), net	(110,000)	13,315

Total other expenses—net	(1,164,168)	(815,944)

Income before tax expense	9,070,533	7,380,615
Tax expense	425	200

Net income	$9,070,108	$7,380,415

See accompanying notes to combined financial statements.

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Combined statements of shareholders' equity
and members' capital

For the years ended December 31, 2006 and 2005

	Common stock	Additional paid-in capital	Retained earnings and members' capital	Total shareholders' equity and members' capital
Balance, December 31, 2004	$5,500	$178,703	$5,430,787	$5,614,990
Net income			7,380,415	7,380,415
Distributions to stockholders			(4,667,000)	(4,667,000)

Balance, December 31, 2005	5,500	178,703	8,144,202	8,328,405
Net income			9,070,108	9,070,108
Distributions to stockholders			(3,693,525)	(3,693,525)

Balance, December 31, 2006	$5,500	$178,703	$13,520,785	$13,704,988

See accompanying notes to combined financial statements.

 Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Combined statements of cash flows

	Years ended December
	2006	2005
Cash flows from operating activities
Net income	$9,070,108	$7,380,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,017,688	2,470,594
Changes in assets and liabilities:
Accounts receivable—trade	(1,093,287)	(1,134,931)
Inventories	309,507	(1,088,351)
Prepaid expenses and other current assets	171,791	(229,196)
Deposits and other assets	(795,387)	154,456
Accounts payable	(128,742)	(2,715,373)
Accrued expenses and taxes payable	(179,002)	811,917
Due from related parties	(172,584)	4,071,055

Total adjustments	1,129,984	2,340,171

Net cash provided by operating activities	10,200,092	9,720,586
Cash flows from investing activities
Capital expenditures	(13,620,015)	(1,405,003)
Proceeds from sale of property and equipment	67,339	60,000

Net cash used in investing activities	(13,552,676)	(1,345,003)
Cash flows from financing activities
Distributions to stockholders	(3,693,525)	(4,667,000)
Repayment of bank notes payable	(1,560,084)	(1,789,601)
Proceeds from bank notes payable	293,017	338,414
Proceeds from long-term debt	17,602,058
Repayment of long-term debt	(4,194,517)	(533,836)
Principal payment under capital lease obligation	(111,821)

Net cash (used in) provided by financing activities	8,335,128	(6,652,023)

Net increase in cash and cash equivalents	4,982,544	1,723,560
Cash and cash equivalents, beginning of year	2,774,423	1,050,863

Cash and cash equivalents, end of year	$7,756,967	$2,774,423

See accompanying notes to combined financial statements.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements

December 31, 2006

1. Basis of financial statement presentation

        The combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, ("AP&F NY"), Consumer Licensing Corporation, ("CLC"), Atlantic Paper & Foil, LLC ("AP&F LLC"), Atlantic Paper & Foil of Georgia, LLC ("APFG") and Atlantic Lakeside Properties, LLC ("ALP"). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F and an unrelated third party (Note 4). The financial statements of these entities (collectively referred to as the "Company" or "Companies") are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

2. Summary of significant accounting policies

Description of business

        The Companies, except ALP, are engaged in the manufacture, conversion and sale of paper products and packaging material. ALP owns and manages the Thomaston Georgia facility.

Revenue recognition

        Sales are recognized upon the shipment of finished goods to customers. Allowances for cash discounts and returns are recorded in the period in which the related sale is recognized.

Use of estimates

        The financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles used require the Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting periods presented. The Company believes in the quality and reasonableness of its critical accounting policies and estimates; however, actual results could differ materially from the estimates made.

Cash and cash equivalents

        The Company considers all highly liquid cash instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable

        Accounts receivable are uncollateralized customer obligations due for products sold. The accounts receivable are due under normal trade terms requiring payment within 30 days from the invoice date. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible and any balances determined to be uncollectible are written off. Although

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

2. Summary of significant accounting policies (Continued)

no assurance can be given as to the collectibility of the accounts receivable, based on the information available, management believes all balances and reserves are fairly stated and reasonable.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Advertising costs

        Advertising costs are charged to expense in the year incurred and amounted to approximately $2,240 and $3,400 for the years ended December 31, 2006 and 2005, respectively.

Property, plant, equipment and depreciation

        Property, plant and equipment is stated at cost. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets as follows: land improvements 15 years; buildings and improvements 7-39 years; machinery and equipment 3-7 years; office furniture and fixtures 3-7 years; automobiles 5 years and aircraft 20 years.

Long-lived assets

        Long-lived assets are evaluated annually for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written-down to fair value. No such impairment existed in 2006.

Taxes on income

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

        The Company has elected to be taxed as an S Corporation or Partnership for federal tax purposes; therefore, federal taxes on the Company's income are the responsibility of the individual stockholders or partners. The Company is liable for certain state taxes.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

2. Summary of significant accounting policies (Continued)

Concentrations of credit risk

        Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable.

        The Company places its temporary cash investments with financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC"). At times, such investments were in excess of the FDIC insurance limit.

        Concentrations of credit risk with respect to trade receivables are limited due to the diverse group of manufacturers, wholesalers and retailers to whom the Companies sell, other than as it relates to our major customers (Note 10). The Companies review a customer's credit history and other public information where available before extending credit. The Companies establish an allowance for doubtful accounts based upon factors such as the credit risk of specific customers, historical trends, other information and past bad debt history. Actual bad debt write-offs have historically been within the Companies' expectations.

Shipping and handling costs

        The Company includes freight out as a component of selling and delivery expenses which amounted to approximately $2,941,000 and $2,529,000 for the years ended December 31, 2006 and 2005, respectively. Freight in costs are included in costs of sales.

Fair value of financial instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and bank debt approximate fair value; given the current nature of these instruments.

Deferred financing costs

        Eligible costs associated with obtaining debt financing are capitalized and amortized over the related term of the applicable debt instruments, approximating the effective interest method.

Government grants

        The Company treats a grant received for the purchase of machinery and equipment and employment incentives, which is subject to defined repayment conditions, as a liability. The Company will reduce the liability against the depreciation recognized associated with the assets purchased with the grant funds and the compensation expense recognized, as the Company reaches the defined capital expenditure and employment thresholds and therefore, satisfies the conditions for which repayment is no longer required.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

3. Inventories

        Inventories as of December 31, 2006 are summarized as follows:

Raw materials	$2,923,555
Finished goods	3,059,938

5,983,493
Less: inventory reserves	(260,000)

$5,723,493

4. Related party transactions

        A corporation related through common ownership provides shipping and handling services to the Company. The Company purchased approximately $575,000 and $439,000 in shipping and handling services from this related party in 2006 and 2005, respectively.

        Prior to 2006, the Company purchased and sold paper products to an affiliate, in which the Company's shareholders have a 100% equity interest. During 2005, the Company purchased and sold approximately $1,733,000 and $8,000, respectively.

        As of December 31, 2006, the Company had a due from Atlantic Paper Mills of New Hampshire, LLC, an affiliate, of approximately $173,000, which was primarily to fund the operations of the mill.

5. Property, plant and equipment

        Property, plant and equipment as of December 31, 2006 consists of the following:

Land and land improvements	$2,617,534
Buildings and building improvements	11,085,646
Machinery, equipment and production fixtures	23,186,640
Office furniture and equipment	320,888
Automobiles	556,913
Airplane	12,852,058

50,619,679
Less: accumulated depreciation and amortization	16,111,801

Net property and equipment	$34,507,878

        Depreciation and amortization expense totaled $3,017,688 and $2,470,594 for the years ended December 31, 2006 and 2005, respectively, which includes the amortization of the capitalized lease.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

5. Property, plant and equipment (Continued)

        Property and building under capitalized lease consists of the following as of December 31, 2006:

Land	$424,169
Buildings	3,817,524

4,241,693
Less: accumulated amortization	(205,074)

Net property and equipment	$4,036,619

6. Bank notes payable and term loans

        Bank notes payable and term loans as of December 31, 2006 consist of the following:

Term note maturing November 2007(A)	$607,961
Term note maturing August 2009(B)	1,969,712
Term note maturing November 2009(C)	953,742
Term note maturing January 2010(D)	170,444

3,701,859
Less: current portion	1,394,110

$2,307,749

    (A)
    In May 2003, APFG signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provides for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.

    (B)
    In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.

    (C)
    In September 2004, AP&F NY entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.

    (D)
    In January 2005, AP&F LLC entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.70% per annum. The note is collateralized by the equipment.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

6. Bank notes payable and term loans (Continued)

        Annual principal maturities of the Company's bank notes payable and term loans are as follows:

Year ending December 31:
2007	$1,394,110
2008	1,159,418
2009	1,021,844
2010	71,734
2011	54,753

$3,701,859

7. Long-term debt

        Long-term debt as of December 31, 2006 consists of the following:

Second mortgage(A)	$4,750,000
GE Capital loan—airplane(B)	12,743,643
Thomaston Development Authority edge grant(C)	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,547,388

23,741,031
Less: current portion	527,567

$23,213,464

(A)
Second mortgage:

  In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,200 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

(B)
GE Capital loan—airplane:

  In September 2006, AP&F LLC entered into a loan agreement for $12,852,000 in connection with an airplane purchase. The loan provides for monthly payments of principal and interest through August 2016 of $107,200 and a balloon payment in September 2016 for the remaining balance due. The loan bears interest at 6.65% per annum.

(C)
Edge grant:

  Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

7. Long-term debt (Continued)

  annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of the above thresholds not being met through 2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At December 31, 2006 and 2005, the entire grant has been classified as a long-term debt. Although the Companies have achieved some investment and workforce levels through 2006, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(D)
Mortgage payable—bank maturing December 2030:

  In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest at 6.4% per annum and the repayment term is through December 2030.

        Annual principal maturities of long-term debt are as follows:

Year ending December 31:
2007	$527,567
2008	590,885
2009	689,492
2010	736,856
2011	787,476
Thereafter	20,408,755

$23,741,031

8. Shareholders' loans payable

        Shareholders' loans are subordinated to the banks, due on demand and are non-interest bearing (Notes 6 and 7).

9. Leases

        In April 2002, AP&F and CLC entered into a ten year operating lease with Atlantic Long Island Properties, Inc. ("ALIP"), a related party, for the use of certain land and buildings in Hauppauge, New York for manufacturing and warehousing. In December of 2005, the lease was amended to extend the term through January 31, 2026. In accordance with SFAS No. 13, Accounting for Leases, the modification resulted in a change in lease type from operating to capital. Accordingly, the land and building values were capitalized concurrently with the corresponding capital lease obligation. The lease is payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%. As of

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

9. Leases (Continued)

December 31, 2006, the obligation under the capital lease was $4,129,872, of which $110,656 was current. Future minimum lease payments under the obligation are as follows:

Year ending December 31:
2007	$384,000
2008	384,000
2009	384,000
2010	384,000
2011	384,000
Thereafter	5,408,000

Total minimum lease payments	7,328,000
Less: amount representing interest	3,198,128

Present value of net minimum lease payments	4,129,872
Less: current maturities	110,656

Non-current lease obligation	$4,019,216

        Rental expense charged to operations for the operating lease was approximately $78,000 and $516,000 for the years ended December 31, 2006 and 2005, respectively.

10. Major customers and suppliers

        During the years ended December 31, 2006 and 2005, the Company had three customers with net sales exceeding 10% of combined net sales for the respective year. In 2006, Dolgen, ALDI, and Wakefern accounted for 28.8%, 15.8%, and 11.8%, respectively, of net sales, while in 2005, these same three customers accounted for 33.4%, 15.7%, and 11.7%, respectively, of net sales.

        The Company had three suppliers with purchases exceeding 10% of combined purchases during the years ended December 31, 2006 and 2005. In 2006, Trebor, Inc., Erving Paper Mills, and Irving Tissue Co. accounted for 27.9%, 14.6%, and 14.5%, respectively, of combined purchases, while in 2005, these same three suppliers accounted for 20.9%, 14.1%, and 10.8%, respectively, of combined purchases.

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

11. Common stock and additional paid-in capital

        Common stock and additional paid-in capital as of December 31, 2006 consists of the following:

Common stock:
Atlantic Paper & Foil Corp. of NY—no par value, 200 shares authorized, 10 shares issued and outstanding	$500
Consumer Licensing Corporation—no par value, 200 shares, authorized, 100 shares issued and outstanding	5,000

$5,500

Additional paid-in capital:
Atlantic Paper & Foil Corp. of NY	$178,703

        The limited liability company agreements of AP&F LLC, APFG, and ALP, provide that the Members of the respective entities are not liable for the liabilities of these entities beyond amounts contributed.

12. Taxes on income

        AP&F NY and CLC, accrual basis taxpayers, have elected to be treated as "S" Corporations and the shareholders have consented to include their respective shares of AP&F NY and CLC's taxable income and loss in their individual tax returns. In addition, AP&F LLC, ALP and APFG have been organized as limited liability companies, which have elected to be treated as partnerships for tax purposes and accordingly, the members will include taxable income and loss from their respective membership interests of AP&F LLC, ALP and APFG in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

13. Statement of cash flows

(a)
Supplemental disclosures of cash flow information are as follows:

        Cash paid during the year for:

	Years Ended December
	2006	2005
Interest	$1,164,834	$845,469

Taxes	$425	$200

Atlantic Paper & Foil Corp. of NY,
Consumer Licensing Corporation,
Atlantic Paper & Foil, LLC,
Atlantic Paper & Foil of Georgia, LLC,
and Atlantic Lakeside Properties, LLC

Notes to combined financial statements (Continued)

December 31, 2006

13. Statement of cash flows (Continued)

(b)
Supplemental disclosures of non-cash investing and financing activities as follows:

	Years Ended December
	2006	2005
Capital lease	$4,241,693	—

14. Commitments and contingencies

        Through the normal course of operations, the Company is party to various litigation activities. Given the status of these procedures, the criteria for accrual of any potential loss have not been satisfied and therefore, the Company has not established an accrual for any such loss in the combined financial statements at December 31, 2006.

Offer to Exchange

Up to $255,000,000 aggregate principal amount
of our 11 1/2% Senior Secured Notes due 2014
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for $255,000,000 of our outstanding
11 1/2% Senior Secured Notes due 2014
and the guarantees thereof.

PROSPECTUS

August 17, 2009

        Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.